   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1997

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 DENTALCO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               MARYLAND                                  8099                                 52-1274789
       (State of Incorporation)              (Primary Standard Industrial                  (I.R.S. Employer
                                             Classification Code Number)                 Identification No.)

               6115 FALLS ROAD, LAKE FALLS PROFESSIONAL BUILDING
                           BALTIMORE, MARYLAND 21209
                                 (410) 377-3225
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                          LAWRENCE F. HALPERT, D.D.S.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 DENTALCO, INC.
               6115 FALLS ROAD, LAKE FALLS PROFESSIONAL BUILDING
                           BALTIMORE, MARYLAND 21209
                                 (410) 377-3225
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

           COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS
               SENT TO THE AGENT FOR SERVICE, SHOULD BE SENT TO:

             WILBERT H. SIROTA                               JOHN J. HUBER
                JAY G. COHEN                                Latham & Watkins
           Piper & Marbury L.L.P.                          1001 Pennsylvania
          36 South Charles Street                          Avenue, Suite 1300
         Baltimore, Maryland 21201                       Washington, D.C. 20004
               (410) 539-2530                                (202) 637-2200

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM AGGREGATE
                  TITLE OF EACH CLASS OF                            OFFERING PRICE
               SECURITIES TO BE REGISTERED                              (1)(2)                AMOUNT OF REGISTRATION FEE
Common Stock, $.0001 par value                                       $50,000,000                      $15,151.52

(1) Includes       shares of Common Stock issuable upon exercise of an option to the Underwriters solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED SEPTEMBER 10, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                       SHARES

                                 DENTALCO, INC.

                                  COMMON STOCK
                               -----------------

ALL OF THE SHARES BEING OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE
    COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING
    PRICE PER SHARE WILL BE BETWEEN $          AND $          . SEE
       "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN
                                 DETERMINING THE INITIAL PUBLIC
                                OFFERING PRICE.

                            ------------------------

           APPLICATION WILL BE MADE FOR QUOTATION OF THE COMMON STOCK
             ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "DNTL".

                            ------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 10, FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------

                               PRICE $    A SHARE
                              -------------------

                                                                                      UNDERWRITING
                                                                                       DISCOUNTS
                                                                          PRICE TO        AND        PROCEEDS TO
                                                                           PUBLIC    COMMISSIONS(1)   COMPANY(2)
                                                                         ----------  --------------  ------------
PER SHARE..............................................................      $             $              $
TOTAL(3)...............................................................  $           $               $

- ---------

  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,250,000.

  (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS AFTER THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
                ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY
      WILL BE $          , $          AND $          , RESPECTIVELY. SEE
      "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY LATHAM & WATKINS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY
OF THE SHARES WILL BE MADE ON OR ABOUT       , 1997, AT THE OFFICE OF MORGAN
STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER                          DONALDSON, LUFKIN & JENRETTE
                                                    SECURITIES CORPORATION

      , 1997

            [MAP DEPICTING THE LOCATION OF THE AFFILIATED PRACTICES]

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

    Until         , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Defined Terms..............................................................................................           4
Prospectus Summary.........................................................................................           5
Risk Factors...............................................................................................          10
The Company................................................................................................          19
Use of Proceeds............................................................................................          20
Dividend Policy............................................................................................          21
Capitalization.............................................................................................          22
Dilution...................................................................................................          24
Unaudited Pro Forma Consolidated Financial Data............................................................          25
Selected Consolidated Financial Data.......................................................................          34
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          36
Business...................................................................................................          48
Management.................................................................................................          61
Certain Transactions.......................................................................................          67
Principal Stockholders.....................................................................................          71
Description of Capital Stock...............................................................................          73
Shares Eligible for Future Sale............................................................................          75
Underwriters...............................................................................................          77
Legal Matters..............................................................................................          79
Experts....................................................................................................          79
Additional Information.....................................................................................          79
Index to Financial Statements..............................................................................         F-1

                            ------------------------

    The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited and certified by its independent certified public accountants and quarterly reports for each of the first three quarters of each fiscal year containing unaudited consolidated financial information.

    All trademarks or service marks appearing in this Prospectus are registered trademarks or service marks of the companies that utilize them.

                                 DEFINED TERMS

    DentalCo, Inc., a holding company, is the direct parent of five wholly owned subsidiaries, which in turn are the parents of six other wholly owned subsidiaries (the 11 direct and indirect wholly owned subsidiaries are the "Subsidiaries"). In Colorado and Indiana, states that permit the Company to own and operate dental practices, three Subsidiaries own and operate three dental practices (the "Owned Practices"). In Georgia, Maryland, Pennsylvania, North Carolina, Virginia and Michigan, five Subsidiaries have long-term administrative service agreements ("Service Agreements") with six professional associations or corporations that are licensed to own and operate dental practices (the "Affiliated Service Practices," and together with the Owned Practices, the "Affiliated Practices"). In North Carolina, Pennsylvania, Missouri and New Jersey, four Subsidiaries have management agreements ("Management Agreements") with five professional associations or corporations that are licensed to own and operate dental practices (the "Management Practices," and together with the Affiliated Practices, the "Dental Practices"). Unless the context otherwise requires, references to: (a) the "Company" or "DentalCo" includes DentalCo, Inc., its predecessors, the Subsidiaries and the Affiliated Practices; (b) "Affiliated Dentists" means the 109 general dentists and specialists employed full-time by the Affiliated Practices as of August 31, 1997; and (c) "Dental Sites" means the 45 dental sites where dental services are provided by the Affiliated Practices. Except where regulation permits, DentalCo does not employ dentists or control the practice of dentistry.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    DentalCo is a leading provider of dental practice management services to multi-disciplinary dental practices in targeted markets in the United States. At August 31, 1997, the Company had 496 dental chairs under management at 45 Dental Sites in Georgia, Maryland, Pennsylvania, North Carolina, Virginia, Michigan, Indiana and Colorado. The Company's 109 Affiliated Dentists, of whom 88 provide general dentistry services and 21 provide specialty services, treated an aggregate of approximately 230,000 active patients during the 18 months ended June 30, 1997. In addition, the Company provides non-clinical, technical and administrative services to the Management Practices, which provide dental services at 14 Dental Sites with 167 dental chairs under management.

    The dental care services industry, which is highly fragmented, consisted of approximately 151,000 practicing dentists in 1995, 87% of whom practiced either alone or with one other dentist. In response to market trends, general and specialty dental practices increasingly have formed larger group practices. Traditionally, payments for dental care services have not been covered by insurers and consequently have been paid for by patients on a fee-for-service basis. Increasingly, employers are responding to the desire of employees for enhanced benefits by providing access to third-party payment arrangements, including indemnity insurance, preferred provider organizations ("PPOs") and capitated managed dental care plans to finance the purchase of dental care services.

    The Health Care Financing Administration estimates that expenditures for dental care services were approximately $45.8 billion in 1995 and will exceed $59.1 billion by 2000. The Company believes that the growth in demand for dental care services results primarily from: (i) the aging of the population, a large portion of which have retained their teeth leading to an increased need for dental care services, including high margin specialty services; (ii) increased demand for cosmetic procedures, including orthodontic care; (iii) increased availability and use of dental insurance; and (iv) the growth of managed care organizations that offer dental coverage to their members.

    The Company's objective is to become the leading multi-disciplinary dental practice management services provider. To achieve this objective, DentalCo's strategy is to: (i) expand in existing markets through the acquisition of, or affiliation with, general dentistry practices; (ii) increase revenue per dental chair by integrating specialists into a network of clustered multi-disciplinary dental sites, providing comprehensive patient care; (iii) enter new markets through the acquisition of practices or affiliation with dentists; (iv) attract and retain qualified dentists and hygienists; (v) attract a broader patient base through increased contracting with PPO and capitated plans; and (vi) continue to implement its integrated management information systems to enhance the Company's ability to improve performance, efficiently schedule patient visits and contract with managed care organizations.

    The Company has designed an operating model with the objective of maximizing gross revenue through increased dental chair utilization by capturing payments for the provision of both general and specialty dental care services. The Company accomplishes this through clustering dental sites in a market and integrating specialists into the cluster. As of June 30, 1997, specialty care accounted for approximately 35% of the Company's gross revenue, which the Company believes is in excess of the national average, reflecting the Company's ability to diagnose and treat, within its clusters, patients requiring specialty dental services. Clustering also facilitates the Company's ability to negotiate PPO and capitated contracts on behalf of the Affiliated Practices. Newly acquired or built sites typically require 18 to 24 months to fully implement the operating model and successfully increase dental chair utilization. The Company believes that the implementation of its operating model at the Affiliated Practices will generate increased dental chair utilization. Services provided by the Dental Sites include general dentistry (examinations, cleanings, filling cavities, bonding and fitting crowns and bridges) as well as specialty services. Each cluster has or will have available to it upon implementation of the Company's operating model, a periodontist, prosthodontist, orthodontist, oral surgeon, pedodontist and endodontist, each of which may rotate among the facilities that comprise a given cluster.

    The Company believes it is the largest provider of multi-disciplinary dental practice management services in Georgia, Maryland and North Carolina as well as the metropolitan area of Philadelphia, Pennsylvania. Since April 1996, the Company has built five new and expanded four existing, Dental Sites adding an aggregate of 66 dental chairs under management. The Company has also acquired or affiliated with ten dental practices in eight states adding 34 Dental Sites, 380 dental chairs under management and 81 Affiliated Dentists. This expansion has increased the patient base and geographic presence of the Affiliated Practices, increased the Company's market presence and substantially increased its gross revenue. The pro forma gross revenue of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997 were $58.1 million and $30.2 million, respectively, compared to actual gross revenue of $12.5 million and $23.0 million for the same periods, respectively.

                                  THE OFFERING

Common Stock Offered..........  shares

Common Stock to be Outstanding
  After this Offering.........  shares (1)

Use of Proceeds...............  Repay $15.1 million of outstanding indebtedness, including
                                $1.1 million of related fees and expenses; repay the loan of a Management Practice to an unaffiliated third party in the amount of $1.6 million; redeem $9.4 million of Class D
                                Redeemable Stock, including accrued dividends; and for
                                financing future acquisitions, working capital and general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National
  Market symbol...............  DNTL

- ------------------------

(1) The number of shares of Common Stock outstanding after this Offering and the information set forth in this Prospectus, unless otherwise indicated: (i)
    reflects a       for       stock split effected prior to the consummation of
    this Offering; (ii) assumes the conversion immediately prior to the consummation of this Offering of the Company's 8% Class A Cumulative Convertible Preferred Stock, par value $.0001 per share (the "Class A Preferred Stock"), Class B Convertible Preferred Stock, par value $.0001 per share (the "Class B Preferred Stock"), 8% Class C Cumulative Convertible Preferred Stock, par value $.0001 per share (the "Class C Preferred Stock"), and 9% Class D Convertible Preferred Stock, par value $.0001 per share (the "Class D Convertible Stock") into an aggregate of 6,109,920 shares of Common Stock; (iii) assumes the redemption immediately prior to the consummation of this Offering of the Company's 9% Class D Cumulative Redeemable Preferred Stock (the "Class D Redeemable Stock", and together with the Class D Convertible Stock, the "Class D Preferred Stock") for $9,332,500 plus accrued but unpaid dividends through the date of redemption; (iv) includes
    (a) shares of Common Stock issuable upon mandatory conversion of a convertible promissory note having a conversion price equal to the initial public offering price and an aggregate principal balance of $1.0 million which was issued to Wake Forest University (the "Bowman Gray Note") in connection with the acquisition of certain of the assets of the Bowman Gray School of Medicine of Wake Forest University ("Bowman Gray") and (b) 41,667 shares of Common Stock issuable upon consummation of this Offering to Raymond G. Makowske, D.D.S. ("Makowske"); and (v) excludes (a) 302,214 shares of Common Stock reserved for issuance under the Company's 1995 Equity Participation Plan (the "1995 Plan"), of which options to purchase 302,214 shares of Common Stock have been granted and options to purchase 61,037 shares of Common Stock were exercisable at June 30, 1997; (b) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Omnibus Stock Plan (the "1997 Plan" and collectively with the 1995 Plan, the "Stock Option Plans"), of which options to purchase 60,000 shares of Common Stock at the initial public offering price will be granted to non-affiliated directors of the Company upon consummation of this Offering; and (c)
    shares of Common Stock reserved for issuance pursuant to (1) options to purchase 400,587 shares of Common Stock granted to Carl Sardegna, the Company's President, all of which were exercisable at June 30, 1997, (2) options to purchase 25,000 shares of Common Stock granted to certain persons in connection with the acquisition of the stock of The Dental Center, Inc. and The Dental Center Adult, Inc. (collectively, "Indiana Dental"), none of
    which were exercisable at June 30, 1997; (3)       shares of Common Stock,
    issuable upon consummation of this Offering, in connection with the right to provide administrative services to V. Dale McElwee, D.D.S. & Associates, P.C. ("McElwee"), a Management Practice; and (4) an option to purchase 30,000 shares of Common Stock granted to Barbara J. Piatt, the Company's Chief Financial Officer, none of which were exercisable at June 30, 1997. See "Management--Employee Benefit Plans," "Certain Transactions" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA

                                                            YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------
                                                                                            PRO FORMA
                                                                                               AS
                                                                                            ADJUSTED
                                             1992      1993      1994      1995     1996     1996(1)
                                           --------  --------  --------  --------  -------  ---------

                                              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Gross revenue:
  Patient fees of Affiliated Practices...  $  7,826  $  8,039  $  7,661  $  8,086  $10,300  $ 42,061
  Capitation.............................     1,018       882     1,113     1,635    2,086    15,359
  Management fees........................     --        --        --        --          70       635
                                           --------  --------  --------  --------  -------  ---------
      Total..............................     8,844     8,921     8,774     9,721   12,456    58,055
Net revenue..............................     5,877     6,173     5,072     5,943    7,578    37,124
Operating income (loss)..................      (321)     (211)      143       389   (1,556)     (706)
Earnings (loss) before income taxes......      (173)     (134)      180       414   (1,508)     (606)
Earnings (loss) before extraordinary
  item(3)................................      (170)      (60)       47       259   (1,146)     (514)
Earnings (loss) before extraordinary item
  applicable to common stock(3)..........      (170)      (60)       47       259   (1,146)     (514)
Earnings (loss) before extraordinary item
  per common share(4)....................      (.11)     (.04)      .02       .06     (.19)
Weighted average common shares
  outstanding(5).........................     1,553     1,553     2,174     4,623    6,137

OPERATING DATA (AT END OF PERIOD):
Number of dental sites...................         9         9         9         8       13        44
Number of dental chairs under
  management(6)..........................        82        82        78        73      125       488
Gross revenue per chair(7)...............  $108,000  $109,000  $112,000  $133,000  $99,000  $118,000
Percentage of gross revenue derived from
  specialty services.....................        42%       40%       41%       33%      33%       30%

                                                   SIX MONTHS
                                                      ENDED
                                                    JUNE 30,
                                           ---------------------------
                                                             PRO FORMA
                                                                AS
                                                             ADJUSTED
                                            1996     1997     1997(2)
                                           -------  -------  ---------

CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Gross revenue:
  Patient fees of Affiliated Practices...  $ 4,918  $16,265   $21,304
  Capitation.............................      888    5,776     7,678
  Management fees........................    --         914     1,240
                                           -------  -------  ---------
      Total..............................    5,806   22,955    30,222
Net revenue..............................    3,581   15,917    20,743
Operating income (loss)..................     (453)    (680)      163
Earnings (loss) before income taxes......     (434)  (1,436)      398
Earnings (loss) before extraordinary
  item(3)................................     (359)  (1,304)      357
Earnings (loss) before extraordinary item
  applicable to common stock(3)..........     (359)  (2,567)      357
Earnings (loss) before extraordinary item
  per common share(4)....................     (.06)    (.26)
Weighted average common shares
  outstanding(5).........................    5,669    9,760
OPERATING DATA (AT END OF PERIOD):
Number of dental sites...................        9       44        45
Number of dental chairs under
  management(6)..........................      100      476       493
Gross revenue per chair(7)...............  $58,000  $46,000   $59,000
Percentage of gross revenue derived from
  specialty services.....................       34%      35%       35%

                                                                                              JUNE 30, 1997
                                                                                  -------------------------------------
                                                                                                            PRO FORMA
                                                                                                 PRO           AS
                                                                                   ACTUAL     FORMA(8)     ADJUSTED(9)
                                                                                  ---------  -----------  -------------

                                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......................................................  $   2,163   $   8,021     $  28,744
Working capital.................................................................     (3,968)      6,018        28,261
Total assets....................................................................     53,091      60,632        80,544
Total debt......................................................................     19,126      15,189         1,185
Class D Redeemable Stock........................................................      4,135       9,393        --
Redeemable common stock.........................................................     --           1,000        --
Stockholders' equity............................................................     22,295      27,515        71,824

- ------------------------

(1) Gives pro forma effect to (i) the acquisition of substantially all of the assets of Sanjiv Bhatia, D.D.S. ("Bhatia"), Donald K. Cunningham, D.D.S., P.C. ("Cunningham"), and Offerdahl & Associates, P.C. ("Offerdahl" and collectively, the "1996 Acquisitions"); (ii) the acquisition of the stock of Indiana Dental and Willis V. Kittleman, Jr., D.D.S., P.C. ("Kittleman"), the merger with Nanston, Inc. ("Nanston"), the acquisition of certain of the assets of Bowman Gray, and the acquisition of substantially all of the assets of Modern Dental Concepts, Inc. ("Modern"), BelAir Beltway Dental Associates ("BelAir") and Marvin Becker D.D.S. ("Becker") (collectively, the "1997 Acquisitions" and together with the 1996 Acquisitions, the "Acquisitions"); (iii) this Offering and the application of the net proceeds therefrom as described under "Use of Proceeds;" (iv) conversion of Class D Convertible Stock into 2,415,556 shares of Common Stock; and (v) issuance of shares of Common Stock upon mandatory conversion of the Bowman Gray Note, as if each had occurred on January 1, 1996. See "Unaudited Pro Forma Consolidated Financial Data."

(2) Gives pro forma effect to (i) the 1997 Acquisitions; (ii) this Offering and the application of the net proceeds therefrom as described under "Use of Proceeds;" (iii) conversion of Class D Convertible Stock into 2,415,556
    shares of Common Stock; and (iv) issuance of       shares of Common Stock
    upon mandatory conversion of the Bowman Gray Note, as if each had occurred on January 1, 1997. See "Unaudited Pro Forma Consolidated Financial Data."

(3) Before loss on extinguishment of debt of $1,295, net of related income taxes of $270, resulting from repayment of debt with a portion of the net proceeds from this Offering. See "Use of Proceeds."

(4) After deducting loss on extinguishment of debt, pro forma as adjusted
    earnings per share would be $      and $      in 1996 and the six months
    ended June 30, 1997, respectively.

(5) Assumes conversion of 40,154 shares of Class A Preferred Stock and 47,068 shares of Class B Preferred Stock into 1,325,082 and 1,553,244 shares of Common Stock, respectively, in 1995, 1996, and 1997, on an actual and a pro forma basis; conversion of

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

    816,038 shares of Class C Preferred Stock into 816,038 shares of Common Stock in 1996 and 1997, on an actual and a pro forma basis; and conversion of 93,325 shares of Class D Convertible Stock into 2,415,556 shares of Common Stock in 1996 and 1997 on a pro forma basis. See "Unaudited Pro Forma Consolidated Financial Data," "Certain Transactions" and "Description of Capital Stock."

(6) Dental chairs under management means the dental chairs owned and managed by the Affiliated Practices.

(7) Gross revenue per chair is defined as the sum of revenues from patient fees of Affiliated Practices and capitation divided by the number of dental chairs under management at the end of the period presented.

(8) Gives pro forma effect to the acquisition of Bowman Gray and the issuance of $10.5 million of Class D Preferred Stock in July 1997 as if each occurred at June 30, 1997. See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Data."

(9) As adjusted for (i) conversion of the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock; (ii) this Offering and the application of the estimated net proceeds therefrom;
    (iii) issuance of       shares of Common Stock upon conversion of the Bowman
    Gray Note; and (iv) recognition of loss on extinguishment of debt of $1,295 net of related income taxes of $270, resulting from repayment of debt with a portion of the net proceeds from this Offering. See "Use of Proceeds," "Capitalization" and "Unaudited Pro Forma Consolidated Financial Data."

                                  RISK FACTORS

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    The Company's strategy includes growth through continued acquisition of dental sites and affiliation with dentists in areas where the Company operates and in new markets. The success of the Company's acquisition strategy will depend on a number of factors, including (i) regulatory requirements; (ii) the availability of financing to fund the acquisition strategy on terms acceptable to the Company; (iii) the ability to successfully integrate additional dentists and dental sites; (iv) the ability to affiliate with dentists to open new dental sites and the ability to obtain locations in suitable markets; and (v) the ability to identify and affiliate with suitable existing dental practices on favorable terms. In implementing its acquisition strategy, the Company will compete with other potential acquirers, some of which may have greater financial resources than the Company. Competition for acquisitions may intensify due to ongoing consolidation in the dental care services industry, which may increase the cost of capitalizing on acquisition opportunities. Publicly traded and privately held companies, which may have access to greater resources than the Company, are pursuing the acquisition of practices. While the Company believes that it will be able to compete for acquisitions, there can be no assurance that new competitors will not enter the market, the Company will be able to identify and complete future acquisitions or competitors will not make it more difficult for the Company to complete acquisitions on favorable terms. See "--Competition." The Company's acquisition strategy may also divert management's attention, and purchase price payments and costs of unsuccessful acquisition efforts may adversely affect the Company's business, financial condition or results of operations. Further, the Company's financial results in the fiscal quarters immediately following an acquisition or affiliation may be adversely affected during the period in which the Company is implementing its operating model at the acquired or affiliated practice. See "Business--Services and Operations--Operating Model." While the Company routinely evaluates and is continually engaged in discussions with acquisition and affiliation candidates, at present the Company is not involved in negotiations with any such candidate, nor has it reached any agreement or understanding with respect to any future acquisition or affiliation other than the option (the "HMK Option") to purchase the assets of Howard M. Koff, D.D.S. and Associates, P.C. and Howard M. Koff, D.D.S. and Associates of New Jersey, P.A. (collectively, "HMK") that was granted to the Company in connection with the acquisition of Modern. See "Certain Transactions." Although the Company believes that it is in compliance with applicable antitrust laws, there can be no assurance that governmental authorities would not view the Company as being dominant in a particular market and, therefore, cause the Company to divest itself of any particular practice. Acquisitions and affiliations involve numerous risks, including diversion of management's attention, failure to retain key personnel and contracts of the practices, government investigations of the activities of practices prior to being acquired, inability to integrate businesses without material disruption, amortization of acquired intangible assets and the effects of contingent purchase price payments and one-time acquisition expenses. There can be no assurance that the Acquisitions or any future acquisition or affiliation will be successfully integrated into the Company's operations or that dental practices, once acquired by or affiliated with the Company will grow. See "Business--Strategy."

RISKS RELATED TO ACQUISITIONS

    The Company has experienced rapid and substantial growth through acquisitions of and affiliations with dental practices. For the six months ended June 30, 1997, approximately 73.6% of gross revenue, 74.6% of net revenue and 72.3% of operating income were derived from Affiliated Practices acquired since April 1996. The operations of the Company currently are not the subject of any investigation or review by state or federal healthcare or insurance authorities. The operations of the Dental Practices may not have been in compliance with state or federal healthcare or insurance laws and regulations prior to being acquired by or affiliated with the Company. There can be no assurance that such operations, if reviewed, would be found in compliance with such laws and regulations. The Company would be held responsible by state or federal healthcare and insurance authorities for the non-compliance of Dental Practices with such laws and regulations prior to the acquisition of or affiliation with such practices by the Company. See "Business--Government Regulation." To the extent the Company or the Dental Practices were found not to be in compliance with such laws and regulations, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business" and "Legal Proceedings."

RISKS RELATED TO GROWTH

    In addition to acquisitions of and affiliations with dental practices, the Company intends to grow through internal expansion. The Company's success will depend, in part, on its ability to: (i) integrate the Affiliated Practices into the Company's operations and convert them to multi-disciplinary dental sites;
(ii) integrate managed care into Dental Sites that previously did not provide services under managed care contracts; (iii) further develop the Company's corporate management and operations, and financial and accounting resources to accommodate and manage growth; and (iv) comply with laws and regulations that may differ from those under which the Company currently operates. The Company's growth has placed and will continue to place strains on the Company's management, systems and support personnel. While the Company is in the process of implementing its integrated management information systems, uniform billing systems, accounting policies and internal control procedures in the Affiliated Practices, delays in completing, or the inability to successfully complete, such processes could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company is taking steps to manage rapid growth, there can be no assurance that the Company will be able to do so efficiently or that the Company's growth rate will continue. There also can be no assurance that the gross revenue of DentalCo, which is derived primarily from the revenue of the Affiliated Practices, will match or exceed the combined individual operating results achieved by such practices in the past. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Most of management has been working together since December 1994 and the Company's Chief Financial Officer joined the Company in March 1997. Although each member of management has experience in either healthcare, managed health-care, insurance, finance or the delivery of multi-disciplinary dental care services, management has worked together for less than three years. Further, management does not have extensive experience managing and servicing a geographically dispersed dental network. There can be no assurance that the Company's growth strategy will be successful or that modification to the Company's strategy will not be required. See "Business--Strategy."

LIMITED CAPITAL; NEED FOR ADDITIONAL FINANCING

    The Company has required and is expected to continue to require significant capital resources to acquire, affiliate with or establish additional dental sites and to integrate, operate and expand current and future dental sites. The Company historically has used a combination of cash, promissory notes, stock and the assumption of certain liabilities (including indebtedness) as consideration in acquisitions of and affiliations with dental practices and intends to continue to do so. The Company expects that its capital requirements over the next several years will substantially exceed cash flow generated from operations and borrowing available under the Company's existing credit facility (the "Credit Facility") with NationsCredit Commercial Corporation ("NationsCredit") or any successor credit facility. See "Use of Proceeds." Therefore, to finance capital requirements, the Company anticipates that it will from time to time issue additional equity securities and incur additional indebtedness. Equity financings other than Common Stock could be required to the extent that the Common Stock fails to maintain a market value sufficient to warrant its use for future financing needs. The Company may not be able to obtain additional required capital on satisfactory terms, if at all. In particular, the Credit Facility contains certain restrictions on the Company's ability to acquire or affiliate with additional dental practices. The failure to raise the funds necessary to finance the expansion of the Company's operations or its other capital requirements could materially and adversely affect the Company's business, financial condition and results of operations or its ability to pursue its acquisition or expansion strategy. If additional funds are raised through the issuance of equity securities or debt securities with equity features, dilution to the Company's existing stockholders may result. If additional funds are raised through the incurrence of debt, such debt instruments will likely contain restrictive financial, maintenance and security covenants. While net proceeds of this Offering will be used to repay indebtedness under the Credit Facility, redeem all outstanding shares of Class D Redeemable Stock (including accumulated dividends), effect future acquisitions and affiliations, fund working capital and for general corporate purposes, there can be no assurance the Company will not have a working capital deficit in the future. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

GOVERNMENT REGULATION

    The healthcare industry and the practice of dentistry are regulated extensively at the state and federal levels. Each of the states in which the Dental Practices are located has fraud and abuse laws which in many cases apply to referrals for items or services reimbursable by third party payors and to Medicare or other federally funded healthcare services programs such as Medicaid (collectively, "Federal Programs"). A number of states also impose significant penalties for submitting false claims for dental care services. Many states either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states also prohibit dentists from splitting fees with non-dentists. Many states limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease if the equipment and office remain under the control of the dentist. Some states prohibit the advertising of dental care services under a trade or corporate name and some require advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental care services and the use of promotional gift items. Many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. Some states require entities designated as "clinics" to be licensed, and may define clinics to include dental practices that are owned or controlled in whole or in part by non-dentists. These laws and their interpretations vary from state to state and are enforced by courts and regulatory authorities with broad discretion. Fee splitting between a dentist and another person not a dentist in the same professional group is prohibited by many states. In most cases, such laws do not prohibit reasonable payments for services under services agreements even if such payments are based on a percentage of the dentist's revenue. The laws in most states regarding fee splitting have been subject to limited judicial and regulatory interpretation. Most states also restrict certain marketing activities by independent contractors and prohibit paying or receiving remuneration, direct or indirect, that is intended to induce referrals for dental care services. Federal law restricts certain marketing activities by independent contractors and prohibits the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of patients covered by Federal Programs, or in return for purchasing, leasing, ordering, or arranging for the purchase, lease or order of any item or service that is covered by a Federal Program. These laws provide for criminal and civil penalties. The applicability of these provisions to many business practices in the healthcare industry, including the Services Agreements and the Management Agreements, has not been subject to judicial or regulatory interpretation. While the Company believes that it is in compliance with all applicable laws and regulations as they are currently enforced, there can be no assurance that any review by courts or other regulatory authorities of the Company's business relationships or the operation of the Dental Practices will not result in determinations that could adversely affect their operations or that the regulatory environment will not change to restrict existing or future operations. Those laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the ownership and operations of certain of the Subsidiaries will not be successfully challenged. Furthermore, there can be no assurance that the legality of the Services Agreements or the Management Agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited. In addition, certain provisions of such agreements, including provisions relating to non-competition covenants could be ruled unenforceable or their scope materially restricted. See "Business--Affiliation Structure and Contractual Relationships." The laws and regulations of certain states in which the Company may seek to expand could require the

Company to change the form of relationships entered into with dentists in a manner which may restrict the Company's operations in those states or prevent the Company from acquiring the assets of or managing dental practices in those states. See "Business-Legal Proceedings." There can be no assurance that the laws and regulations of the states in which the Company and the Dental Practices presently operate will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with the Affiliated Dentists or dentists employed or affiliated with the Management Practices. See "Business--Government Regulation." Federal and state governments are currently considering various types of health law initiatives and comprehensive revisions to the healthcare and healthcare insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the Company's business, financial condition and results of operations. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding healthcare reform proposals or legislation. Further, in certain markets in which the Dental Practices operate or may operate in the future, organized groups of dental practitioners may attempt to support legislation and regulatory action that makes it more difficult, or resist changes that make it easier, for DentalCo or companies with similar strategies to continue to manage a network of dental sites. There can be no assurance that future state or federal legislation or changes in the regulation or interpretation of healthcare and insurance laws and regulations individually, or in the aggregate, will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

STATE LAWS REGARDING PROHIBITION OF CORPORATE PRACTICE OF DENTISTRY

    The laws of many states prohibit a business corporation, such as the Company, from practicing dentistry, which includes exercising control over the judgments or decisions of dentists, dental hygienists or dental assistants. These laws and their interpretations vary from state to state and are enforced, with broad discretion, by both courts and regulatory authorities. Some states prohibit a non-licensed party (other than a professional partnership or professional corporation wholly owned by dentists) from owning, maintaining or operating an office for the practice of dentistry. In addition, many states impose limits on the tasks that may be delegated by a dentist to other staff members. Expansion into certain jurisdictions may require the Company to use alternate structures with dental practices. See "Business--Legal Proceedings." Wherever permitted by applicable law, the Company has established wholly owned subsidiaries that own, control and operate practices and employ dentists. The Company will continue to use this structure. Where the Company is unable to establish wholly owned subsidiaries, it will pursue affiliations that achieve the substance of such ownership, management and operation, to the maximum extent permitted by applicable law, including the use of long-term management agreements with professional associations and corporations, such as the Services Agreements. See "Business--Services and Operations." The Company provides dental practice management services to the Affiliated Service Practices in Georgia, Maryland, Pennsylvania, North Carolina, Virginia and Michigan. The Company performs only non-clinical, technical and administrative services and does not practice dentistry or exercise influence or control over the practice of dentistry by the dentists employed by the Affiliated Service Practices. In Colorado and Indiana, states that permit certain entities that are not professional corporations or professional partnerships to directly employ dentists, dental hygienists and dental assistants, the Owned Practices employ dentists, dental hygienists or dental assistants who provide dental care services. The Company provides non-clinical, technical and administrative services for which it is paid management fees to the Management Practices in Pennsylvania, Missouri, North Carolina and New Jersey. Although the Company believes, based upon the advice of counsel, that it is in compliance with applicable state laws and regulations relating to the corporate practice of dentistry as currently enforced, there can be no assurance that regulatory authorities or other parties will not assert that the Company is engaged in the corporate practice of dentistry in such states, that laws or regulations currently not enforced will be enforced in the future, or that the fees paid to the Company by the Dental Practices constitute fee splitting or the corporate practice of dentistry. If such a claim were successfully asserted, the Company could be subject to civil and criminal penalties and the

Company could be required to restructure its contractual arrangements. Such results or the inability of the Company to successfully restructure its relationships to comply with such statutes could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation."

DEPENDENCE ON AFFILIATED DENTISTS

    The Company's business is dependent upon the recruitment and retention of qualified dentists. While the Company has been successful in recruiting and retaining Affiliated Dentists, no assurance can be given that the Company will be able to continue to do so on terms similar to its current arrangements. If a significant number of Affiliated Dentists were to terminate their relationships with the Company or the Dental Practices, become unable or unwilling to continue their employment or fail to uphold any non-competition provisions in their employment agreements, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Services and Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY PERFORMANCE

    The Company has experienced fluctuations in quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including seasonality, the frequency of inclement weather and the integration of acquisitions or affiliations. Gross revenue increases in the second and third quarters due to increased demand for dental care services during summer vacation, decreases during the fourth quarter due to the holiday season and may decrease in the first quarter depending upon the frequency of inclement weather. There can be no assurance that the Company will be profitable in the future or that, if profitable, its levels of profitability will not vary significantly among quarterly periods. Fluctuations in operating results may result in volatility in the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

RISKS ASSOCIATED WITH COST CONTAINMENT INITIATIVES

    The healthcare industry, including the dental care services market, is experiencing a trend toward cost containment, as third-party and government payors seek to impose lower reimbursement rates upon providers. The Company believes that this trend will continue and will increasingly affect dental care services. This may result in a reduction in per-patient and per-procedure revenue from historic levels. Significant reductions in payments to dentists or other changes in reimbursement by third-party payors for dental care services may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Payor Mix."

COLLECTION RISKS

    The Company assumes the financial risk related to collection, including the potential uncollectibility of accounts, long collection cycles for accounts receivable and delays attendant to reimbursement by third party payors, such as government programs, private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving reimbursement or potential retroactive adjustments resulting from audits by government payors may require the Company to borrow funds to meet current obligations. The Company's business, financial condition and results of operations would be adversely affected if it were unable to borrow funds on terms acceptable to the Company. See "Business-- Collections."

COMPETITION

    The dental care services industry is highly competitive and has undergone significant change in the method in which dental care services are provided and the manner in which dental care providers are selected and compensated. The Company competes with other dental practice management companies which seek to acquire, provide management and other services to and affiliate with existing dental practices, several of which have financial, marketing and other competitive resources greater than those of the Company. In addition, the Company may also compete with managed care providers. The business of providing dental care services is highly competitive in each of the markets in which the Dental Practices operate. In addition, companies in other dental care industry segments, such as managed care companies, many of which have financial and other resources greater than those of the Company, may become competitors in acquiring or providing dental practice management services to dental care providers. Further, the Affiliated Dentists compete with dentists who operate single offices, and with dentists who maintain group practices or operate in multiple offices. There can be no assurance that the Company will be able to compete effectively or that additional competitors will not enter its markets or make it more difficult for the Company to acquire or affiliate with practices on favorable terms. See "Business-- Competition."

RISKS ASSOCIATED WITH PPO AND CAPITATED CONTRACTS AND INSURANCE REGULATION

    The laws of many states regulate the sharing of risk through capitation. There are state insurance regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to third party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. As the Company or Dental Practices contract with third-party payors on a capitated or other basis under which they assume financial risk, the Company or the Dental Practices may become subject to state insurance laws. The Company believes that it is in compliance with the insurance laws of the states in which it operates, but there can be no assurance that interpretations of these laws by the regulatory authorities in the states in which the Company operates or in which it expands will not require licensure or a restructuring of some or all of the Company's operations. If the Company is required to become licensed as an insurer under these laws, the licensure process can be lengthy and time-consuming and, unless the regulatory authorities permit the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agencies. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any determination that the Company or the Dental Practices are subject to state insurance regulation could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

PROFESSIONAL LIABILITY AND INSURANCE

    The business of the Company entails an inherent risk of claims of liability for acts of the Affiliated Dentists. The Company and Affiliated Dentists are and periodically become involved as defendants in malpractice lawsuits and are subject to the attendant risk of substantial damage awards. The Company maintains professional liability coverage of $1.0 million per occurrence and $3.0 million in the aggregate for its Affiliated Dentists and dental hygienists, except for Nanston and Modern which are covered under separate policies with the same coverage limits. In addition, the Company maintains a property insurance policy and an umbrella liability insurance policy with coverage of $10.0 million. While the Company believes it has adequate professional liability insurance coverage for itself, each Affiliated Dentist and hygienist, there can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. A malpractice claim asserted against the Company, a Dental Practice or an Affiliated Dentist could, in the event of an adverse outcome, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Legal Proceedings."

RISKS RELATED TO INTANGIBLE ASSETS

    The Acquisitions resulted in significant increases in the Company's intangible assets relating to the Services Agreements, covenants not to compete and goodwill. At June 30, 1997, the Company had intangible assets of $32.7 million, representing 61.6% of the Company's total assets at that date and an additional approximate $900,000 of intangible assets were acquired in August 1997 as a result of the Bowman Gray acquisition. The Company expects the amount allocable to intangible assets on its balance sheet to increase in the future in connection with additional acquisitions, which will increase the Company's amortization expense. In the event of any sale or liquidation of the Company or a portion of its assets, there can be no assurance that the value of the Company's intangible assets will ever be realized. In addition, the Company continually evaluates whether events and circumstances have occurred indicating that any portion of the remaining balance of the amount allocable to the Company's intangible assets may not be recoverable. When factors indicate that the amount allocable to the Company's intangible assets should be evaluated for possible impairment, the Company may be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial conditions and operating results.

    Net identifiable intangible assets, which includes covenants not to compete, patient records and Services Agreements, were approximately $643,000 at December 31, 1996 and $24.6 million at June 30, 1997, representing approximately 8.7% and 46.3%, respectively, of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition. Covenants not to compete are being amortized over three to 10 years, Services Agreements are being amortized over the 40 year life of the agreements and goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, is being amortized over forty years. Goodwill was approximately $655,000 at December 31, 1996 and $6.6 million at June 30, 1997, representing approximately 8.8% and 12.4%, respectively, of the Company's total assets.

DEPENDENCE ON KEY PERSONNEL

    The success of the Company is highly dependent upon the efforts and abilities of Dr. Lawrence F. Halpert, 60, the Chairman of the Board of Directors and Chief Executive Officer, and Carl J. Sardegna, 59, the President. While both Dr. Halpert and Mr. Sardegna have employment agreements with the Company, the loss of the services of either of these executives could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS; MATERIAL BENEFITS TO INSIDERS

    Upon completion of this Offering, entities affiliated with Grotech Partners ("Grotech Partners"), Dr. Halpert, Mr. Sardegna and certain of the dentists affiliated with the Dental Practices, and entities affiliated with Morgan Stanley Venture Capital ("Morgan Stanley Venture Capital") will beneficially own
an aggregate of approximately   %,   % and   %, respectively, of the outstanding
shares of Common Stock. In addition, certain stockholders of the Company have granted Dr. Halpert proxies to vote their shares of Common Stock. Accordingly, Grotech Partners, such executive officers and dentists affiliated with the Dental Practices and Morgan Stanley Venture Capital, will be able, if acting together, to elect all of the Company's directors, to determine the outcome of all corporate actions requiring approval of the Board of Directors or stockholders and to control the business affairs and policies of the Company. Such control may also have the effect of delaying or preventing a change in control of the Company and consequently may adversely affect the market price of the Common Stock. See "Principal Stockholders." Further, upon consummation of this Offering, Grotech Partners and Morgan Stanley Venture Capital will receive a material benefit in connection with the Company's private placement of Class D Convertible Stock and Class D Redeemable Stock in June and July 1997, which was intended to meet the Company's short term capital needs in the second quarter of 1997. Because limited financing was available at the time, the capital need was satisfied by existing stockholders. Upon consummation of this Offering, the Class D Convertible Stock is convertible into 2,415,556 shares of Common Stock at $3.8635 per share and the Class D Redeemable Stock is redeemable for $9,332,500 plus accrued but unpaid dividends through the date of redemption, which as of August 31, 1997 were $274,044. The conversion price of the Class D Convertible Stock and the redemption amount of the Class D Redeemable Stock represent material benefits to such holders. See "Principal Stockholders" and "Certain Transactions."

POTENTIAL CONFLICTS OF INTEREST

    Dr. Halpert, a director and stockholder of the Company, is a stockholder of Mid-Atlantic Dental Associates, P.A ("MADA"), V. Dale McElwee D.D.S., P.C. and Ned Greenberg D.D.S. & Associates, P.C. (the "Virginia P.C."), and Dr. John C. Johnston, a director and stockholder of the Company, is a stockholder of Nanston Dental Group, P.C., all of which are Affiliated Practices with which the Company has Services Agreements or Management Agreements. The Company has the right to replace Drs. Halpert and Johnston as stockholders of these entities upon the payment of nominal consideration. As a result of such ownership by Drs. Halpert and Johnston, potential conflicts of interest may arise in certain matters, including but not limited to matters relating to the Services Agreements and Management Agreements. Although Drs. Halpert and Johnston have fiduciary duties to the Company and its stockholders, there can be no assurance that the Company will not be adversely affected by matters in which Drs. Halpert and Johnston have a potential conflict of interest. See "Certain Transactions."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of shares in this Offering will incur immediate and substantial
dilution in the net tangible book value of approximately $         per share of
Common Stock as a result of the sale of       shares of Common Stock offered by
the Company hereby. To the extent that the Underwriter's overallotment option or outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

    Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Charter") and Restated By-Laws (the "By-Laws") to be executed immediately prior to consummation of this Offering may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. The Charter also authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of the Company's authorized preferred stock (the "Preferred Stock") and to fix the number of shares and the designation of any such shares of the Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights, including economic rights, of the holders of any shares of Preferred Stock. Any such issuance may discourage third parties from attempting to acquire control of the Company. Furthermore, the Company is subject to the anti-takeover provisions of the Maryland General Corporation Law (the "MGCL") prohibiting the Company from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. Upon the consummation of this Offering, the Company will also be subject to the control share acquisition provisions of the MGCL, which provide that shares acquired by a person with certain levels of voting power have no voting rights unless approved by a stockholder vote of two-thirds of the votes entitled to be cast, excluding shares owned by the acquiror and by the Company's officer and employee-directors.

In certain circumstances, such shares may be redeemed by the Company. The application of these statutes and certain other provisions of the Charter also could have the effect of discouraging, delaying or preventing a change of control of the Company not approved by the Board of Directors, which among other things, could adversely affect the market price of the Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    After consummation of this Offering, 5,847,484 shares, representing    % of
the outstanding shares of Common Stock, have been held for more than one year and will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Of these shares, 1,121,664 have been held for more than two years by non-affiliates of the Company and may be sold pursuant to Rule 144(k) under the Securities Act. All of such shares are subject to registration rights
and       shares are subject to lock-up agreements for a period of 180 days following the date of this Prospectus. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. See "Dilution," "Shares Eligible for Future Sale" and "Underwriters."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of market prices of the Common Stock after this Offering. See "Underwriters." There has been significant volatility in the market price of securities of healthcare and dental care companies that often have been unrelated to operating performance of such companies. The Company believes that various factors such as legislative and regulatory developments, quarterly variations in the actual or anticipated results of operations of the Company, lower revenues or earnings of the Company than those anticipated by securities analysts, the overall economy and the financial markets, could cause the price of the Common Stock to fluctuate substantially. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

                                  THE COMPANY

    DentalCo is a leading provider of dental practice management services to multi-disciplinary dental practices in targeted markets in the United States. At August 31, 1997, the Company had 496 dental chairs under management at 45 Dental Sites in Georgia, Maryland, Pennsylvania, North Carolina, Virginia, Michigan, Indiana and Colorado. The Company's 109 Affiliated Dentists, of whom 88 provide general dentistry services and 21 provide specialty services, treated an aggregate of approximately 230,000 active patients during the 18 months ended June 30, 1997. In addition, the Company provides non-clinical, technical and administrative services to the Management Practices, which provide dental services at 14 Dental Sites with 167 chairs under management.

    DentalCo's predecessor, Chambers & Goodrich, P.A. ("Chambers"), was organized in 1982 as a professional services association. In 1993, Chambers changed its name to Mid-Atlantic Dental Associates, P.A., which was the surviving professional association in a merger with Periodontal Associates, P.A. ("Periodontal") in October 1994. In July 1995, Mid-Atlantic Dental Associates, P.A. converted from a Maryland professional services association to a business corporation and changed its name to DentalCo, Inc. DentalCo subsequently transferred all of its assets to DentalCo Management Services of Maryland, Inc., a Maryland corporation ("DMS Maryland"), in exchange for all of the outstanding capital stock of DMS Maryland.

    The Company's principal executive offices are located at 6115 Falls Road, Lake Falls Professional Building, Baltimore, Maryland 21209 and its telephone number is (410) 377-3225.

ACQUISITIONS

    Since April 1996, the Company has completed ten acquisitions in eight states. The Acquisitions added 34 Dental Sites, 380 dental chairs under management and 81 Affiliated Dentists, expanded the Company's patient base and geographic presence, increased its market presence and substantially increased its gross revenue. The Company's acquisition of Nanston and Modern added multiple dental sites in Georgia and Pennsylvania, respectively. In connection with the Company's acquisition of Modern, the Company was granted the HMK Option. See "Certain Transactions." In Indiana, the Company acquired the assets of Indiana Dental, with six Dental Sites located in South Bend, Indiana and Niles, Michigan. In Maryland, Colorado and Virginia, the Company acquired the assets of or affiliated with Becker and BelAir; Offerdahl, Cunningham and Kittleman; and Bhatia, respectively. A summary of the Acquisitions follows:

                                                  1996                                         DENTAL CHAIRS
                                  DATE OF        GROSS                          DENTAL             UNDER
AFFILIATED PRACTICE             ACQUISITION    REVENUE(1)      LOCATION        SITES(2)        MANAGEMENT(2)
- -----------------------------  --------------  ----------  ----------------  -------------  -------------------
Sanjiv Bhatia, D.D.S.........  April 1996      $  850,000  Virginia                    1                 5
Donald K. Cunningham, D.D.S.,
  P.C........................  November 1996      407,000  Colorado                    1                 4
Offerdahl & Associates,
  P.C........................  December 1996      949,000  Colorado                    1                 8
Nanston, Inc.................  January 1997    21,153,000  Georgia                    12               172
Marvin Becker, D.D.S.........  February 1997    1,230,000  Maryland                    1                 5
The Dental Center, Inc. and
  The Dental Center Adult,
  Inc........................  February 1997    4,238,000  Indiana/Michigan            6                50
Willis V. Kittleman Jr.,
  D.D.S., P.C................  February 1997    1,071,000  Colorado                    1                11
Modern Dental Concepts,
  Inc........................  May 1997        12,686,000(4) Pennsylvania              9                96
BelAir Beltway Dental
  Associates.................  June 1997        1,427,000  Maryland                    1                12
Bowman Gray School of
  Medicine Wake Forest
  University.................  August 1997      2,355,000  North Carolina              1                17

                                      NO. OF
                                      DENTAL
AFFILIATED PRACTICE              PROFESSIONALS(3)
- -----------------------------  ---------------------
Sanjiv Bhatia, D.D.S.........                6
Donald K. Cunningham, D.D.S.,
  P.C........................                2
Offerdahl & Associates,
  P.C........................                6
Nanston, Inc.................               84
Marvin Becker, D.D.S.........                8
The Dental Center, Inc. and
  The Dental Center Adult,
  Inc........................               21
Willis V. Kittleman Jr.,
  D.D.S., P.C................                9
Modern Dental Concepts,
  Inc........................               52
BelAir Beltway Dental
  Associates.................               10
Bowman Gray School of
  Medicine Wake Forest
  University.................               15

- ------------------------

(1) Data is for the year ended December 31, 1996.
(2) Data is as of August 31, 1997.
(3) Includes full time and part time general dentists, specialists and hygienists operating at the Dental Sites as of August 31, 1997.
(4) The Dental Sites acquired from Modern are located in Pennsylvania. Modern also collects management fees from operations located in Pennsylvania and New Jersey. The gross revenue has been adjusted to reclassify the income from the Management Practices in Pennsylvania and New Jersey as management fees.

    DentalCo consummated the Acquisitions as part of its strategy to develop clusters of Dental Sites in targeted geographic markets. The Company's two largest acquisitions, Nanston and Modern, consisted of existing clusters. Nanston is located in the Southeast and expanded the Company's operations to the Atlanta, Georgia metropolitan area. Modern is located in the metropolitan area of Philadelphia, Pennsylvania. The Company followed a similar strategy with the acquisition of Indiana Dental, a cluster in the Indiana and contiguous Michigan region. See "Certain Transactions."

    In Maryland, the Company created a cluster through the purchase of several smaller practices, including Becker and BelAir, and the acquisition of Bhatia in northern Virginia. In addition, the Company constructed or expanded four Dental Sites and added 46 dental chairs under management in Maryland and Virginia. In Colorado, the Company is starting a cluster through the acquisition of three small practices: Cunningham, Offerdahl and Kittleman.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of       shares of Common
Stock offered hereby based upon an assumed initial public offering price of
$      per share are estimated to be approximately $      million ($
million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to apply the net proceeds of this Offering to the following amounts, which are calculated as of June 30, 1997:

                                                                                    AMOUNT
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Repayment of Credit Facility...................................................    $  12,690
Fees and expenses of Credit Facility...........................................        1,130
Repayment of Nanston Loan......................................................        1,100
Repayment of North Carolina P.A. Loan..........................................        1,600
Repayment of loan to Grotech Partners..........................................          214
Redemption of Class D Redeemable Stock including accrued dividends.............        9,393
Funds for future acquisitions, working capital and general corporate
  purposes.....................................................................       19,123
                                                                                 -------------
                                                                                   $  45,250
                                                                                 -------------
                                                                                 -------------

    Pending such uses, the net proceeds will be invested in short-term investment grade marketable securities.

    The Credit Facility provides for up to $25 million in revolving credit loans of which up to $5 million may be used for working capital (subject to a borrowing base limitation of 85% of eligible receivables) and the balance to finance acquisitions approved by NationsCredit subject to the Company's compliance with certain financial covenants. Borrowings under the Credit Facility bear interest at 450 basis points over the 30-day commercial paper rate as quoted in The Wall Street Journal under "Money Rates". The 30-day commercial paper rate as of July 1, 1997 was 5.657%. Prior to December 31, 1997, the Company may reborrow funds which it has previously borrowed and repaid. The Credit Facility converts to a term loan on December 31, 1997, with a final maturity date of December 31, 2001, and the Company is obligated to repay the outstanding principal under the Credit Facility in quarterly installments of principal commencing January 1, 1998. Under the terms of the Credit Facility, the Company is also obligated to pay (i) an unused commitment fee of up to .5% per annum on the daily average of the unused portion of the revolving credit commitments during each quarter through December 31, 1997; (ii) $250,000 if the Company terminates or irrevocably reduces the amount of revolving credit commitments as a result of a public offering of Common Stock which results in net proceeds to the Company of at least $25 million; and (iii) upon the earlier of December 31, 2001 or the date on which the balance of the Credit Facility is reduced to zero, a fee equal to a percentage of the Company's pro forma earnings before income, taxes, depreciation and amortization ("EBITDA") for the Company's most recently completed fiscal quarter less the debt of the Company permitted under the Credit Facility, which as of June 30, 1997 was approximately $880,000. Approximately $12.7 million was outstanding under the Credit Facility at August 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

    In connection with the Company's acquisition of Nanston, the Company assumed a loan entered into between a subsidiary of Nanston and CIGNA Dental Health, Inc. ("CIGNA") (the "Nanston Loan") and agreed to repay upon the consummation of this Offering the outstanding balance of a loan by CIGNA to Nathan Bell, D.D.S., P.A. (the "North Carolina P.A."), a Management Practice (the "North Carolina P.A. Loan"). The North Carolina P.A. Loan matures on January 1, 2003 and had an outstanding balance as of June 30, 1997 of $1.6 million. The North Carolina P.A. Loan bears interest at the prime rate as published in The Wall Street Journal plus 2.5%, which at June 30, 1997 totalled 11.0%. The Nanston Loan which matures on January 1, 2003, had an outstanding balance of $1.1 million as of June 30, 1997 and has an annual fixed interest rate of 11.25%.

    On April 18, 1996, a limited partnership affiliated with Grotech Partners loaned to the Company $200,000 (the "$200,000 Grotech Loan"). The $200,000 Grotech Loan is due on the earliest to occur of a sale of substantially all of the assets or stock of the Company (including by merger), this Offering or December 31, 2000. Interest accrues on the $200,000 Grotech Loan at the rate of 6% per annum.

    The Class D Redeemable Stock, which will be redeemed upon the consummation of this Offering, has a dividend rate of 9% per annum. At August 31, 1997, there was approximately $9.3 million of Class D Redeemable Stock outstanding.

                                DIVIDEND POLICY

    The Company has not declared or paid, nor does it currently intend to pay, any cash dividends on its Common Stock. The Company intends to retain all earnings to support its growth and expansion strategy. Future payment of dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, plans for expansion, contractual restrictions with respect to the payment of dividends, including restrictions under the terms of the Credit Facility, and other factors the Board of Directors may deem relevant. In addition, the Credit Facility prohibits, and any future credit facilities or debt agreements may prohibit, the payment of dividends.

                                 CAPITALIZATION

    The following table reflects a     for     stock split effected prior to the
consummation of this Offering and sets forth the consolidated short term debt and total capitalization of the Company at June 30, 1997 (i) on an actual basis;
(ii) on a pro forma basis to give effect to the acquisition of Bowman Gray and the issuance of an additional 52,585 shares of Class D Convertible Stock and 52,585 shares of Class D Redeemable Stock; and (iii) on a pro forma basis, as adjusted to give effect to (a) conversion of the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Convertible Stock into
Common Stock; (b) the sale of       shares of Common Stock offered hereby and
the application of the net proceeds therefrom as set forth in "Use of Proceeds;"
and (c) the issuance of       shares of Common Stock upon mandatory conversion
of the Bowman Gray Note. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data," the Consolidated Financial Statements and the Notes thereto and other financial information appearing elsewhere in this Prospectus.

                                                                                           JUNE 30, 1997
                                                                                 ---------------------------------
                                                                                                        PRO FORMA
                                                                                                           AS
                                                                                  ACTUAL    PRO FORMA  ADJUSTED(1)
                                                                                 ---------  ---------  -----------
                                                                                          (IN THOUSANDS)
Short term debt................................................................  $   5,375  $   1,503   $     253
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------
Long term debt:(2)
  Credit Facility..............................................................  $  11,440  $  11,440   $  --
  Nanston Loan.................................................................      1,100      1,100      --
  Notes payable and capitalized leases(3)......................................      1,211      1,146         932
                                                                                 ---------  ---------  -----------
    Total long term debt.......................................................     13,751     13,686         932
Class D Redeemable Stock(4)....................................................      4,135      9,393      --
Redeemable common stock(5).....................................................     --          1,000      --
Stockholders' equity:
  Preferred Stock, $.0001 par value, authorized       shares; no shares issued
    and outstanding actual, pro forma and pro forma as adjusted................     --         --          --
  Class A Preferred Stock......................................................     --         --          --
  Class B Preferred Stock......................................................     --         --          --
  Class C Preferred Stock......................................................     --         --          --
  Class D Convertible Stock(4).................................................     --         --          --
  Common stock, $.0001 par value; authorized 14,860,686 shares; issued and outstanding: 5,330,620 shares actual(6); 5,330,620 shares pro forma(6);
              shares pro forma as adjusted(6)..................................          1          1           3
  Common stock to be issued(7).................................................        141        141      --
  Additional paid-in capital...................................................     24,092     29,312      75,055
  Retained earnings............................................................     (1,939)    (1,939)     (3,234)
                                                                                 ---------  ---------  -----------
    Total stockholders' equity.................................................     22,295     27,515      71,824
                                                                                 ---------  ---------  -----------
        Total capitalization...................................................  $  40,181  $  51,594   $  72,756
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                                                        (FOOTNOTES ON NEXT PAGE)

- ------------------------

(1) Assumes conversion of 40,154 shares of Class A Preferred Stock, 47,068 shares of Class B Preferred Stock, 816,038 shares of Class C Preferred Stock and 93,325 shares of Class D Convertible Stock into 1,325,082, 1,553,244, 816,038 and 2,415,556 shares of Common Stock, respectively.

(2) Excludes $1.6 million of the North Carolina P.A. Loan currently outstanding, which the Company has agreed to repay upon the consummation of this Offering. See "Use of Proceeds."

(3) See Note 9 to the Consolidated Financial Statements.

(4) The Company issued $4.1 million and $4.1 million of Class D Redeemable Stock and Class D Convertible Stock, respectively, in June, 1997, and $5.3 million and $5.3 million of Class D Redeemable Stock and Class D Convertible Stock, respectively, in July, 1997.

(5) Issued in connection with the Bowman Gray acquisition and convertible into shares of Common Stock upon consummation of this Offering. See Note 14 to the Consolidated Financial Statements.

(6) Excludes (i) 1,302,214 shares of Common Stock reserved for issuance under the Stock Option Plans, of which options to purchase 302,214 shares of Common Stock have been granted and options to purchase 61,037 shares of Common Stock were exercisable at June 30, 1997 under the 1995 Plan and options to purchase 60,000 shares of Common Stock at the initial public offering price which will be granted to non-affiliate directors of the Company under the 1997 Plan upon consummation of this Offering; and (ii) (a) options to purchase 400,587 shares of Common Stock granted to Mr. Sardegna all of which were exercisable at June 30, 1997; (b) options to purchase 25,000 shares of Common Stock granted to certain persons in connection with the acquisition of Indiana Dental, none of which were exercisable at June 30, 1997; and (c) an option to purchase 30,000 shares of Common Stock granted to Ms. Piatt, none of which were exercisable at June 30, 1997. See "Management --Employee Benefit Plans."

(7) Includes 41,667 shares of Common Stock issuable to Makowske at a price of $3.39 per share.

                                    DILUTION

    The net tangible book value (deficit) of the Company at June 30, 1997, was
approximately $         or $         per share of Common Stock. Net tangible
book value (deficit) per share represents the amount of total assets of the Company, less: (i) goodwill and identified intangible assets; (ii) total liabilities; and (iii) the convertible and redeemable equity securities. After
giving effect to the sale by the Company of the       shares of Common Stock
offered hereby, assuming an initial public offering price of $         per share
and the application of the estimated net proceeds therefrom, the Company's pro
forma net tangible book value as of June 30, 1997 would have been $         , or
$         per share. This represents an immediate increase in the pro forma net
tangible book value to existing stockholders of $         per share and an
immediate dilution to new investors of $         per share. The following table
illustrates the per share dilution:

Assumed initial public offering price per share...........  $
Net tangible book value per share at June 30, 1997........
Increase attributable to new investors....................
                                                            ---------  ---------
Pro forma net tangible book value per share after this
  Offering................................................             $
                                                                       $
                                                                       ---------
Dilution to new investors.................................             $
                                                                       ---------
                                                                       ---------

    The following table summarizes, on a pro forma basis, as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share, paid by existing holders of Common Stock and by new investors purchasing shares offered hereby:

                                                                 SHARES PURCHASED       TOTAL CONSIDERATION
                                                             ------------------------  ----------------------   AVERAGE PRICE
                                                               NUMBER       PERCENT     AMOUNT      PERCENT       PER SHARE
                                                             -----------  -----------  ---------  -----------  ---------------
Existing stockholders(1)...................................
New investors(1)...........................................
                                                                  -----        -----   ---------       -----
      Total................................................                    100.0%                  100.0%
                                                                  -----        -----   ---------       -----
                                                                  -----        -----   ---------       -----

- ------------------------

(1) Includes (i) 6,109,920 shares of Common Stock that will be issued upon conversion of the Class A Preferred Stock, Class B Preferred Stock, Class C
    Preferred Stock and Class D Convertible Stock, (ii)       shares of Common
    Stock payable upon conversion of the Bowman Gray Note and (iii) 41,667 shares of Common Stock issuable to Makowske upon consummation of this Offering.

    The foregoing tables assumes no exercise of outstanding options. At June 30, 1997, there were outstanding options to purchase 802,801 shares of Common Stock at a weighted average exercise price of $2.73 per share. Options to purchase 461,624 shares were exercisable at June 30, 1997. To the extent these options are exercised, there will be further dilution to new investors in the net tangible book value of their shares. See "Capitalization," "Management--Employee Benefit Plans" and Note 11 to the Consolidated Financial Statements.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated financial data is based on the historical financial statements of DentalCo, Nanston, Indiana Dental and Modern and has been prepared to illustrate the effect of the Acquisitions, the issuance of the Class D Preferred Stock and this Offering.

    The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 gives effect to these transactions as if each had been completed on January 1, 1996. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 1997, gives effect to the 1997 Acquisitions, the issuance of the Class D Preferred Stock and this Offering as if such transactions had been completed on January 1, 1997.

    The unaudited pro forma consolidated balance sheet at June 30, 1997, gives effect (i) on a pro forma basis, to the acquisition of Bowman Gray and the issuance of an additional 52,585 shares of Class D Convertible Stock and 52,585 shares of Class D Redeemable Stock; and (ii) on a pro forma as adjusted basis, for (a) the conversion of the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Convertible Stock into Common Stock, (b) the Offering and the application of the net proceeds therefrom as set forth in "Use
of Proceeds," and (c) the issuance of     shares of Common Stock upon mandatory
conversion of the Bowman Gray Note.

    The Acquisitions have been accounted for using the purchase method of accounting. The total cost of the Acquisitions has been allocated on a preliminary basis to the tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values.

    The unaudited pro forma consolidated financial data do not purport to represent the actual results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma consolidated financial data is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto for each of DentalCo, Nanston, Indiana Dental and Modern included elsewhere in this Prospectus.

                        DENTALCO, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                        1997 ACQUISITIONS (2)
                                                 1996       ----------------------------------------------
                                 COMPANY     ACQUISITIONS                 INDIANA
                                HISTORICAL       (1)        NANSTON (3)   DENTAL    MODERN (3)   OTHER (4)
                                ----------   ------------   -----------   -------   ----------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross revenue:
  Patient fees of Affiliated
    Practices.................    $10,300       $1,394        $12,876     $3,438     $ 7,970      $6,083
  Capitation..................      2,086           45          8,127        800       4,301       --
  Management fees.............         70       --                150       --           415       --
                                ----------      ------      -----------   -------   ----------   ---------
    Total.....................     12,456        1,439         21,153      4,238      12,686       6,083

Less amounts attributed to
  Affiliated Service
  Practices...................      4,878           73          9,217       --         4,812       1,951
                                ----------      ------      -----------   -------   ----------   ---------
Net revenue...................      7,578        1,366         11,936      4,238       7,874       4,132
                                ----------      ------      -----------   -------   ----------   ---------
Operating costs:
  Personnel and site
    operations................      6,106        1,102          8,382      4,187       4,663       3,629
  Corporate...................      2,796       --              2,704       --         2,198       --
  Depreciation and
    amortization..............        232           19            719         86         338          29
                                ----------      ------      -----------   -------   ----------   ---------
    Total.....................      9,134        1,121         11,805      4,273       7,199       3,658
                                ----------      ------      -----------   -------   ----------   ---------
Operating income (loss).......     (1,556)         245            131        (35)        675         474
                                ----------      ------      -----------   -------   ----------   ---------
Other income (expense):
  Interest....................        (66)         (57)          (244)       (26)       (213)        (13)
  Investment..................        109            3         --           --             4       --
  Other.......................          5            3         --           --         --          --
                                ----------      ------      -----------   -------   ----------   ---------
    Total.....................         48          (51)          (244)       (26)       (209)        (13)
                                ----------      ------      -----------   -------   ----------   ---------
Earnings (loss) before income
  taxes.......................     (1,508)      $  194        $  (113)    $  (61)    $   466      $  461
                                                ------      -----------   -------   ----------   ---------
                                                ------      -----------   -------   ----------   ---------
Federal and State income taxes
  (benefit)...................       (362)
                                ----------
Earnings (loss) before
  extraordinary item (11).....     (1,146)

Preferred stock dividend......     --
                                ----------
Earnings (loss) before
  extraordinary item
  applicable to common stock
  (11)........................    $(1,146)
                                ----------
                                ----------
Earnings (loss) before
  extraordinary item per
  common share(11)............      $(.19)
Weighted average common shares
  outstanding (14)............      6,137

                                ACQUISITION                OFFERING      PRO FORMA
                                ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                -----------   ---------   -----------   -----------
Gross revenue:
  Patient fees of Affiliated
    Practices.................    $--          $42,061      $--           $42,061
  Capitation..................     --           15,359       --            15,359
  Management fees.............     --              635       --               635
                                -----------   ---------   -----------   -----------
    Total.....................     --           58,055       --            58,055
Less amounts attributed to
  Affiliated Service
  Practices...................     --           20,931       --            20,931
                                -----------   ---------   -----------   -----------
Net revenue...................     --           37,124       --            37,124
                                -----------   ---------   -----------   -----------
Operating costs:
  Personnel and site
    operations................       (155)(5)   27,914       --            27,914
  Corporate...................        125(6)     7,823       --             7,823
  Depreciation and
    amortization..............        670(7)     2,093       --             2,093
                                -----------   ---------   -----------   -----------
    Total.....................        640       37,830       --            37,830
                                -----------   ---------   -----------   -----------
Operating income (loss).......       (640)        (706)      --              (706)
                                -----------   ---------   -----------   -----------
Other income (expense):
  Interest....................     (1,867)(8)     (686)         662(10)       (24)
                                    1,800(9)
  Investment..................     --              116       --               116
  Other.......................     --                8       --                 8
                                -----------   ---------   -----------   -----------
    Total.....................        (67)        (562)         662           100
                                -----------   ---------   -----------   -----------
Earnings (loss) before income
  taxes.......................    $  (707)      (1,268)         662          (606)
                                -----------
                                -----------
Federal and State income taxes
  (benefit)...................                    (362)         270           (92)
                                              ---------   -----------   -----------
Earnings (loss) before
  extraordinary item (11).....                    (906)         392          (514)
Preferred stock dividend......     (1,680)(12)                1,680(13)
                                   (2,753)(12)   (4,433)      2,753(13)
                                                                           ---
                                              ---------   -----------
                                                                        -----------
Earnings (loss) before
  extraordinary item
  applicable to common stock
  (11)........................                 $(5,339)     $ 4,825       $  (514)
                                              ---------   -----------   -----------
                                              ---------   -----------   -----------
Earnings (loss) before
  extraordinary item per
  common share(11)............
Weighted average common shares
  outstanding (14)............

    See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

                        DENTALCO, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1997

                                                              1997 ACQUISITIONS
                                          COMPANY        ----------------------------     ACQUISITION
                                        HISTORICAL       MODERN (15)     OTHER (17)       ADJUSTMENTS
                                     -----------------   -----------   --------------   ---------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross revenue:
  Patient fees of Affiliated
    Practices......................      $16,265         $3,308          $1,731           $--
  Capitation.......................        5,776          1,882              20            --
  Management fees..................          914            326           --               --
                                         -------         -----------     ------           -------
    Total..........................       22,955          5,516           1,751            --
Less amounts attributed to
  Affiliated Service
    Practices......................        7,038          1,794             647            --
                                         -------         -----------     ------           -------
Net revenue........................       15,917          3,722           1,104            --
                                         -------         -----------     ------           -------
Operating Expenses:
  Personnel and site operations....       11,730          2,239             900            --
  Corporate........................        3,929            615           --               --
  Depreciation and amortization....          938            142               4                83(7)
                                         -------         -----------     ------           -------
    Total..........................       16,597          2,996             904                83
                                         -------         -----------     ------           -------
Operating income (loss)............         (680)           726             200               (83)
                                         -------         -----------     ------           -------
Other income (expense):
  Interest.........................       (1,013)           (93)          --                 (130)(8)
                                                                                              900(9)
  Investment income................          132           --             --               --
  Other............................          125           --             --               --
                                         -------         -----------     ------           -------
    Total..........................         (756)           (93)          --                  770
                                         -------         -----------     ------           -------
Earnings (loss) before income
  taxes............................       (1,436)        $  633          $  200           $   687
                                                         -----------     ------           -------
                                                         -----------     ------           -------
Federal and State income taxes
  (benefit)........................         (132)
                                         -------
Earnings (loss) before
  extraordinary item (11)..........       (1,304)

Preferred stock dividend...........                                                          (779)(16)
                                          (1,263)                                          (1,551)(16)
                                         -------                                          -------
                                                                                          -------
Earnings (loss) before
  extraordinary item applicable to
  common stock (11)................      $(2,567)
                                         -------
                                         -------
Earnings (loss) before
  extraordinary item per common
  share (11).......................      $  (.26)
Weighted average common shares
  outstanding (14).................        9,760

                                                       OFFERING        PRO FORMA
                                      PRO FORMA      ADJUSTMENTS      AS ADJUSTED
                                     ------------   --------------   --------------
Gross revenue:
  Patient fees of Affiliated
    Practices......................   $21,304          $--             $21,304
  Capitation.......................     7,678          --                7,678
  Management fees..................     1,240          --                1,240
                                     ------------     ------           -------
    Total..........................    30,222          --               30,222
Less amounts attributed to
  Affiliated Service
    Practices......................     9,479          --                9,479
                                     ------------     ------           -------
Net revenue........................    20,743          --               20,743
                                     ------------     ------           -------
Operating Expenses:
  Personnel and site operations....    14,869          --               14,869
  Corporate........................     4,544          --                4,544
  Depreciation and amortization....     1,167          --                1,167
                                     ------------     ------           -------
    Total..........................    20,580          --               20,580
                                     ------------     ------           -------
Operating income (loss)............       163          --                  163
                                     ------------     ------           -------
Other income (expense):
  Interest.........................      (336)           314(10)           (22)
  Investment income................       132          --                  132
  Other............................       125          --                  125
                                     ------------     ------           -------
    Total..........................       (79)           314               235
                                     ------------     ------           -------
Earnings (loss) before income
  taxes............................        84            314               398
Federal and State income taxes
  (benefit)........................     --                41                41
                                     ------------     ------           -------
Earnings (loss) before
  extraordinary item (11)..........        84            273               357
Preferred stock dividend...........                      840(12)
                                       (3,593)         2,753(12)        --
                                     ------------     ------           -------
Earnings (loss) before
  extraordinary item applicable to
  common stock (11)................   $(3,509)         $3,866          $   357
                                     ------------     ------           -------
                                     ------------     ------           -------
Earnings (loss) before
  extraordinary item per common
  share (11).......................                                    $
Weighted average common shares
  outstanding (14).................

    See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                   Operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) Reflects the results of operations for the 1996 Acquisitions from January 1, 1996 to the date of acquisition by, or affiliation with, the Company.

(2) Reflects the historical revenue and expenses of Nanston, Indiana Dental, Modern and other 1997 acquisitions as if they had been acquired on January 1, 1996.

(3) Certain amounts have been reclassified for consistency of presentation with the Company's financial statements. To conform the historical consolidated statements of operations for Nanston, Inc. and subsidiary for the year ended August 31, 1996 and the four months ended December 31, 1995 and 1996, and the combined statement of operations for Modern Dental Concepts, Inc. and affiliated practices for the year ended December 31, 1996, to the Company's Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1996, the following reclassifications were made:

                                                                              FOUR MONTHS ENDED    TWELVE MONTHS
                                                                YEAR ENDED       DECEMBER 31,          ENDED
                                                                AUGUST 31,   --------------------  DECEMBER 31,
                                                                   1996        1995       1996         1996
                                                                -----------  ---------  ---------  -------------
                                                                                 (IN THOUSANDS)
NANSTON
Amounts attributed to Affiliated Service Practices:
  As reported by Nanston......................................   $  --       $  --      $  --        $  --
  Reclassification from operating expenses....................       9,019       2,782      2,980        9,217
                                                                -----------  ---------  ---------  -------------
  As reported in Pro Forma....................................   $   9,019   $   2,782  $   2,980    $   9,217
                                                                -----------  ---------  ---------  -------------
                                                                -----------  ---------  ---------  -------------
Personnel and site operations:
  As reported by Nanston......................................   $  17,060   $   5,448  $   6,485    $  18,097
  Reclassification to amounts attributed to Affiliated Service
    Practices.................................................      (9,019)     (2,782)    (2,980)      (9,217)
  Reclassification to corporate costs.........................        (487)        155       (166)        (498)
                                                                -----------  ---------  ---------  -------------
  As reported in Pro Forma....................................   $   7,554   $   2,821  $   3,339    $   8,382
                                                                -----------  ---------  ---------  -------------
                                                                -----------  ---------  ---------  -------------

Corporate:
  As reported by Nanston......................................   $   2,360   $     839  $     685    $   2,206
  Reclassification from personnel and site operations.........         487        (155)       166          498
                                                                -----------  ---------  ---------  -------------
  As reported in Pro Forma....................................   $   2,847   $     684  $     519    $   2,704
                                                                -----------  ---------  ---------  -------------
                                                                -----------  ---------  ---------  -------------

MODERN
Amounts attributed to Affiliated Service Practices:
  As reported by Modern.......................................                                       $  --
  Reclassification from total expenses less depreciation and
    amortization and interest expense.........................                                           4,812
                                                                                                   -------------
  As reported in Pro Forma....................................                                       $   4,812
                                                                                                   -------------
                                                                                                   -------------

                                                                              FOUR MONTHS ENDED    TWELVE MONTHS
                                                                YEAR ENDED       DECEMBER 31,          ENDED
                                                                AUGUST 31,   --------------------  DECEMBER 31,
                                                                   1996        1995       1996         1996
                                                                -----------  ---------  ---------  -------------
                                                                                 (IN THOUSANDS)
Personnel and site operations:
  Total expenses less depreciation and amortization and
    interest expense as reported by Modern....................                                       $  13,669
  Reclassification to amounts attributed to Affiliated Service
    Practices.................................................                                          (4,812)
  Reclassification to corporate...............................                                          (2,198)
  Adjustment to eliminate personnel and site operations costs
    of a Management Practice..................................                                          (1,996)
                                                                                                   -------------
  As reported in Pro Forma....................................                                       $   4,663
                                                                                                   -------------
                                                                                                   -------------

   Similar reclassifications were made for the six months ended June 30, 1997.

(4) Includes the results of operations for Becker, Kittleman, BelAir and Bowman Gray.

(5) Reflects the effect of revised employment contract provisions with Affiliated Dentists pursuant to the acquisitions of Cunningham, Offerdahl and Kittleman.

(6) Reflects the effect of revised employment contract provisions pursuant to the transfer of six professionals to constitute the management of the Georgia regional office.

(7) To increase the amortization expense for intangible assets based on the Company's preliminary allocation of purchase price as if the Acquisitions were completed on January 1, 1996 as follows:

                                        PRO FORMA YEAR ENDED DECEMBER 31, 1996


                               GOODWILL AND    NON COMPETE                                   PRO FORMA
                                 SERVICES       AND OTHER                                   AS ADJUSTED    HISTORICAL
                                AGREEMENTS      (10 YEAR                                   DEPRECIATION   DEPRECIATION
                                 (40 YEAR       WEIGHTED                                        AND            AND
                                   LIFE)      AVERAGE LIFE)  AMORTIZATION   DEPRECIATION   AMORTIZATION   AMORTIZATION
                               -------------  -------------  -------------  -------------  -------------  -------------
                                                                    (IN THOUSANDS)
Company Historical...........    $  --          $  --          $  --          $     232      $     232      $     232
1996 Acquisitions............       --             --                  4             15             19             19
Nanston......................       16,835          2,971            718            325          1,043            719
Modern.......................        5,357            945            228            250            478            338
Indiana Dental...............        3,199            564            136             30            166             86
Other........................        3,139            555            114             41            155             29
                               -------------       ------         ------          -----         ------         ------
Total........................    $  28,530      $   5,035      $   1,200      $     893      $   2,093      $   1,423
                               -------------       ------         ------          -----         ------         ------
                               -------------       ------         ------          -----         ------         ------


                                 PRO FORMA
                               ADJUSTMENT TO
                               DEPRECIATION
                                    AND
                               AMORTIZATION
                               -------------

Company Historical...........    $  --
1996 Acquisitions............       --
Nanston......................          324
Modern.......................          140
Indiana Dental...............           80
Other........................          126
                                    ------
Total........................    $     670
                                    ------
                                    ------

                                      PRO FORMA SIX MONTHS ENDED JUNE 30, 1997

                           GOODWILL    NON COMPETE                                                         PRO FORMA
                              AND       AND OTHER                                PRO FORMA                ADJUSTMENT
                           SERVICES      10 YEAR                                AS ADJUSTED  HISTORICAL       TO
                          AGREEMENTS    WEIGHTED                                DEPRECIATION DEPRECIATION DEPRECIATION
                            40 YEAR      AVERAGE                                    AND          AND          AND
                             LIFE         LIFE      AMORTIZATION DEPRECIATION   AMORTIZATION AMORTIZATION AMORTIZATION
                          -----------  -----------  -----------  -------------  -----------  -----------  -----------

                                                                (IN THOUSANDS)
Company Historical......   $  22,419    $   3,958    $     497     $     456     $     953    $     938    $      15
Modern (5 months).......       5,357          945           95            73           168          142           26
Other...................         754          132           16            30            46            4           42
                          -----------  -----------  -----------        -----    -----------  -----------  -----------
Total...................   $  28,530    $   5,035    $     608     $     559     $   1,167    $   1,084    $      83
                          -----------  -----------  -----------        -----    -----------  -----------  -----------
                          -----------  -----------  -----------        -----    -----------  -----------  -----------

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(8) To record interest expense on borrowings incurred in connection with the Acquisitions as follows:

                                 PRO FORMA YEAR ENDED DECEMBER 31, 1996

                                                                           INDIANA
                                                     NANSTON    MODERN     DENTAL      OTHER      TOTAL
                                                    ---------  ---------  ---------  ---------  ---------

                                                                       (IN THOUSANDS)
Total long-term debt..............................  $   1,842  $   1,191  $      --  $      --  $   3,033
Less amounts retained by seller...................        246         --         --         --        246
                                                    ---------  ---------  ---------  ---------  ---------
                                                        1,596      1,191         --         --      2,787
Other debt........................................         --        820         --         --        820
Capital leases....................................        572         --         --         --        572
Credit lines......................................         --      1,876         --         --      1,876
Acquisition financing.............................     10,000         --      3,875      2,618     16,493
                                                    ---------  ---------  ---------  ---------  ---------
  Total borrowings................................  $  12,168  $   3,887  $   3,875  $   2,618  $  22,548
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

Interest Expense:
  Long-term debt..................................  $     164  $     125  $      --  $      --  $     289
  Other debt......................................         --         82         --         --         82
  Capital leases..................................         59         --         --         --         59
  Credit lines....................................         --        188         --         --        188
  Acquisition financing (at 10% Credit Facility
  rate)...........................................      1,000         --        388        262      1,650
                                                    ---------  ---------  ---------  ---------  ---------
    Total.........................................  $   1,223  $     395  $     388  $     262  $   2,268
  Less amount previously recorded.................        244        213         26         13        496
                                                    ---------  ---------  ---------  ---------  ---------
  Adjustment......................................  $     979  $     182  $     362  $     249      1,772
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------
  1996 Acquisitions...............................                                                     95
                                                                                                ---------
    Total interest adjustment.....................                                              $   1,867
                                                                                                ---------
                                                                                                ---------

                                PRO FORMA SIX MONTHS ENDED JUNE 30, 1997

                                                                           INDIANA
                                                     NANSTON    MODERN     DENTAL      OTHER      TOTAL
                                                    ---------  ---------  ---------  ---------  ---------

                                                                   (DOLLARS IN THOUSANDS)
Months included in Company historical.............          6          1          6    various
Months to be adjusted.............................         --          5         --    various

Annual interest expense...........................  $   1,223  $     395  $     388  $     262  $   2,268
Six month interest adjustment.....................         --        165         --         58        223
Amount previously recorded........................         --        (93)        --         --        (93)
                                                    ---------  ---------  ---------  ---------  ---------
Total interest adjustment.........................  $      --  $      72  $      --  $      58  $     130
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

(9) Reflects the reduction in interest expense resulting from the repayment of $18,000 (representing acquisition financing of $16,493 and debt of acquired companies of $1,507) with the net proceeds from the issuance of the Class D Preferred Stock.

(10) Reflects the reduction in interest expense resulting from the repayment of outstanding borrowings under the Credit Facility, debt of acquired companies, and debt of the Company with a portion of the net proceeds from this Offering.

(11) Before loss on extinguishment of debt of $1,295, net of related income taxes of $270, resulting from repayment of debt with a portion of the net proceeds from this Offering. After deducting loss on extinguishment of debt,
    pro forma as adjusted earnings per share would be $          for the year
    ended December 31, 1996, and $      for the six months ended June 30, 1997.

(12) Represents (i) dividends of $1,680 accrued on the Class D Preferred Stock at a rate of 9% per annum and (ii) a one-time dividend of $2,753 to recognize the value of the "in-the-money" conversion rights granted on issuance of the Class D Preferred Stock.

(13) Reflects the elimination of the dividends resulting from the redemption of the Class D Redeemable Stock with a portion of the net proceeds from this Offering, as well as conversion of the Class D Convertible Stock into an aggregate of 2,415,556 shares of Common Stock.

(14) Earnings per share for the Company, historical and pro forma, is computed based on the weighted average number of Common Stock and Common Stock equivalents outstanding during the period. Common Stock equivalents include options to purchase Common Stock, assumed to be exercised using the treasury stock method, as well as the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Convertible Stock on an as converted basis. See Note 1 to the Consolidated Financial Statements.

(15) Reflects the results of operations for Modern from January 1, 1997 to the date of acquisition by the Company.

(16) Adjustment represents (i) dividends of $779 accrued on the Class D Preferred Stock and (ii) a one-time dividend of $1,551 to recognize the value of the "in-the-money" conversion rights granted on issuance of the Class D Preferred Stock subsequent to June 30, 1997. Company historical represents dividends accrued through June 30, 1997 of $61 and a one-time dividend of $1,202 to recognize the value of the "in-the-money" conversion rights on stock issued through June 30, 1997.

                                 DENTALCO, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                                                               ISSUANCE OF
                                             BOWMAN                              CLASS D
                              COMPANY         GRAY           ACQUISITION        PREFERRED                    OFFERING
                            HISTORICAL    HISTORICAL(1)    ADJUSTMENTS(2)       STOCK(3)       PRO FORMA    ADJUSTMENTS
                            -----------  ---------------  -----------------  ---------------  -----------  -------------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash
    equivalents...........   $   2,163      $  --             $    (683)        $   6,541      $   8,021     $  20,723(4)(6)
  Accounts receivable,
    net...................       5,056            256            --                --              5,312        --
  Other current assets....       1,649         --                --                --              1,649           270(7)
                            -----------         -----             -----           -------     -----------  -------------
    Total.................       8,868            256              (683)            6,541         14,982        20,993
Property and equipment,
  net.....................       7,768            540            --                --              8,308        --
Intangible assets, net....      32,680         --                   887            --             33,567        --
Other assets..............       3,775         --                --                --              3,775        (1,081)(8)
                            -----------         -----             -----           -------     -----------  -------------
Total assets..............   $  53,091      $     796         $     204         $   6,541      $  60,632     $  19,912
                            -----------         -----             -----           -------     -----------  -------------
                            -----------         -----             -----           -------     -----------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Credit lines and current
    maturities of long-
    term debt.............   $   5,375      $  --             $  --             $  (3,872)     $   1,503     $  (1,250)(4)
  Other current
    liabilities...........       7,461         --                --                --              7,461
                            -----------         -----             -----           -------     -----------  -------------
    Total.................      12,836         --                --                (3,872)         8,964        (1,250)
Notes payable and
  capitalized leases......      13,751         --                --                   (65)        13,686       (12,754)(4)
Other liabilities.........          74         --                --                --                 74
                            -----------         -----             -----           -------     -----------  -------------
Total liabilities.........      26,661         --                --                (3,937)        22,724       (14,004)
                            -----------         -----             -----           -------     -----------  -------------
Class D Redeemable Stock..       4,135                                              5,258          9,393        (9,393)(4)
Redeemable common stock...      --             --                 1,000                            1,000        (1,000)(5)
Stockholders' Equity:
  Common stock............           1         --                --                --                  1             2(4)(5)
  Common stock to be
    issued................         141         --                --                --                141          (141)(5)
  Class A Preferred
    Stock.................      --             --                --                --             --            --    (4)(5)
  Class B Preferred
    Stock.................      --             --                --                --             --            --    (4)(5)
  Class C Preferred
    Stock.................      --             --                --                --             --            --    (4)(5)
  Class D Convertible
    Stock.................      --             --                --                --             --            --    (5)(5)
  Additional paid in
    capital...............      24,092         --                --                 5,220         29,312        45,743(4)(5)
  Retained earnings
    (deficit).............      (1,939)           796              (796)           --             (1,939)       (1,295)(7)
                            -----------         -----             -----           -------     -----------  -------------
    Total.................      22,295            796              (796)            5,220         27,515        44,309
                            -----------         -----             -----           -------     -----------  -------------
    Total Liabilities and
      Stockholders'
      Equity..............   $  53,091      $     796         $     204         $   6,541      $  60,632     $  19,912
                            -----------         -----             -----           -------     -----------  -------------
                            -----------         -----             -----           -------     -----------  -------------


                              PRO FORMA
                             AS ADJUSTED
                            -------------

ASSETS
Current assets:
  Cash and cash
    equivalents...........    $  28,744
  Accounts receivable,
    net...................        5,312
  Other current assets....        1,919
                            -------------
    Total.................       35,975
Property and equipment,
  net.....................        8,308
Intangible assets, net....       33,567
Other assets..............        2,694
                            -------------
Total assets..............    $  80,544
                            -------------
                            -------------
LIABILITIES AND STOCKHOLDE
Current liabilities:
  Credit lines and current
    maturities of long-
    term debt.............    $     253
  Other current
    liabilities...........        7,461
                            -------------
    Total.................        7,714
Notes payable and
  capitalized leases......          932
Other liabilities.........           74
                            -------------
Total liabilities.........        8,720
                            -------------
Class D Redeemable Stock..       --
Redeemable common stock...       --
Stockholders' Equity:
  Common stock............            3
  Common stock to be
    issued................
  Class A Preferred
    Stock.................       --
  Class B Preferred
    Stock.................       --
  Class C Preferred
    Stock.................       --
  Class D Convertible
    Stock.................       --
  Additional paid in
    capital...............       75,055
  Retained earnings
    (deficit).............       (3,234)
                            -------------
    Total.................       71,824
                            -------------
    Total Liabilities and
      Stockholders'
      Equity..............    $  80,544
                            -------------
                            -------------

  See accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To record the historical basis of the assets acquired by the Company in connection with the Bowman Gray acquisition.

(2) Reflects management's preliminary allocation of the purchase price for the Bowman Gray acquisition in accordance with the purchase method of accounting as follows:

Purchase price:
  Cash portion...................................................  $     683
  Redeemable common stock to be issued...........................      1,000
                                                                   ---------
    Total........................................................  $   1,683
                                                                   ---------
                                                                   ---------

Preliminary allocation as follows:
  Existing book value............................................  $     796
  Service Agreement..............................................        665
  Goodwill.......................................................        222
                                                                   ---------
    Total........................................................  $   1,683
                                                                   ---------
                                                                   ---------

(3) Reflects the receipt of $10,517, less $39 issuance costs, from the issuance of Class D Preferred Stock in July, 1997. The transaction was accounted for as follows:

Class D Redeemable Stock.......................................  $   5,258
Class D Convertible Stock......................................     --
Additional paid in capital.....................................      5,220
                                                                 ---------
                                                                 $  10,478
                                                                 ---------
                                                                 ---------
Repayment of:
  Credit lines and current maturity of long term debt..........  $   3,872
  Notes payable and capitalized leases.........................         65
                                                                 ---------
                                                                     3,937
Cash and cash equivalents......................................      6,541
                                                                 ---------
                                                                 $  10,478
                                                                 ---------
                                                                 ---------

(4) To reflect the application of the estimated net proceeds of $45,300 from the
    sale of       shares offered hereby at an assumed initial public offering
    price of $         per share as described in "Use of Proceeds."

(5) To reflect the conversion of the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Convertible Stock into 6,109,920 shares of Common Stock upon consummation of this Offering as well as the
    issuance of       shares of Common Stock upon mandatory conversion of the
    Bowman Gray redeemable common stock to be issued and 41,667 shares of common stock to be issued to Makowske upon consummation of this Offering. See "Certain Transactions."

(6) Cash and cash equivalents includes $1,600 which will be utilized to repay the North Carolina P.A. Loan. See "Use of Proceeds."

(7) Reflects loss on extinguishment of debt of $1,565 less related income tax benefit of $270. Includes penalties and fees of $1,130 and deferred financing costs of $435 written-off as loss on extinguishment of debt.

(8) Represents deferred financing costs of $435 written-off as loss on extinguishment of debt and $646 of deferred offering costs charged to the proceeds of this Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated balance sheet and consolidated statement of operations data at and for the years ended December 31, 1994, 1995 and 1996, are derived from the Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and which (with the exception of the consolidated balance sheet at December 31, 1994) are included elsewhere in this Prospectus. The consolidated balance sheet and consolidated statement of operations data as of and for the years ended December 31, 1992 and 1993 and the six months ended June 30, 1996 and 1997, have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of the Company. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                                                                SIX MONTHS
                                                                                                                  ENDED
                                                                 YEAR ENDED DECEMBER 31,                         JUNE 30,
                                                ---------------------------------------------------------  --------------------
                                                   1992        1993        1994        1995       1996       1996       1997
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Gross revenue:
  Patient fees of Affiliated Practices........  $    7,826  $    8,039  $    7,661  $    8,086  $  10,300  $   4,918  $  16,265
  Capitation..................................       1,018         882       1,113       1,635      2,086        888      5,776
  Management fees.............................      --          --          --          --             70     --            914
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
      Total...................................       8,844       8,921       8,774       9,721     12,456      5,806     22,955
Less amounts attributed to Affiliated Service
  Practices...................................       2,967       2,748       3,702       3,778      4,878      2,225      7,038
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Net revenue...................................       5,877       6,173       5,072       5,943      7,578      3,581     15,917
Operating expenses:
  Personnel and site operations...............       5,299       5,514       4,048       3,926      6,106      2,496     11,730
  Corporate...................................         748         691         620       1,440      2,796      1,484      3,929
  Depreciation and amortization...............         151         179         261         188        232         54        938
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
      Total...................................       6,198       6,384       4,929       5,554      9,134      4,034     16,597
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Operating income (loss).......................        (321)       (211)        143         389     (1,556)      (453)      (680)
Other income (expense):
  Investment income...........................      --          --              36          53        109         34        132
  Interest expense............................         (32)        (41)        (36)        (66)       (66)       (40)    (1,013)
  Other.......................................         180         118          37          38          5         25        125
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
      Total...................................         148          77          37          25         48         19       (756)
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Earnings (loss) before income taxes...........        (173)       (134)        180         414     (1,508)      (434)    (1,436)
Federal and state income taxes (benefit)......          (3)        (74)        133         155       (362)       (75)      (132)
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Net earnings (loss)...........................        (170)        (60)         47         259     (1,146)      (359)    (1,304)
Preferred stock dividends declared (1)........      --          --          --          --         --         --         (1,263)
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Net earnings (loss) applicable to common
  stock.......................................  $     (170) $      (60) $       47  $      259  $  (1,146) $    (359) $  (2,567)
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                ----------  ----------  ----------  ----------  ---------  ---------  ---------
Net earnings (loss) per common share..........        (.11)       (.04)        .02         .06       (.19)      (.06)      (.26)
Weighted average common shares outstanding
  (2).........................................       1,553       1,553       2,174       4,623      6,137      5,669      9,760

OPERATING DATA (AT PERIOD END):
Number of dental sites........................           9           9           9           8         13          9         44
Number of dental chairs under management
  (3).........................................          82          82          78          73        125        100        476
Gross revenue per chair (4)...................  $  108,000  $  109,000  $  112,000  $  133,000  $  99,000  $  58,000  $  46,000
Percentage of gross revenue derived from
  specialty services..........................          42%         40%         41%         33%        33%        34%        35%

                                                        (FOOTNOTES ON NEXT PAGE)

                                                                                    AS OF DECEMBER 31,                      AS OF
                                                                   -----------------------------------------------------  JUNE 30,
                                                                     1992       1993       1994       1995       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................................  $  --      $    (228) $      64  $   2,262  $   1,144  $   2,163
Working capital..................................................       (492)      (593)      (139)     2,201      1,364     (3,968)
Total assets.....................................................        994      1,069      1,843      4,812      7,406     53,091
Short-term debt (5)..............................................        734        751        877        350        227      5,375
Long-term debt...................................................        137        335        583        270        688     13,751
Class D Redeemable Stock.........................................     --         --         --         --         --          4,135
Stockholders' equity.............................................          6        (55)       277      3,277      5,143     22,295

- ------------------------

(1) Includes a one-time dividend representing the estimated value of the "in-the-money" conversion rights of $1,202 granted to the holders of the Class D Preferred Stock issued in June 1997. See Note 11 to the Consolidated Financial Statements.

(2) Assumes conversion of 40,154 shares of Class A Preferred Stock and 47,068 shares of Class B Preferred Stock into 1,325,082 and 1,553,244 shares of Common Stock, respectively, in 1995, 1996, and 1997, and conversion of 816,038 shares of Class C Preferred Stock into 816,038 shares of Common Stock in 1996 and 1997. See "Description of Capital Stock" and Note 1 to the Consolidated Financial Statements.

(3) Dental chairs under management is defined as the dental chairs owned and managed by the Affiliated Practices.

(4) Gross revenue per chair is defined as the sum of revenue from patient fees from Affiliated Practices and capitation divided by number of dental chairs under management at the end of the period presented.

(5) Includes current portion of long-term debt and borrowings under lines of credit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH BELOW UNDER "BUSINESS," AND IN THIS PROSPECTUS GENERALLY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT LIMITATION, THE RISK FACTORS SET FORTH UNDER "RISK FACTORS" AND THE MATTERS GENERALLY SET FORTH IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION OF THE COMPANY'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA," THE "SELECTED CONSOLIDATED FINANCIAL DATA," THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO, AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    DentalCo is a leading provider of dental practice management services to multi-disciplinary dental practices in targeted markets in the United States. At August 31, 1997, the Company had 496 dental chairs under management at 45 Dental Sites in Georgia, Maryland, Pennsylvania, North Carolina, Virginia, Michigan, Indiana and Colorado. The Company's 109 Affiliated Dentists, of whom 88 provide general dentistry services and 21 provide speciality services, treated an aggregate of approximately 230,000 active patients during the 18 months ended June 30, 1997. In addition, the Company provides non-clinical, technical and administrative services to the Management Practices, which provide dental services at 14 Dental Sites with 167 dental chairs under management.

    In 1996, the Company began to implement a growth strategy of constructing and expanding dental sites as well as acquiring and affiliating with dental practices in targeted markets. Since April, 1996, the Company has built five new sites and expanded four existing sites adding an aggregate of 66 dental chairs under management. The Company also has acquired or affiliated with ten dental practices in eight states adding 34 Dental Sites, 380 dental chairs under management and 81 Affiliated Dentists. This expansion program has increased the patient base and geographic presence of the Company, increased the Company's market presence and substantially increased gross revenue. The pro forma gross revenue of the Company for 1996 and the six months ended June 30, 1997 were $58.1 million and $30.2 million, respectively, compared to actual gross revenue of $12.5 million and $23.0 million for the same periods, respectively.

    The Company has commenced and intends to continue implementing its operating model at the Affiliated Practices over the next 18 to 24 months with the objective of increasing revenue and profitability. To achieve this, the Company intends to increase the mix of specialty services at a Dental Site or within a cluster of Dental Sites, expand hours of operations, increase contracts with managed care companies, and centralize certain functions such as billing and purchasing. There can be no assurance that the Company will be successful in implementing its operating model. See "Business--Services and Operations."

    The Acquisitions have been accounted for under the purchase method of accounting and the purchase price has been allocated between identified tangible and intangible assets purchased and liabilities assumed based upon their respective estimated fair values. Unallocated purchase price is treated as goodwill and amortized over 40 years.

    The Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") is addressing certain matters relating to the physician practice management industry, and the Company expects the EITF will review criteria for the consolidation of professional service corporation revenues and the accounting for business combinations. The Company is unable to predict the impact that this review may have on the Company's acquisition strategy, its accounting for business combinations as purchases of assets or poolings-of-interests, and the estimated useful life assigned to intangible assets.

    GROSS REVENUE. The Company derives gross revenue from three sources: Owned Practices, Affiliated Service Practices and Management Practices. Gross revenue consists of patient fees from Affiliated Practices, capitation and management fees. Net revenue represents gross revenue less amounts attributed to the Affiliated Service Practices. See Note 1 to the Consolidated Financial Statements. The Company records patient fees at established rates reduced by allowances for contractual adjustments. Contractual adjustments result from the terms of certain payor reimbursement contracts and represent the difference between charges at established rates and estimated recoverable amounts. Allowances for contractual adjustments are recognized in the period the dental services are rendered. Differences between estimated recoverable amounts and actual final settlements under reimbursement contracts are reported in the fiscal quarter in which the final settlements are made.

    Patient fees of Affiliated Practices consist of fee-for-service payments, co-payments under capitated plans, payments received from indemnity insurers and a small amount from government programs. In 1996, on a pro forma basis, patient fee revenue represented approximately 72.5% of gross revenue.

    Capitation payments are fixed monthly fees paid to the Company on a per member basis by managed care insurers in exchange for the provision of routine dental services, regardless of the quantity or cost of services provided by the participating dental practice. Approximately 26.5% of pro forma gross revenue in 1996 consisted of capitation payments. At June 30, 1997, the Company had over 243,000 covered lives under capitation contracts. Unlike managed care contracts for the provision of medical services where capitation payments represent a significant portion of the revenue generated, capitated plans for the provision of dental services generally require that the patient pays a significant portion of the total cost of services provided. The co-payment structure for dental services reduces the dental practices' exposure to overutilization. Co-payments are recognized in patient fee revenue. The Company expects revenues derived from capitation contracts will increase as a result of the increasing demand for dental managed care and as managed dental care contracts are added to acquired or newly constructed dental sites.

    Management fees represent income earned by the Company for performing administrative functions, such as billing, collections, accounting, payroll and leasing of facilities for Management Practices in North Carolina, New Jersey, Missouri and Pennsylvania.

    AMOUNTS ATTRIBUTED TO AFFILIATED SERVICE PRACTICES. Amounts attributed to Affiliated Service Practices represent the amounts paid by such practices for:
(i) salaries and related taxes and benefits to dentists and hygienists; (ii) costs relating to malpractice insurance, expenses relating to professional meetings, seminars, professional dues, books and professional licensing fees; and (iii) all other expenditures required to be made or incurred by the Affiliated Service Practices under applicable law. Typically, salaries paid to general dentists are fixed and salaries paid to specialists vary based upon the dollar value of services performed. Amounts attributed to Affiliated Service Practices are deducted from gross revenue to obtain net revenue.

    PERSONNEL AND SITE OPERATIONS. Personnel and site operations expenses consist of salary, benefits and bonus payments to Affiliated Dentists and other professional service providers employed by the Owned Practices, compensation expenses of the non-clinical staff at the Dental Sites, dental and office supplies, laboratory fees, rent and lease expense. Salary and compensation costs, which are typically fixed, represent the largest portion of these expenses. As part of its strategy, DentalCo is seeking to increase efficiency by utilizing dental assistants and hygienists at more than one Dental Site and, where permitted, assigning expanded duties to dental assistants and hygienists under the supervision of Affiliated Dentists. In an effort to reduce supply costs as percentage of revenue, the Company is negotiating a contract with a sole supplier to provide dental supplies to the Dental Practices.

    CORPORATE. Corporate expenses consist of compensation expenses for executive personnel and support and administrative staff as well as other administrative costs at the Company's corporate headquarters and regional offices. Administrative costs include expenses for financial systems, management information systems, and overhead. The Company is in the process of implementing an organizational structure, including the consolidation of functions, which it believes will result in cost savings at the corporate level.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses include property, equipment and other Dental Site depreciation charges as well as amortization charges relating to intangible assets acquired in connection with the Acquisitions, including covenants not to compete, management contracts and goodwill. See Note 1 to Consolidated Financial Statements. Depending on the amount and timing of future acquisitions, depreciation and amortization expense could increase.

    FEDERAL AND STATE INCOME TAXES (BENEFIT). As of June 30, 1997, the Company had approximately $1.2 million of net operating loss carry forwards. As a result, the Company's effective tax rate in future periods may be less than the marginal federal tax rate of 36% to the extent such net operating losses are utilized.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of gross revenue:

                                                                                          SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                          JUNE 30,
                                 ----------------------------------------------  -----------------------------------
                                                                    PRO FORMA                            PRO FORMA
                                                                   AS ADJUSTED                          AS ADJUSTED
                                   1994       1995       1996         1996         1996       1997         1997
                                 ---------  ---------  ---------  -------------  ---------  ---------  -------------
STATEMENT OF OPERATIONS DATA:
Gross revenue:
  Patient fees of Affiliated
    Practices..................       87.3%      83.2%      82.7%        72.5%        84.7%      70.9%        70.5%
  Capitation...................       12.7       16.8       16.7         26.5         15.3       25.2         25.4
  Management fees..............     --         --             .6          1.0       --            3.9          4.1
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
    Total......................      100.0      100.0      100.0        100.0        100.0      100.0        100.0
Less amounts attributed to
  Affiliated Service
    Practices..................       42.2       38.9       39.2         36.1         38.3       30.7         31.4
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
Net revenue....................       57.8       61.1       60.8         63.9         61.7       69.3         68.6
Operating expenses:
  Personnel and site
    operations.................       46.1       40.4       49.0         48.0         43.0       51.1         49.2
  Corporate....................        7.1       14.8       22.4         13.5         25.6       17.1         15.0
  Depreciation and
    amortization...............        3.0        1.9        1.9          3.6           .9        4.1          3.9
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
    Total......................       56.2       57.1       73.3         65.1         69.5       72.3         68.1
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
Operating income (loss)........        1.6        4.0      (12.5)        (1.2)        (7.8)      (3.0)          .5
Other income (expense):
  Interest expense.............        (.4)       (.7)       (.5)      --              (.7)      (4.4)      --
  Investment income............         .4         .6         .9           .2           .6         .6           .4
  Other income.................         .4         .4     --           --               .4         .5           .4
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
    Total......................         .4         .3         .4           .2           .3       (3.3)          .8
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
Earnings (loss) before income
  taxes........................        2.0        4.3      (12.1)        (1.0)        (7.5)      (6.3)         1.3
Federal and state income taxes
  (benefit)....................        1.5        1.6       (2.9)          .2         (1.3)        .6           .1
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
Net earnings (loss) before
  extraordinary item...........         .5%       2.7%      (9.2)%         (.8)%      (6.2)%      (5.7)%         1.2%
                                 ---------  ---------  ---------        -----    ---------  ---------        -----
                                 ---------  ---------  ---------        -----    ---------  ---------        -----

    Since April 1996, the Company's operations have been significantly affected by the integration of the Acquisitions. Specifically, the Company acquired Bhatia, Cunningham and Offerdahl in April, November and December of 1996, respectively. Nanston was acquired in January 1997 and Becker, Indiana Dental and Kittleman were acquired in February 1997. Modern, BelAir and Bowman Gray were acquired in May, June and August 1997, respectively. See "The Company" and "Certain Transactions."

    PRO FORMA SIX MONTHS ENDED JUNE 30, 1997, COMPARED TO ACTUAL SIX MONTHS ENDED JUNE 30, 1997

    GROSS REVENUE. Pro forma gross revenue for the six months ended June 30, 1997, compared to actual gross revenue, increased to $30.2 million from $23.0 million, an increase of 31%. This increase resulted primarily from the acquisitions of Modern, Bowman Gray and two Maryland dental practices which added gross revenue of $5.5 million, $1.2 million and $500,000 respectively.

    Pro forma patient fees of Affiliated Practices for the six months ended June 30, 1997, compared to actual patient fees of such practices, increased by 31% to $21.3 million from $16.3 million. This increase resulted primarily from the acquisitions of Modern, Bowman Gray and two Maryland dental practices which added patient fees of $3.3 million, $1.2 million and $500,000 respectively.

    Pro forma capitation payments for the six months ended June 30, 1997 compared to actual capitation payments, increased by 33% from $5.8 million to $7.7 million. This increase resulted principally from the acquisition of Modern.

    Pro forma management fees for the six months ended June 30, 1997, compared to actual management fees, increased by 31% to $1.2 million from $914,000. The increase resulted from the acquisition of Modern which provides administrative services to two Dental Sites in New Jersey and nine Dental Sites in Pennsylvania.

    AMOUNTS ATTRIBUTED TO AFFILIATED SERVICE PRACTICES. Pro forma amounts attributed to Affiliated Service Practices for the six months ended June 30, 1997, compared to actual amounts attributed to Affiliated Service Practices, increased by 36% to $9.5 million from $7.0 million. The increase resulted primarily from the acquisitions of Modern and Bowman Gray, which added amounts attributed to Affiliated Service Practices of $1.8 million and $647,000, respectively.

    PERSONNEL AND SITE OPERATIONS. Pro forma personnel and site operations expenses for the six months ended June 30, 1997, compared to actual expenses, increased by 27% to $14.9 million from $11.7 million. The increase resulted primarily from the acquisitions of Modern, Bowman Gray and the two Maryland practices, which added personnel and site operations expenses of $2.2 million, $500,000 and $400,000 respectively.

    CORPORATE. Pro forma corporate expenses for the six months ended June 30, 1997, compared to actual expenses, increased by 16% to $4.5 million from $3.9 million. The increase resulted primarily from the absorption of $615,000 in corporate expenses at Modern. There were no significant corporate expenses related to the acquisitions of Bowman Gray and two Maryland dental practices.

    DEPRECIATION AND AMORTIZATION. Pro forma depreciation and amortization expenses for the six months ended June 30, 1997, compared to actual depreciation and amortization expenses, increased by 17% to $1.1 million from $938,000. The increase resulted principally from the acquisition of Modern, which added depreciation and amortization expenses of $142,000.

    SIX MONTHS ENDED JUNE 30, 1997, COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    GROSS REVENUE. Gross revenue for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased by 297% to $23.0 million from $5.8 million. Of this increase, $10.5 million, $2.1 million and $1.3 million was attributable to the acquisitions of Nanston, Indiana Dental and Kittleman, respectively; $1.1 million was attributable to the acquisition of Modern; and $2.2 million was attributable to same site growth in Maryland and Virginia. The Nanston acquisition was consummated in January 1997, Indiana Dental and Kittleman were consummated in February 1997 and Modern was consummated in May 1997.

    Patient fees of Affiliated Practices for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased by 233% to $16.3 million from $4.9 million. Of this increase, $6.7 million, $1.6 million and $1.3 million was attributable to the acquisitions of Nanston, Indiana Dental and Colorado, respectively; $661,000 was attributable to the acquisition of Modern; and the balance was attributable to same site growth in Maryland and Virginia.

    Capitation payments for the six months ended June 30, 1997, increased to $5.8 million from $900,000. Of this increase, $3.7 million was attributable to the acquisition of Nanston and $368,000 was attributable to the acquisition of Modern.

    Management fees for the six months ended June 30, 1997, were $914,000. There were no management fees in the six months ended June 30, 1996. Of this amount, $681,000 was attributable to the assumption of certain management contracts in connection with the acquisition of Nanston.

    AMOUNTS ATTRIBUTED TO AFFILIATED SERVICE PRACTICES. Amounts attributed to Affiliated Service Practices for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased by 218% to $7.0 million from $2.2 million. Of this increase, $4.0 million was attributable to the acquisition of Nanston and the balance was due to an increase in salaries at the three Dental Sites in Virginia and Maryland. Amounts attributed to Affiliated Service Practices as a percentage of revenue decreased from 38% for the six months ended June 30, 1996 to 31% for the six months ended June 30, 1997 as a result of the acquisitions of Owned Practices in Colorado and Indiana, which contributed increased gross revenue to the Company without a corresponding increase in amounts attributed to Affiliated Dentists.

    PERSONNEL AND SITE OPERATIONS. Personnel and site operations expenses for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased by 368% to $11.7 million from $2.5 million. Of this increase, $4.5 million, $2.2 million and $1.2 million was attributable to the acquisitions of Nanston, Indiana Dental and Colorado, respectively; $455,000 was attributable to the acquisition of Modern; and $800,000 was attributable to same site growth in Maryland and Virginia. Amounts paid for personnel and site operations as a percentage of gross revenue expenses increased from 43% for the six months ended June 30, 1996 to 51% for the six months ended June 30, 1997 as a result of the acquisition of the Owned Practices in Colorado and Indiana.

    CORPORATE. Corporate expenses for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased by 160% to $3.9 million from $1.5 million. Of this increase, $900,000 and $200,000 was attributable to the acquisitions of Nanston and Modern, respectively, and $1.3 million was attributable to an increase in the number of accounting and management personnel and increased expenditures for management information systems to implement a multi-state network. Corporate expenses as a percentage of gross revenue decreased from 26% for the six months ended June 30, 1996 to 17% for the six months ended June 30, 1997 principally due to lower corporate expenses as a percentage of gross revenue at the Acquisitions.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased to $938,000 from $54,000. Of this increase, $540,000, $110,000 and $50,000 was attributable to the acquisitions of Nanston; Offerdahl, Cunningham and Kittleman; and Indiana Dental, respectively; $44,000 was attributable to the acquisition of Modern; and the balance was attributable to the depreciation related to newly opened sites in Virginia and Maryland. As a percentage of gross revenue, depreciation and amortization expense increased from 1% for the six months ended June 30, 1996 to 4% for the six months ended June 30, 1997, due principally to the increased depreciation and amortization of the intangibles associated with the Acquisitions.

    INTEREST EXPENSE. Interest expense for the six months ended June 30, 1997, compared to the six months ended June 30, 1996, increased to $1.0 million from $40,000, an increase of $973,000. The increase resulted primarily from increased debt incurred to fund the acquisitions of Nanston, Modern, Indiana Dental, Offerdahl, Cunningham and Kittleman, and selected sites in Maryland and Virginia.

    NET EARNINGS (LOSS). As a result of the above, the Company reported a net loss of $1.4 million for the six months ended June 30, 1997, compared to a net loss of $434,000 for the six months ended June 30, 1996.

    PRO FORMA YEAR ENDED DECEMBER 31, 1996 COMPARED TO ACTUAL YEAR ENDED DECEMBER 31, 1996

    GROSS REVENUE. Pro forma gross revenue for 1996, compared to actual gross revenue, increased by 365% to $58.1 million from $12.5 million. Of this increase, $21.2 million and $4.2 million was attributable to the acquisitions of Nanston and Indiana Dental respectively, each of which was consummated in January 1997 and $7.5 million was attributable to the acquisition of certain dental practices in Colorado, North Carolina, Maryland and Virginia as well as the construction of two new Dental Sites in Maryland and one new Dental Site in Virginia.

    Pro forma patient fees of Affiliated Practices for 1996, compared to actual patient fees, increased by 309% to $42.1 million from $10.3 million. Of this increase, $12.9 million and $3.4 million was attributable to the acquisitions of Nanston and Indiana Dental, respectively; $8.0 million was attributable to the acquisition of Modern; and $7.5 million was attributable to the acquisition of various dental practices in Colorado, North Carolina, Maryland and Virginia and the construction of new Dental Sites in Maryland and Virginia.

    Pro forma capitation payments for 1996, compared to actual capitation payments, increased to $15.4 million from $2.1 million. Of this increase, $8.1 million and $800,000 was attributable to the acquisitions of Nanston and Indiana Dental, respectively, and $4.3 million was attributable to the acquisition of Modern.

    Pro forma management fees for 1996, compared to actual management fees, increased to $635,000 from $70,000. The increase was primarily attributable to the acquisition of Modern which provided administrative services to two Dental Sites in New Jersey and nine Dental Sites in Pennsylvania.

    AMOUNTS ATTRIBUTED TO AFFILIATED SERVICE PRACTICES. Pro forma amounts attributed to Affiliated Service Practices for 1996, compared to actual amounts attributed to Affiliated Service Practices, increased to $20.9 million from $4.9 million. Of this increase, $8.8 million was attributable to an increase in the number of Affiliated Dentists associated with the acquisition of Nanston and $4.9 million was attributable to an increase in the number of Affiliated Dentists associated with the acquisition of Modern.

    PERSONNEL AND SITE OPERATIONS. Pro forma personnel and site operations expenses for 1996, compared to actual expenses, increased to $27.9 million from $6.1 million. Of this increase, $8.8 million, $4.6 million and $4.2 million were attributable to the acquisitions of Nanston, Modern and Indiana Dental, respectively, and the balance was attributable to the acquisition of certain dental practices in Colorado, North Carolina, Maryland and Virginia and construction of new Dental Sites in Maryland and Virginia.

    CORPORATE. Pro forma corporate expenses for 1996, compared to actual corporate expenses, increased by 178% to $7.8 million from $2.8 million. Of this increase, $2.7 million and $2.2 million were attributable to the acquisitions of Nanston and Modern, respectively.

    DEPRECIATION AND AMORTIZATION. Pro forma depreciation and amortization expenses for 1996, as compared to actual depreciation and amortization expenses, increased to $2.0 million from $232,000. This increase resulted from the acquisitions of Nanston, Modern, Indiana Dental, Cunningham and Offerdahl, and the construction of new Dental Sites in Maryland and Virginia.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    GROSS REVENUE. Gross revenue for 1996, compared to 1995, increased by 29% to $12.5 million from $9.7 million. Of this increase, $1.1 million was attributable to same site growth in Maryland which resulted from the expansion of two Dental Sites and an increase in managed care contracts; $655,000 was attributable to the acquisition of one Dental Site in Virginia; and $573,000 was attributable to two newly constructed Dental Sites in Maryland and one newly constructed Dental Site in Virginia.

    Patient fees of Affiliated Practices for 1996, compared to 1995, increased by 27% to $10.3 million from $8.1 million. Of this increase, $1.1 million was attributable to same site growth in Maryland which resulted from the expansion of two Dental Sites and an increase in managed care contracts; $525,000 was attributable to two newly constructed Dental Sites in Maryland and one newly constructed Dental Site in Virginia; and $473,000 was attributable to the acquisition of one Dental Site in Virginia.

    Capitation payments for 1996, compared to 1995, increased by 31% to $2.1 million from $1.6 million. Of this increase, $220,000 was attributable to same site growth in Maryland which resulted from the expansion of two Dental Sites and an increase in managed care contracts; $182,000 was attributable to the acquisition of one Dental Site in Virginia; and $49,000 was attributable to two newly constructed Dental Sites in Maryland and one newly constructed Dental Site in Virginia.

    Management fees for 1996 were $70,000. There were no management fees for 1995. The increase in management fees is attributable to entering into a contract with the Management Practice in Missouri.

    AMOUNTS ATTRIBUTED TO AFFILIATED SERVICE PRACTICES. Amounts attributed to Affiliated Service Practices for 1996, compared to 1995, increased by 29% to $4.9 million from $3.8 million. Of this increase, $700,000 was due to same site growth in Maryland which resulted from the expansion of two Dental Sites and an increase in managed care contracts; $209,000 was due to the acquisition of one Dental Site in Virginia; and $183,000 was due to two newly constructed Dental Sites in Maryland and one newly constructed Dental Site in Virginia.

    PERSONNEL AND SITE OPERATIONS. Personnel and site operations expenses for 1996, compared to 1995, increased by 56% to $6.1 million from $3.9 million. Of this increase, $330,000 was atributable to increased facilities costs (i.e., leasing for space and equipment) at existing Dental Sites; $320,000 was attributable to increased facilities costs at newly constructed Dental Sites in Maryland and Virginia; and the balance to increased staff, supplies and expenses associated with the expansion and construction of four new sites representing a 52% increase in the number of chairs. Personnel and site operations expenses as a percentage of gross revenue increased from 40% in 1995 to 49% in 1996 primarily due to increased expenses that are typically incurred at a newly constructed or expanded Dental Site prior to realizing an increase in gross revenue at such site.

    CORPORATE. Corporate expenses for 1996, compared to 1995, increased by 100% to $2.8 million from $1.4 million. Corporate expenses as a percentage of gross revenue increased from 15% in 1995 to 22% in 1996. The increase resulted from hiring additional accounting and management personnel to support a multi-state network of dental sites.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for 1996, compared to 1995, increased by 23% to $232,000 from $188,000. Of this increase, $30,000 was attributable to the acquisition of one Dental Site in Virginia and $14,000 was attributable to three newly constructed Dental Sites.

    OTHER INCOME (EXPENSE). Other income for 1996, compared to 1995, increased by 92% to $48,000 from $25,000. This increase resulted largely from increased investment income of $55,000 due to interest earned on the remaining balance of equity funding of $3.0 million received in August, 1995 and $3.0 million received in July, 1996, offset in part by a decline in other income of $33,000.

    FEDERAL AND STATE INCOME TAXES (BENEFIT). Due to a loss before income taxes in 1996, an income tax benefit of $362,000 was realized compared to a provision for income taxes of $155,000 in 1995.

    NET EARNINGS (LOSS). As a result of the above, the Company reported a net loss of $1.1 million in 1996 compared to net income of $259,000 in 1995.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    GROSS REVENUE. Gross revenue for 1995, compared to 1994, increased by 10% to $9.7 million from $8.8 million. This increase was primarily attributable to an increased focus by the Company on securing managed care contracts following the sale by the Company of a dental HMO in August 1994 (the "Dental HMO"). See
Note 1 to the Consolidated Financial Statements.

    Patient fees of Affiliated Practices for 1995, compared to 1994, increased by 6% to $8.1 million from $7.6 million. This increase was primarily attributable to same site growth resulting from increased co-payments pursuant to newly secured capitation contracts.

    Capitation payments for 1995, compared to 1994, increased by 45% to $1.6 million from $1.1 million. This increase was primarily attributable to an increased focus by the Company on securing managed care contracts following the sale by the Company of the Dental HMO.

    AMOUNTS ATTRIBUTED TO AFFILIATED SERVICE PRACTICES. Amounts attributed to Affiliated Service Practices for 1995, compared to 1994, remained at $3.7 million.

    PERSONNEL AND SITE OPERATIONS. Personnel and site operations expenses for 1995, compared to 1994, decreased by 3% to $3.9 million from $4.0 million. Personnel and site operations expenses as a percentage of revenue decreased from 46% in 1994 to 40% in 1995, reflecting the cost savings realized from the consolidation of two Dental Sites in Maryland.

    CORPORATE. Corporate expenses for 1995, compared to 1994, increased by 132% to $1.4 million from $620,000. This increase resulted from a reallocation to corporate expenses of a portion of the salaries of two Affiliated Dentists, including Dr. Halpert, reflecting increased time devoted to implementing a multistate network. Accordingly, corporate expenses as a percentage of gross revenue increased from 7% in 1994 to 15% in 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for 1995, compared to 1994, decreased by 28% to $188,000 from $261,000. The decrease primarily resulted from consolidating two Dental Sites in Maryland and the transfer of certain assets in connection with the sale of the Dental HMO. As a percentage of gross revenue, depreciation decreased from 3% in 1994 to 2% in 1995 as a result of these events.

    NET EARNINGS (LOSS). As a result of the above, net income increased from $47,000 in 1994 to $259,000 in 1995.

SELECTED QUARTERLY OPERATING RESULTS

    The following tables set forth unaudited quarterly results of operations of the Company for each of the quarters in the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, including such amounts expressed as a percentage of gross revenue. This information has been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The quarterly operating results are not necessarily indicative of future results of operations.

                                                                  THREE MONTH PERIOD ENDED,
                            ------------------------------------------------------------------------------------------------------
                             MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                               1995         1995         1995         1995         1996         1996         1996         1996
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Gross revenue:
  Patient fees of
    Affiliated
      Practices...........   $   1,924    $   2,120    $   2,009    $   2,033    $   2,228    $   2,690    $   2,689    $   2,693
  Capitation..............         395          339          486          415          401          487          528          670
  Management fees.........      --           --           --           --           --           --           --               70
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total.................       2,319        2,459        2,495        2,448        2,629        3,177        3,217        3,433
  Less amounts attributed
    to Affiliated Service
      Practices...........         909          904          928        1,037        1,196        1,029        1,335        1,318
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net revenue...............       1,410        1,555        1,567        1,411        1,433        2,148        1,882        2,115
Total operating
  expenses................       1,306        1,272        1,522        1,454        1,761        2,273        2,554        2,546
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss)...         104          283           45          (43)        (328)        (125)        (672)        (431)
Earnings (loss) before
  income taxes............         112          267           53          (18)        (302)        (133)        (651)        (422)
Net earnings (loss).......          70          167           33          (11 )       (244 )       (115 )       (509 )       (278)


                             MARCH 31,   JUNE 30,
                               1997        1997
                            -----------  ---------

STATEMENT OF OPERATIONS
  DATA:
Gross revenue:
  Patient fees of
    Affiliated
      Practices...........   $   7,675   $   8,590
  Capitation..............       2,608       3,168
  Management fees.........         472         442
                            -----------  ---------
    Total.................      10,755      12,200
  Less amounts attributed
    to Affiliated Service
      Practices...........       3,321       3,717
                            -----------  ---------
Net revenue...............       7,434       8,483
Total operating
  expenses................       7,617       8,980
                            -----------  ---------
Operating income (loss)...        (183)       (497)
Earnings (loss) before
  income taxes............        (494)       (942)
Net earnings (loss).......        (265 )    (1,039)

                                                               AS A PERCENTAGE OF GROSS REVENUE
                                                                  THREE MONTH PERIOD ENDED,
                            ------------------------------------------------------------------------------------------------------
                             MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                               1995         1995         1995         1995         1996         1996         1996         1996
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
  DATA:
Gross revenue:
  Patient fees of
    Affiliated
      Practices...........        83.0%        86.2%        80.5%        83.0%        84.7%        84.7%        83.6%        78.4%
  Capitation..............        17.0         13.8         19.5         17.0         15.3         15.3         16.4         19.6
  Management fees.........      --           --           --           --           --           --           --              2.0
                                 -----        -----        -----        -----        -----        -----        -----        -----
    Total.................       100.0        100.0        100.0        100.0        100.0        100.0        100.0        100.0
Less amounts attributed to
    Affiliated Service
      Practices...........        39.2         36.8         37.2         42.4         45.5         32.4         41.5         38.4
                                 -----        -----        -----        -----        -----        -----        -----        -----
Net revenue...............        60.8         63.2         62.8         57.6         54.5         67.6         58.5         61.6
Total operating
  expenses................        56.3         51.7         61.0         59.4         67.0         71.5         79.4         74.2
                                 -----        -----        -----        -----        -----        -----        -----        -----
Operating income (loss)...         4.5         11.5          1.8         (1.8)       (12.5)        (3.9)       (20.9)       (12.6)
Earnings (loss) before
  income taxes............         4.8         10.9          2.1          (.7)       (11.5)        (4.2)       (20.2)       (12.3)
Net earnings (loss).......         3.0          6.8          1.3          (.4)        (9.3)        (3.6)       (15.8)        (8.1)


                             MARCH 31,    JUNE 30,
                               1997         1997
                            -----------  -----------
STATEMENT OF OPERATIONS
  DATA:
Gross revenue:
  Patient fees of
    Affiliated
      Practices...........        71.4%        70.4%
  Capitation..............        24.2         26.0
  Management fees.........         4.4          3.6
                                 -----        -----
    Total.................       100.0        100.0
Less amounts attributed to
    Affiliated Service
      Practices...........        30.9         30.5
                                 -----        -----
Net revenue...............        69.1         69.5
Total operating
  expenses................        70.8         73.6
                                 -----        -----
Operating income (loss)...        (1.7)        (4.1)
Earnings (loss) before
  income taxes............        (4.6)        (7.7)
Net earnings (loss).......        (2.5)        (8.5)

    The Company has experienced fluctuations in gross revenue with higher revenue typically recorded in the second and third quarters, while first and fourth quarter revenues are typically lower on a relative basis. The Company believes that lower revenue in the first quarter is attributable to the frequency and intensity of inclement weather in certain markets and that lower revenue in the fourth quarter is attributable to fewer working days during the holiday season. The higher revenue in the second and third quarters is attributable to increased demand for dental care services during summer vacations and the beginning of the school year. Operating results will also be affected by the timing of acquisitions and affiliations that may occur in the future, the opening of new facilities constructed by DentalCo and the timing of the implementation of major contracts with managed care and other payor organizations.

    Because compensation represents a majority of the Company's expenses, the Company may be unable to promptly respond to any unexpected revenue shortfall. An unexpected revenue shortfall could cause a significant variation in operating results from quarter-to-quarter and could have a material adverse effect on the Company's results of operations. Accordingly, the Company believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of likely future performance.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary capital needs consist of working capital, capital expenditures and acquisition funds needed to support its growth. Historically, the Company has met these liquidity needs with equity capital provided by venture capital investors, shares of Common Stock issued to fund a portion of the purchase price of certain acquisitions, bank borrowings, and cash flow from operations. See "Certain Transactions."

    Net cash used in operations was $17,000, $994,000 and $1.9 million in 1994, 1996 and the six months ended June 30, 1997, respectively. Net cash provided by operations was $226,000 in 1995. The change from cash provided by operations to cash used in operations from 1995 to 1996 and the six months ended June 30, 1997 was due primarily to the net losses incurred in 1996 and the six months ended June 30, 1997, together with an increase in working capital to support the Company's growth strategy, including implementation of a multistate network. The Company anticipates a continued need for investment in working capital through 1997 as it implements its growth strategy.

    Cash used in investing activities was $131,000, $582,000, $2.5 million and $17.0 million in 1994, 1995, 1996 and the six months ended June 30, 1997, respectively. Such investing activities consisted primarily of $0, $1.4 million and $15.9 million used to finance acquisitions in 1995, 1996 and the six months ended June 30, 1997, respectively, and $100,000, $653,000 and $699,000 used to construct new or expand existing Dental Sites in 1995, 1996 and the six months ended June 30, 1997, respectively.

    Cash provided by financing activities to fund operations and investing activities was $440,000, $2.6 million, $2.3 million and $19.9 million in 1994, 1995, 1996 and the six months ended June 30, 1997, respectively. Prior to 1997, the Company financed its expansion substantially from the issuance of preferred stock to venture capital firms which aggregated to $2.7 million and $2.9 million in 1995 and 1996, respectively. In 1997, the Company primarily met its financing needs both through borrowings under the Credit Facility which aggregated $17.7 million and the issuance of Class D Preferred Stock which aggregated $8.0 million. Approximately $5.0 million of the net proceeds from the issuance of the Class D Preferred Stock was used to repay a portion of the balance outstanding under the Credit Facility in June 1997 to bring the Company into compliance with a financial covenant of the Credit Facility. In July 1997, the Company issued an additional $10.5 million of Class D Preferred Stock. The net proceeds were used to finance the acquisitions of Bowman Gray, Modern and BelAir and to fund working capital needs. See "Certain Transactions" and "Description of Capital Stock."

    The Credit Facility, which was entered into on December 31, 1996, replaced two bank lines of credit that the Company maintained during 1995 and 1996 and which were paid in full at December 31, 1996. The Credit Facility provides for up to $25 million in revolving credit loans of which up to $5 million may be used for working capital (subject to a borrowing base limitation of 85% of eligible receivables) and the balance to finance acquisitions approved by NationsCredit subject to the Company's compliance with certain financial covenants. Borrowings under the Credit Facility bear interest at 450 basis points over the 30-day commercial paper rate as quoted in The Wall Street Journal under "Money Rates." The rate as of July 1, 1997 was 5.657%. Prior to December 31, 1997, the Company may reborrow funds which it has previously borrowed and repaid. The Credit Facility converts to a term loan on December 31, 1997, with a final maturity date of January 1, 2003, and the Company is obligated to repay the outstanding principal under the Credit Facility in quarterly installments commencing January 1, 1998. Under the terms of the Credit Facility, the Company is also obligated to pay (i) an unused commitment fee of up to .5% per annum on the daily average of the unused portion of the revolving credit commitments during each quarter through December 31, 1997; (ii) $250,000 if the Company terminates or irrevocably reduces the amount of revolving credit commitments as a result of a public offering of Common Stock which results in net proceeds to the Company of at least $25 million; and (iii) upon the earlier of December 31, 2001 or the date on which the balance of the Credit Facility is reduced to zero, a fee equal to a percentage of the Company's pro forma EBITDA for the Company's most recently completed fiscal quarter less the debt of the Company permitted under the Credit Facility, which as of June 30, 1997 was approximately $880,000. Approximately $12.7 million was outstanding under the Credit Facility at August 31, 1997. After completion of this Offering, the Company expects to negotiate a new credit facility or renegotiate the Credit Facility.

    Through 1998, the Company expects to expend approximately $36.0 million for acquisitions of, and affiliations with, dental practices and approximately $4.0 million for capital expenditures. Such capital expenditures are expected to be primarily for implementation of its integrated management information systems, office furniture, telecommunications and office equipment and leasehold improvements to support Dental Sites. The Company expects to finance the acquisitions through a combination of cash, debt and equity. The net proceeds from this Offering, estimated to be approximately $45.3 million will be used to repay the outstanding borrowings under the Credit Facility, the Nanston Loan and the North Carolina PA Loan, to redeem the Class D Redeemable Preferred Stock and to fund possible future acquisitions and working capital needs. See "Use of Proceeds." The Company believes that the net proceeds from this Offering and amounts available under the Credit Facility or a successor credit facility, together with cash generated from operations, will be sufficient to fund acquisitions, capital expenditures and working capital through 1998. The Company may also consider alternative financing methods such as equipment leases or asset based borrowing. Funds generated from operations and funds available under the Credit Facility as it may be amended or renegotiated, together with the issuance of equity securities may not be sufficient to implement the Company's growth strategy in the long term. The Company may be required to seek additional financing through the renegotiation of credit facilities or public or private placements of debt and equity securities. No assurance can be given that the Company will be able to negotiate a new credit facility or renegotiate the Credit Facility or complete additional debt or equity financing on terms acceptable to the Company. See "Risk Factors--Limited Capital; Need for Additional Financing."

RECENTLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") which establishes standards for computing and presenting earnings per share ("EPS"). FAS 128 replaces the presentation of primary EPS with a presentation of basic EPS which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. This statement also requires dual presentation of basic EPS and diluted EPS on the face of the income statement for all periods presented. FAS 128 is effective for periods ending after December 15, 1997. The Company plans to adopt FAS 128 in the period ending December 31, 1997 and does not expect the impact on EPS to be significant.

                                    BUSINESS

INTRODUCTION

    DentalCo is a leading provider of dental practice management services to multi-disciplinary dental practices in targeted markets in the United States. At August 31, 1997, the Company had 496 dental chairs under management at 45 Dental Sites in Georgia, Maryland, Pennsylvania, North Carolina, Virginia, Michigan, Indiana and Colorado. The Company's 109 Affiliated Dentists, of which 88 provide general dentistry services and 21 provide specialty services, treated an aggregate of approximately 230,000 active patients during the 18 months ended June 30, 1997. In addition, the Company provides non-clinical, technical and administrative services to the Management Practices which provide dental services at 14 Dental Sites with 167 dental chairs under management.

DENTAL CARE SERVICES INDUSTRY

    The Health Care Financing Administration estimates that expenditures for dental care services were approximately $45.8 billion in 1995 and will exceed $59.1 billion by 2000. The Company believes that the growth in demand for dental care services results primarily from: (i) the aging of the population, a large portion of which have retained their teeth leading to an increased need for dental care services, including high margin specialty services; (ii) increased demand for cosmetic procedures, including orthodontic care; (iii) increased availability and use of dental insurance; and (iv) the growth of managed care organizations that offer dental coverage to their members.

    The dental care services industry, which is highly fragmented, consisted of approximately 151,000 practicing dentists in 1995, 87% of whom practiced either alone or with one other dentist. Traditionally, payments for dental care services have not been covered by insurers and consequently have been paid by patients on a fee-for-service basis. Employers have responded to the desire of employees for enhanced benefits by providing access to third-party payment arrangements to finance the purchase of dental care services. These third-party arrangements include indemnity insurance, PPOs and capitated managed dental care plans. Further, in response to ongoing market trends, general and specialty dental practices increasingly have consolidated into larger dental networks. Generally in these practice networks, a separate professional management team provides practice management functions such as staffing, billing and collections, information systems operations, managed care contracting, leasing, purchasing and marketing, thereby enabling dentists to focus on providing dental care services.

    The Company believes consolidation in the dental care services industry will continue and dentists will seek to affiliate or consolidate with entities, such as the Company, that (i) allow dentists to focus on practicing dentistry by providing administrative resources to manage scheduling, treatment plans, quality assurance and other programs; (ii) provide dentists opportunities to realize value for their practices; (iii) facilitate participation in managed care plans through contracting and providing integrated management information systems; (iv) provide systems and personnel that can process the information required by increasingly complex government regulations; and (v) realize economies of scale in purchasing and providing capital for equipment and site expansion.

    Payment for dental care services is derived primarily from patients and third party insurers, with a significant increase in recent years of coverage under PPOs and capitated plans. According to the American Dental Association, in 1995, approximately 50% of gross billings generated by general and specialist dental providers were derived from private dental insurers, approximately 45% were derived from direct payments by patients and the remainder was derived from payments by government programs and other sources. According to the National Association of Dental Plans, the number of people covered by capitated plans increased from 7.8 million in 1990 to 20.7 million in 1995.

    Dental insurers or administrators offer various types of coverage, including indemnity plans, PPOs and capitated plans. Under a typical indemnity plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. Under a PPO, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the PPO in exchange for the stable patient base. Under a capitated plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider, regardless of the level of services provided to the member for that period. Capitated plans also typically require a co-payment by the patient for the provision of non-routine and specialty services provided. The Company believes PPOs and capitated plans seek to contract with providers that are conveniently located in highly populated areas, offer a full range of multi-disciplinary services and have the ability to efficiently process information about the patients they serve.

    The Company believes that demographic trends, growth in dental insurance, PPO and capitated plans provide opportunities for large dental practice management service companies. The aging population and the increased demand for cosmetic dental procedures supports the growth of dental care services, expanding the market for the services of a dental practice management company. A network of dental practitioners enables managed care plans to offer convenient service to their members and provides practitioners with the ability to increase patient flow through managed care contracts. Most general and specialist dental services can be provided in the same dental chair which provides an opportunity for increased patient volume and economies of scale in facilities and equipment. In addition, the payment for dental care services generally differs from the payment for medical services in the structure of co-payment arrangements. Unlike medical co-payments which typically represent 10 to 20% of the total cost of services provided, co-payments for dental care services typically represent a substantial portion of the provider's reimbursement rate, often greater than 50% of the usual fee-for-service charge. Because non-routine dental care services are typically not capitated under dental managed care plans, the provider is not negatively impacted by increased levels of utilization of such services under dental managed care plans. Instead, payments for non-routine services are largely the responsibility of the patient and are usually paid on a discounted fee-for-service basis. The Company has not historically experienced significant write-offs relating to individual payments for these services.

STRATEGY

    The Company's objective is to become the leading multi-disciplinary dental practice management company. To achieve this objective, the Company's strategy is to:

    EXPAND IN EXISTING MARKETS. To expand in existing markets, the Company seeks to acquire or affiliate with general dental practices, expand existing sites and build new sites. The Company targets for acquisition or affiliation general dental practices that (i) are located in proximity to other dental sites to create a cluster; (ii) have a large and stable patient base; (iii) generate substantial referrals to specialists; (iv) collect revenue primarily from fee-for-service, PPOs and indemnity insurance; (v) maintain a facility that can accommodate the provision of or be expanded to provide dental care to large numbers of patients; and (vi) are able to recruit and retain dentists. Under current market conditions, the Company believes it is more economical to acquire or affiliate with existing dental practices than to construct new sites. While the Company will continue to expand existing Dental Sites, it will construct new dental sites when it is unable to acquire or affiliate with a practice on favorable terms. Since January 1, 1996, the Company has built five sites and expanded four sites in Maryland, Virginia, Pennsylvania and Georgia, resulting in an increase of 66 dental chairs under management.

    INCREASE REVENUE PER DENTAL CHAIR. The Company seeks to increase revenue per dental chair by increasing the mix of specialty services at a Dental Site or within a cluster of Dental Sites and expanding hours of operation. By integrating specialists into a network of clustered multi-disciplinary Dental Sites, the Affiliated Service Practices can provide a broad range of general and specialty dental care services. The clustered dental site format enables the specialist to rotate among Dental Sites, utilize the same dental chairs as the general dentists and enables a Dental Site to refer a patient requiring specialty services to a different Dental Site that provides those services within a cluster. This clustering strategy allows DentalCo to provide comprehensive dental care without significantly increasing facility or administrative costs and thus capture a larger portion of available patient revenue, resulting in increased revenue per dental chair. The integration of specialists enables the Company to capture revenue from higher margin specialty services, while providing patients with greater convenience.

    ENTER NEW MARKETS. DentalCo selectively enters new markets through strategic acquisitions of, or affiliations with, dental practices. New markets are identified by a site selection team that determines those dental practices with potential to form clusters in a targeted market. The Company determines whether a market is attractive based on demographics, growth potential, the opportunity for managed care and the regulatory environment. Following an acquisition or affiliation in a new market, the Company implements its operating model to cluster sites, integrate specialists, expand hours of operation, negotiate managed care contracts and assist practices with marketing and advertising. Since 1996, the Company has entered markets in eight states through affiliations or acquisitions and expanded its presence in those markets through additional acquisitions, affiliations or construction of new sites.

    ATTRACT AND RETAIN DENTISTS. DentalCo believes it is an attractive alternative for dentists who maintain an individual practice because it provides access to a large and stable patient base, flexible scheduling, fully equipped facilities, capital and administrative resources and integrated management information systems. The DentalCo environment enables general dentists and specialists to focus on the practice of dentistry and removes the administrative burden of practice management and patient base development. Through employment contracts, the Company provides incentives to general dentists and specialists based on certain performance criteria. The Company assists in the recruitment of Affiliated Dentists through local references, selective use of professional recruiters and advertising and the development and enhancement of relationships with academic institutions, such as the Bowman Gray School of Medicine at Wake Forest University.

    INCREASE PPO AND CAPITATED CONTRACTING. The Company believes that the population covered under PPO and capitated plans will increase and that DentalCo is an attractive provider to these plans due to its broad network which provides convenient access to patients covered by such plans. The Company's integrated management information systems are capable of processing significant amounts of information required by such plans. The Company has extensive experience contracting with PPO and capitated plans and will use its integrated management information systems to analyze and negotiate such contracts. As of June 30, 1997, the Company and the Affiliated Service Practices had contracts with 24 capitated plan providers and 30 PPO providers, including regional and national plans, such as CIGNA Dental Health of Maryland, Prudential Insurance Company of America and Aetna Health Management, compared to contracts with eight capitated plan providers and five PPO plan providers as of January 1, 1996. The Company is also seeking to expand coverage from a regional to national basis by capitalizing on its existing relationships with major providers.

    IMPLEMENT INTEGRATED MANAGEMENT INFORMATION SYSTEMS. The Company is implementing integrated management information systems designed to create and monitor individual patient treatment plans for the Affiliated Dentists and to provide daily performance information, analysis of trends in revenue and centralized billing and collection capabilities. The Company is installing a customized software system at each Dental Site which will be linked to the Company by a wide area network. Upon completion, the integrated management information systems will provide access to data from all Dental Sites on a real time basis compared to the current system which distributes such data within 24 hours. The integrated management information systems are expected to be implemented at the Affiliated Service Practices, other than Nanston and Modern, in the fourth quarter of 1997, and at all Dental Sites by the end of 1998, at a cost of approximately $2.0 million. However, there can be no assurance that the management information systems will be implemented on this anticipated schedule.

SERVICES AND OPERATIONS

    OPERATING MODEL. The Company's operating model is designed to maximize gross revenue through increased dental chair utilization by capturing payments for the provision of both general and specialty dental care services. The Company accomplishes this through the clustering of dental sites and the integration of specialists therein. A cluster is formed by acquiring, affiliating with or constructing dental sites that are close to each other and by employing and contracting with general dentists and specialists to staff these sites. A cluster requires a number of dental sites and a number of dental chairs at such sites sufficient to provide a comprehensive range of multi-disciplinary dental care services in an efficient manner for both patient and provider. Clusters enable specialists to rotate through different sites, providing the patient base within each cluster with comprehensive dental care services. Generally, specialists provide services from the same chair used by general dentists. Depending upon the demographics of a particular geographic region, the Company may refer patients requiring specialty services from one Dental Site to another Dental Site within the cluster that provides those specialty services. Demographic factors the Company may consider include patient base size, the number of patients who are members and the benefit structure of PPO and capitated plans and proximity of the sites that form the cluster.

    Where the Company has established clusters, it has generally been able to retain and increase revenues that otherwise would have been lost to other dental service providers and has been able to increase its specialty revenue, which typically provides higher operating margins. As of June 30, 1997, specialty care accounted for approximately 35% of the Company's gross revenue, which the Company believes is in excess of the national average, reflecting the Company's ability to diagnose and treat within its clusters, patients requiring specialty dental services. Clustering also facilitates the Company's ability to negotiate PPO and capitated contracts on behalf of the Affiliated Service Practices. In addition, a Dental Site providing specialty services within a cluster may be designated as a dental site for the provision of specialty services under PPO or capitated plans, increasing the Affiliated Service Practice's patient base and gross revenue.

    The Company also increases dental chair utilization by providing extended hours of operation, expanding its patient base and using dental assistants and hygienists efficiently. The Dental Sites are generally open on weekdays from 8:00 a.m. to 5:00 p.m. and many offer extended hours on certain weeknights and weekends. Each Affiliated Service Practice also seeks to expand its patient base by marketing its services to existing and potential new patients. To increase productivity, the Company, where permitted, may advise the Affiliated Service Practices to make greater use of dental assistants and hygienists under the supervision of dentists.

    Once a practice is acquired, affiliated with or constructed, the DentalCo operating model is implemented. Newly acquired or built sites typically require 18 to 24 months to fully implement the operating model and successfully increase dental chair utilization. The Company believes that the Affiliated Practices will generate increased dental chair utilization as DentalCo implements its operating model.

    SITE SELECTION AND ACQUISITION POLICY. After identifying a desirable market, the Company acquires the assets or stock of certain practices within that market to form a cluster. The Company identifies desirable markets based upon population density, income level, pace of community development and the potential demand for managed care. Once the Company has identified a market, it affiliates with or acquires sites located close to each other to form a cluster. If the regulatory requirements of a particular state permit the Company to own only certain assets of a dental practice, the Company will acquire only those assets which it may properly acquire. The remaining assets will be acquired by a practice affiliated with the Company that is permitted to own such assets. A subsidiary of the Company will then affiliate with the owner of such assets through a management services agreement, pursuant to which such subsidiary of the Company administers the day-to-day business operations of the practice. In certain states, regulations permit specially formed subsidiaries to own, operate and manage a dental site. In such states a subsidiary of the

Company will own, manage and operate the dental site and employ the dentists. The dental practice maintains control and supervision over the provision of all dental care services.

    The Company seeks to acquire or affiliate with practices that generate a high level of fee-for-service revenues with a stable patient base and little or no specialty services performed on site. Typically, general dentists who affiliate with or are employed by a Company subsidiary or dental practice have at least three years of general practice experience or one year of general practice residency. To identify dentists within a particular market, the Company pursues referrals from Affiliated Dentists as well as referrals from the academic community and accredited residency programs.

    DENTAL SITES. At August 31, 1997, the Company provides dental practice management services to Affiliated Practices in eight states that operate 45 Dental Sites, with 496 dental chairs under management. The Affiliated Service Practices employ or contract with 88 full time general dentists and 21 specialists. Further, each Dental Site is generally staffed with dental hygienists, dental assistants and one or more of either a site manager, a receptionist and an appointment scheduler. Services provided by the Dental Sites include general dentistry (examinations, cleanings, filling cavities, bonding and fitting crowns and bridges) as well as specialty services. Each cluster has or will have available to it upon implementation of the Company's operating model, a periodontist, prosthodontist, orthodontist, oral surgeon, pedodontist and endodontist, each of which may rotate among the facilities that comprise a given cluster.

    The following is a list of Dental Sites for the Affiliated Practices at August 31, 1997, and does not include the 14 Dental Sites and 167 dental chairs under management connected with the Management Practices:

                                      DENTAL CHAIRS
DENTAL SITES                        UNDER MANAGEMENT                          SERVICES PROVIDED
- --------------------------------  ---------------------  -----------------------------------------------------------

GEORGIA
  Metropolitan Atlanta:
    Atlanta.....................               22         Endodontics, Oral Medicine, Oral Surgery, Prosthodontics,
                                                                     Periodontics and General Dentistry
    Gwinett.....................               17         Endodontics, Orthodontics, Pedodontics, Periodontics and
                                                                              General Dentistry
    Decatur.....................               14                    Orthodontics and General Dentistry
    Douglasville................                6                    Orthodontics and General Dentistry
    Fayetteville................               14                             General Dentistry
    Greenbriar..................                6                             General Dentistry
    Lawrenceville...............               21                             General Dentistry
    Norcross....................               12                             General Dentistry
    North Cobb..................               22            Orthodontics, Pedodontics, Periodontics and General
                                                                                  Dentistry
    Roswell.....................               12                    Orthodontics and General Dentistry
    Snellville..................                7                             General Dentistry
    Southlake...................               19           Endodontics, Oral Surgery, Orthodontics, Pedodontics,
                                                                     Periodontics and General Dentistry
                                              ---
    TOTAL GEORGIA...............              172
                                              ---
MARYLAND
  Annapolis.....................               20           Endodontics, Oral Surgery, Orthodontics, Pedodontics,
                                                             Periodontics, Prosthodontics and General Dentistry
  Metropolitan Baltimore:
    Cross Keys..................                5                             General Dentistry
    Lake Falls..................                5           Oral Surgery, Orthodontics, Periodontics and General
                                                                                  Dentistry
    Pikesville..................                8             Oral Surgery, Periodontics and General Dentistry
  BelAir North..................                8             Endodontics, Periodontics, and General Dentistry
  BelAir South..................               11            Oral Surgery, Orthodontics, Pedodontics and General
                                                                                  Dentistry
  Columbia......................               34           Endodontics, Oral Surgery, Orthodontics, Pedodontics,
                                                             Periodontics, Prosthodontics and General Dentistry
  East Point....................                4                    Periodontics and General Dentistry
  Forestville...................                5         Endodontics, Orthodontics, Pedodontics, Periodontics and
                                                                              General Dentistry
  Frederick.....................                8           Oral Surgery, Orthodontics, Periodontics and General
                                                                                  Dentistry
  Parkville.....................               12             Oral Surgery, Orthodontics and General Dentistry
                                              ---
    TOTAL MARYLAND..............              120
                                              ---

                                      DENTAL CHAIRS
DENTAL SITES                        UNDER MANAGEMENT                          SERVICES PROVIDED
- --------------------------------  ---------------------  -----------------------------------------------------------
PENNSYLVANIA
  Metropolitan Philadelphia:
    Market Street...............               10          Endodontics, Pedodontics, Periodontics, Prosthodontics,
                                                                     Oral Surgery and General Dentistry
    Welsh Road..................               18          Endodontics, Pedodontics, Periodontics, Prosthodontics,
                                                                     Oral Surgery and General Dentistry
    Gallery II Mall.............                9                    Periodontics and General Dentistry
    Bensalem....................                7                             General Dentistry
    Cheltenham..................               10                             General Dentistry
  Hershey.......................               10          Oral Surgery, Periodontics, Prosthodontics and General
                                                                                  Dentistry
  King of Prussia...............                9           Endodontics, Oral Surgery, Prosthodontics and General
                                                                                  Dentistry
  Springfield...................               12            Endodontics, Oral Surgery, Periodontics and General
                                                                                  Dentistry
  Upper Darby...................               11           Pedodontics, Prosthodontics, Oral Surgery and General
                                                                                  Dentistry
                                              ---
  TOTAL PENNSYLVANIA............               96
                                              ---
NORTH CAROLINA
  Wake Forest...................               17           Oral Surgery, Orthodontics, Periodontics and General
                                                                                  Dentistry
                                              ---
  TOTAL NORTH CAROLINA..........               17
                                              ---
INDIANA
  Granger.......................                5              Orthodontics, Pedodontics and General Dentistry
  Laporte.......................                4                     Pedodontics and General Dentistry
  Plymouth......................                4              Orthodontics, Pedodontics and General Dentistry
  South Bend....................               30              Orthodontics, Pedodontics and General Dentistry
  Warsaw........................                4                     Pedodontics and General Dentistry
                                              ---
  TOTAL INDIANA.................               47
                                              ---
COLORADO
  Boulder.......................               11                     Endodontics and General Dentistry
  Lakewood......................                8                    Orthodontics and General Dentistry
  Littleton.....................                4                             General Dentistry
                                              ---
  TOTAL COLORADO................               23
                                              ---
VIRGINIA
  Fredricksburg.................                5                             General Dentistry
  Woodbridge....................                5             Orthodontics, Periodontics and General Dentistry
  Manassas......................                8                    Periodontics and General Dentistry
                                              ---
  TOTAL VIRGINIA................               18
                                              ---
MICHIGAN
  Niles.........................                3                     Pedodontics and General Dentistry
                                              ---
  TOTAL MICHIGAN................                3
                                              ---
    TOTAL.......................              496
                                              ---
                                              ---

    OPERATIONS. By managing the non-clinical day-to-day operations of a Dental Site, the Company provides an environment where Affiliated Dentists can focus on the practice of dentistry and can realize additional income from an increased patient flow generated by a larger multi-disciplinary practice. The Company operates by providing dental care management services to an Affiliated Service Practice through a Subsidiary or by owning, operating and managing an Owned Practice. In certain limited circumstances, the Company will also enter into management fee agreements under which a Management Practice pays a monthly fee for the provision of management services. The Company offers one or more of the following, depending upon state regulations: (i) screening, credentialing and advising the Affiliated Practices relating to the recruitment of dentists and hygienists; (ii) recruiting, hiring and training of non-professional and administrative personnel (the Affiliated Service Practices may retain the right to approve the hiring of such personnel); (iii) billing, collection and payroll services for the Affiliated Practices; (iv) use of management information systems specially designed to integrate and analyze information at each Dental Site; (v) negotiation of PPO and capitated contracts; (vi) dental office space and related furniture and equipment; (vii) dental and office supplies; (viii) marketing and public relations through local advertising and use of toll-free telephone numbers; and (ix) comprehensive health, dental and malpractice insurance to all of the Affiliated Dentists employed by the Affiliated Practices.

    The Company's organizational strategy is to centralize those functions where financial control is important or where efficiency can be achieved. Day-to-day operational activities and the delivery of dental care are the responsibility of the Affiliated Dentists and the individual Dental Sites.

    The Company's operations are divided into six regions, Georgia, Northeast, Mid-Atlantic, North Carolina, Indiana and Colorado. When fully operational, each region's organizational structure is designed to have a maximum of six positions, including clerical staff. The actual number of personnel in any one region will depend on the revenue dollars of the region and ranges from one person in the Company's smallest region to six in the Company's largest. The activities of the regional staff are focused on monitoring the performance of the Affiliated Dentists and providing management assistance in implementing the Company's multi-disciplinary model. In addition, these staffs participate in the acquisition process by identifying potential acquisition candidates, the need for expansion at existing sites or the opening of new sites. Personnel at the site and regional levels are given incentives to maximize operating income through a profit-sharing program.

    Headquarters' staff is responsible for management information systems, billing and collections, financial controls, negotiation of contracts with managed care companies and providing the regions and Dental Sites with sufficient financial, clerical and operational data to monitor performance and achieve goals. The Company is in the process of consolidating some administrative functions at Nanston and Modern into headquarters.

    DIAGNOSIS AND TREATMENT PLAN. On the patient's initial visit to a Dental Site, the patient is diagnosed by a dentist who develops a comprehensive treatment plan that meets the patient's dental health needs on a cost-effective basis. The treatment plan is designed to prescribe a series of treatments that will bring the patient to a state of dental health such that the patient's dental needs are limited to maintenance and routine services. The treatment plan is revised as necessary based upon follow up visits. If a treatment plan is followed in its entirety by a patient, the Company believes the dental care needs of that patient and the costs of providing such services can be reasonably predicted. Where implemented, the Company utilizes its integrated management information systems to facilitate implementation of the treatment plan by coordinating all appointments required with the services to be delivered by the general dentist or specialist under the treatment plan. In addition, the integrated management information systems provide general information that may be used to negotiate with managed care companies.

    SCHEDULING. The Company believes effective scheduling enables the Affiliated Service Practices to efficiently utilize dental chairs and to maximize revenue. The Company believes traditional scheduling results in unpredictability of revenue levels due to cancellations. Each Dental Site will utilize the

Company's integrated management information systems to schedule patient appointments, reschedule canceled appointments and coordinate the provision of specialty services. The system catalogs relevant information about each patient, including the services to be provided, status and type of insurance and the fees to be charged. This enables the site to estimate the revenue that will be generated on a given day and react quickly to cancellations, substituting previously unscheduled patients requiring similar treatment. These substitutions enable the Company to increase utilization of dental chairs and increase revenue per dental chair.

    MANAGEMENT. The Company formulates strategies and policies relating to non-dental operations of the Affiliated Service Practices and implements the Company's acquisition strategy. Management negotiates the terms of acquisitions or affiliations and managed care contracts and supervises the implementation of budgeting, accounting, billing, finance and administrative policies. The Executive Vice President, Clinical Operations, supervises employment matters with respect to the Affiliated Dentists and assists the Affiliated Dentists in the creation of and compliance with review standards and continuing professional education courses for the Affiliated Dentists.

    PAYOR MIX. The Company derives revenue from third-party payment arrangements including indemnity insurance, PPO and capitated dental care plans. Under indemnity insurance plans, the patient or the patient's employer pays insurance premiums and the insurance company reimburses the dentist for all or a portion of the dentist's usual and customary charges, with the patient paying the portion not covered by insurance. Under PPO plans, dentists agree to provide dental care services to plan members on a discounted fee-for-service basis. Under capitated plans, a dental practice receives a fixed monthly amount for each plan member covered for services regardless of the quantity or cost of services that dental practice is obligated to provide. Capitated plans shift the risk of higher than expected levels of utilization to the patient and the dental group practice providing the dental care services. Members of capitated plans pay the Affiliated Service Practices, as applicable, additional amounts as co-payments for procedures not covered by capitation. The relative size of capitation payments and co-payments varies in accordance with the level of benefits provided and plan design.

    The Company attempts to increase revenue and maximize profitability from both fee-for-service and capitated plan collections. Fee-for-service revenue includes fees paid by indemnity insurers, fees from PPO plans and direct patient billings. In addition, the Company actively negotiates to obtain contracts with capitated plan providers on behalf of the Affiliated Service Practices. Based on its experience and use of its integrated management information systems, the Company analyzes clinical and statistical data on a timely basis and believes it can reduce the risks of higher than expected levels of utilization under capitated payment arrangements. The Company believes its significant presence in select geographic areas enables it to negotiate more favorable contractual terms with managed care companies.

    In 1996 and the six months ended June 30, 1997, the Company's pro forma gross revenue was generated from the following sources:

                               YEAR ENDED         SIX MONTHS ENDED
                            DECEMBER 31, 1996      JUNE 30, 1997
                           -------------------   ------------------
                                    (DOLLARS IN THOUSANDS)
Fee-for-service..........  $24,029      41.4%     $ 9,878      32.7%
Capitated dental plans:
  Capitation payments....   15,359      26.5        7,678      25.4
  Co-payments............   18,032      31.1       11,426      37.8
Management fees..........      635       1.0        1,240       4.1
                           --------   --------   ----------   -----
Total....................  $58,055     100.0%     $30,222     100.0%
                           --------   --------   ----------   -----
                           --------   --------   ----------   -----

                                                                            YEAR ENDED DECEMBER 31, 1996
                                                    ----------------------------------------------------------------------------
                                                                                                       INDIANA
                                                       COMPANY         NANSTON          MODERN         DENTAL          OTHER
                                                    --------------  --------------  --------------  -------------  -------------

                                                                               (DOLLARS IN THOUSANDS)
Fee-for-service...................................  $ 4,692   37.7% $ 2,889   13.7% $ 6,035   47.6% $2,997   70.7% $7,415   98.6%
Capitated dental plans:
  Capitation payments.............................    2,086   16.7    8,127   38.4    4,301   33.9     800   18.9      45     .6
  Co-payments.....................................    5,608   45.0    9,987   47.2    1,935   15.2     441   10.4      62     .8
Management fees...................................       70     .6      150     .7      415    3.3    --     --      --     --
                                                    -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
Total.............................................  $12,456  100.0% $21,153  100.0% $12,686  100.0% $4,238  100.0% $7,522  100.0%
                                                    -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
                                                    -------  -----  -------  -----  -------  -----  ------  -----  ------  -----

    COLLECTIONS. The Affiliated Practices generally provide a wide range of payment options, including cash, check, credit card and deferred payment plans. Dental services, other than orthodontic services, are paid for by the patient or billed to the patient's insurance carrier on the date the services are rendered. Higher cost orthodontic services may be provided under a payment plan developed between the Affiliated Practice and the patient. The Affiliated Practices also provide patient payment plans for other services above certain dollar amounts and encourage patients to utilize the service of third party credit companies which provide credit to patients, without recourse to the Company, that have entered into contracts with the Affiliated Practices and can generally approve credit applications during a patient's visit. The Company believes that its financing options are a competitive advantage compared to individual practitioners and small group practices without such options. Historically, the Company's experience has been that approximately 3% to 5% of gross revenue are uncollectible.

AFFILIATION STRUCTURE AND CONTRACTUAL RELATIONSHIPS

    The Company conducts its operations through Services Agreements in Georgia, Maryland, Pennsylvania, North Carolina, Virginia and Michigan under the terms of which the Company receives a percentage of net collections (gross revenues less adjustments for bad debts) by the Affiliated Service Practices ranging from 60% to 80% and, in some cases, a percentage of capitation payments. In Indiana and Colorado, state law permits the Owned Practices to acquire the assets of or merge with and directly employ dentists. In North Carolina, New Jersey, Pennsylvania and Missouri, the Company provides administrative services to the Management Practices and receives a monthly fee.

    Except in Colorado and Indiana, the Company does not employ Affiliated Dentists who practice at the Dental Sites. In Colorado and Indiana, the Owned Practices have entered into employment contracts with the Affiliated Dentists, typically for terms of one year and terminable by the Company or the dentist upon 60 to 90 days notice. In the other six states, the Affiliated Service Practices employ or contract with the Affiliated Dentists and other professional personnel to provide professional and related support services at the Dental Sites. Many of the Affiliated Dentists' employment contracts provide that the general dentist or specialist has the potential to earn certain performance incentives based upon the revenue he or she generates and may have the potential to earn certain performance incentives that are related to the overall profitability of the site or sites at which the particular dentist or specialist practices. The employment agreements also contain non-compete and non-solicitation provisions which limit the actions a dentist may take after leaving the Affiliated Service Practice. Where an Affiliated Service Practice has entered into an employment agreement, the agreement typically may be terminated by the Affiliated Service Practice or the employee upon 30 to 180 days advance notice. Generally, non-professional staff receive a base salary and also participate in site performance incentives. As the Company implements its operating model, the Affiliated Practices may contract with specialists to provide their services to a Dental Site or cluster on a part-time basis. When the operating model is fully implemented, the Affiliated Practices will contract with or employ these specialists on a full-time basis to enable the provision of a comprehensive range of dental care services.

GOVERNMENT REGULATION

    GENERAL. The practice of dentistry is highly regulated, and there can be no assurance that the regulatory environment in which the Company and the Dental Practices operate will not change significantly in the future. In general, regulation of healthcare related companies is increasing.

    Every state imposes licensing and other requirements on individual dentists and dental facilities and services. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In connection with its operations in existing markets and expansion into new markets, the Company may become subject to compliance with additional laws, regulations and interpretations or enforcements thereof. The ability of the Company to operate profitably will depend in part upon the Company and its Dental Practices obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable health care regulations.

    Dental practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, those standards have not had any material adverse effect on the operations of the dental practices managed by the Company. Based on its familiarity with the operations of the dental practices managed by the Company, management believes that the Company and the practices that it manages are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.

    FEDERAL FRAUD AND ABUSE. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person for services, (ii) the furnishing or arranging for the furnishing of items or services or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service, in each case, reimbursable under Federal Programs. Because dental care services are covered under various governmental programs, including Medicaid, the law applies to dentists and the provision of dental care services. Pursuant to this anti-kickback law, the federal government announced a policy of increased scrutiny of marketing activities, joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to federal healthcare. Many states have similar anti-kickback laws, and in many cases these laws apply to all patients, not just federal health program beneficiaries. A number of states also have enacted laws that prohibit referrals for certain services such as x-rays by dentists if the dentist has certain enumerated financial relationships with the entity receiving the referral, unless an exception applies. The applicability of these federal and state laws to many business transactions in the health care industry, including those intended by the Company, has not yet been subject to judicial interpretation.

    Noncompliance with, or violation of, the federal anti-kickback legislation can result in exclusion from Federal Programs and civil and criminal penalties. Similar penalties are provided for violation of state anti-kickback and self-referral laws. To the extent that the Company or any Affiliated Practice is deemed to be subject to these federal or similar state laws, the Company believes its intended activities will comply in all material respects with such statutes and regulations.

    STATE LEGISLATION. The laws of many states prohibit dentists from splitting fees with non-dentists and prohibit non-dental entities, such as the Company, from practicing dentistry and from employing dentists or, in certain circumstances, dental assistants. Under such laws, the Company is prohibited from exercising control over the provision of dental care services or, in certain cases, from being paid for services in a way that is directly or indirectly related to the revenues of the practice. State laws typically permit a dentist to operate a dental practice only as an individual, a member of a partnership or as an employee of a professional corporation, and prohibit, either by specific provision or as a matter of general policy, a dentist from conducting a dental practice as an employee of a business corporation. The laws of some states prohibit the advertising of dental care services under a trade or corporate name and require that all advertisements be made in the name of the dentist. A number of states also regulate the content of advertisements of dental care services and the use of promotional gift items. In addition, a number of states limit the ability of a non-licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice, under a bona fide lease, if the equipment and office remain in the complete care and custody of the dentist. Management believes that the Company's current and planned activities do not violate these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of the Company's existing contractual relationships with the Affiliated Dentists or the operation of its Dental Practices. In addition, statutes in some states could restrict expansion of Company operations into those jurisdictions.

    In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to arrangements other than various types of fee-for-service arrangements is an unsettled area of law that provides little guidance. As the Company or its Dental Practices contract with third-party payors, including self-insured plans, for certain non fee-for-service basis arrangements, the Company may become subject to state insurance laws. Specifically, in some states, regulators may determine that the Company or the Dental Practices are engaged in the business of insurance, particularly if they contract directly with self-insured employers or another entity that is not licensed to engage in the business of insurance. To the extent that the Company or the Dental Practices are determined to be engaged in the business of insurance, the Company may be required to change the form of its relationships with third-party payors and the Company's revenues may be adversely affected.

    REGULATORY COMPLIANCE. The Company regularly monitors developments in laws and regulations relating to dentistry. The Company may be required to modify its agreements, operations and marketing from time to time in response to changes in the business, statutory and regulatory environment. The Company plans to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be challenged successfully or that required changes may not have a material adverse effect on operations or profitability.

FACILITIES AND EMPLOYEES

    The Company's corporate headquarters are located at 6115 Falls Road, Baltimore, Maryland in approximately 8,600 square feet occupied under a lease that expires September 1998. Both Nanston and Modern lease office space in connection with the operation of the Affiliated Practices in Georgia and Pennsylvania, respectively. The Nanston lease relates to approximately 11,400 square feet and expires May 31, 2008. The Modern lease relates to approximately 7,600 square feet and will expire May 2006.

    The Company also leases real estate at the location of each Dental Site. For the year ended December 31, 1996, the Company had lease costs of approximately $766,000. The Company anticipates that it will continue to lease the sites formerly utilized by the selling dentists. See "Certain Transactions."

    As of August 31, 1997, the Company had 898 full and part time employees. Approximately 782 were employed at the Dental Sites and 116 were employed at the Company's headquarters in Baltimore, Maryland or the regional administrative centers in Atlanta, Georgia or Philadelphia, Pennsylvania. None of the Company's employees is represented by a labor union.

INSURANCE

    The provision of dental care services entails an inherent risk of professional malpractice and other similar claims. Although the Company does not influence or control the practice of dentistry, the Company periodically is involved as a defendant in malpractice claims. The Company and the Affiliated Service Practices maintain professional liability coverage of $1.0 million per occurrence and $3.0 million in the aggregate for its Affiliated Dentists and dental hygienists, except for Nanston and Modern which are covered under separate policies with the same coverage limits. Pursuant to terms of certain of the purchase agreements for the Acquisitions, the Company has certain limited rights of indemnification from the sellers of the practices. In addition, the Company maintains property and employment practices insurance policies and an umbrella liability insurance policy with coverage of $10.0 million. The Company intends to implement a new professional liability insurance program for itself, the Affiliated Service Practices and each Affiliated Dentist effective January 1, 1998. While the Company believes that its insurance coverage is adequate for the Company's business, there can be no assurance that a future successful claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

COMPETITION

    The dental care services industry is highly competitive and has undergone significant change in the method in which dental care services are provided and the manner in which dental care providers are selected and compensated. The Company competes with other dental practice management companies which seek to acquire the assets of, provide administrative and other services to and affiliate with existing dental practices, several of which have financial, marketing and other competitive resources greater than those of the Company. In addition, the Company may also compete with managed care providers. The business of providing dental care services is highly competitive in each of the markets in which the Dental Sites operate. In addition, companies in other dental care industry segments, such as managed care companies, many of which have financial and other resources greater than those of the Company, may become competitors in acquiring or providing dental practice management services to dental care providers. Further, the Affiliated Dentists compete with dentists who operate single offices, as well as with dentists who maintain group practices or operate in multiple offices.

LEGAL PROCEEDINGS

    During the ordinary course of business, the Company and the Dental Practices have become and may in the future be subject to pending and threatened legal action and proceedings. From time to time, the Company is subject to litigation incidental to its business. The Company may have liability with respect to its own employees as well as the dentists associated with the Dental Practices. The pending legal proceedings against the Company, the Affiliated Dentists and the Affiliated Practices include claims of dental malpractice, which are generally covered by insurance. Based on the investigations conducted to date, the Company believes that the outcome of such legal actions and proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial condition, results of operations or liquidity. See "Risk Factors--Professional Liability and Insurance."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding the executive officers and directors of the Company:

NAME                                                       AGE                            POSITION
- -----------------------------------------------------      ---      -----------------------------------------------------

Lawrence F. Halpert, D.D.S...........................          61   Chairman of the Board of Directors and Chief
                                                                      Executive Officer
Carl J. Sardegna.....................................          59   President and Director
Barbara J. Piatt.....................................          43   Senior Vice President and Chief Financial Officer
E. James Kuhns.......................................          58   Executive Vice President, Acquisitions
Errol L. Reese, D.D.S................................          58   Executive Vice President, Clinical Operations
W. Roger Drury (1)...................................          50   Director
M. Fazle Husain (1)..................................          33   Director
John C. Johnston, D.D.S..............................          63   Director
James E. Jordan, M.D. (2)............................          63   Director
John S. Nord (1).....................................          54   Director
Oliver S. Travers (2)................................          71   Director
Hugh A. Woltzen (2)..................................          51   Director

- ------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    LAWRENCE F. HALPERT, D.D.S. has been Chairman of the Board and Chief Executive Officer of the Company since January 1995. Dr. Halpert was the founder, Chief Executive Officer and Chairman of the Boards of predecessor companies Chambers and Periodontal. Further, he was the Chairman of the Board of Dental Management Corporation and the Annapolis Plan of Dental Health Care, Inc. from 1983 until 1994. Dr. Halpert has also served on the Boards of Directors of NationsBank Maryland from 1988 to 1994 and CentraBank of Maryland from 1982 to 1988. Dr. Halpert is a Fellow of both the American and International Colleges of Dentists and Omicron Kappa Upsilon Honorary Dental Fraternity.

    CARL J. SARDEGNA has been President of the Company since January, 1995. Prior to joining DentalCo, he served as an independent management consultant from 1993 to 1994. Previously, he served as the Chairman and Chief Executive Officer of Blue Cross and Blue Shield of Maryland, Inc. from 1986 to 1993, and as Executive Vice President of UNUM Life Insurance Corporation from 1975 to 1986.

    BARBARA J. PIATT has been the Chief Financial Officer and a Senior Vice President since March 1997. From 1995 to 1997, she was an information systems consultant to First Union Corporation. Prior to that time, Ms. Piatt was Chief Financial Officer of Health Systems Group, a division of First Data Corporation from 1993 to 1995, a Strategic Business Consultant to i-Stat Corporation of Princeton, New Jersey from 1992 to 1993 and a Vice President of Marketing at Baxter Healthcare from 1978 to 1992.

    E. JAMES KUHNS joined the Company's predecessor in May 1994 as Senior Vice President and Chief Financial Officer. In March, 1997 he was named Executive Vice President, Acquisitions. Prior to joining the Company, Mr. Kuhns served as the Vice President and Treasurer of Youth Services International, Inc. from 1991 to 1994. Mr. Kuhns is a CPA formerly with Ernst & Young.

    ERROL L. REESE, D.D.S. joined the Company as Senior Vice President, Clinical Operations in January 1996 and was appointed Executive Vice President, Clinical Operations in March 1997. Dr. Reese served as the President of the University of Maryland at Baltimore from 1990 to 1994 and as Dean of the

Baltimore College of Dental Surgery, Dental School from 1974 to 1990. Dr. Reese is a Fellow in the American College of Dentists and the International College of Dentists and is a member of the World Health Organization.

    W. ROGER DRURY has been a Director of the Company since May 1997. Mr. Drury was formerly Chief Financial Officer of Humana, Inc. from 1992 to 1996. Prior to that he was Senior Vice President, Finance, at Humana. Mr. Drury has held the following Directorships in the past: Bellarmine College, Louisville Chamber of Commerce, Leadership Louisville, U.S. Behavioral Health, Healthcare Recoveries, and CMG Health, Inc.

    M. FAZLE HUSAIN has served as a Director of the Company since August 1996. Mr. Husain is a general partner of Morgan Stanley Venture Partners II, L.P. where he has been employed since 1991 and of certain partnerships affiliated with Morgan Stanley that beneficially own Common Stock of the Company. Mr. Husain is a director of U.S. Healthworks, Inc. and has also served as a director of the following companies during the past five years: Enterprise Systems, Inc., Cambridge Heart, Inc. and The Compucare Company.

    JOHN C. JOHNSTON, D.D.S. has served as a Director of the Company since January 1997 and was founder, Chairman of the Board of Directors and Chief Executive Officer of Nanston, Inc. prior to its merger with DentalCo. Dr. Johnston founded Nanston's predecessor organizations, Employee Dental Services, a private practice consolidation company and Nanston, Inc., a dental management service organization, in 1977.

    JAMES E. JORDAN, M.D. has been a Director of the Company since 1995 and is currently a practicing physician for the Columbia Medical Plan, Inc. Dr. Jordan was the Senior Vice President of Medical Affairs for Blue Cross and Blue Shield of Maryland, Inc. from August 1993 until 1994. Dr. Jordan served as the President of the Patuxent Medical Group Inc. and the Medical Director of the Columbia Medical Plan from 1974 to 1994, serving as the President and Chief Executive Officer of the Columbia Medical Plan, Inc., a subsidiary of Blue Cross and Blue Shield of Maryland, Inc., from 1991 to 1994.

    JOHN S. NORD has been a Director of the Company since May, 1997. Since 1995, he has been Chief Executive Officer of U.S. Healthworks. Prior to that, from 1993 to 1995, Mr. Nord served as Chief Executive Officer of ASB Meditest. Mr. Nord is a Trustee of the Massachusetts Arthritis Foundation.

    OLIVER S. TRAVERS has been a Director of the Company since May 1997. Since 1990, he has been President and Chief Executive Officer of Schenuit Investments, Inc. Prior to that, Mr. Travers served as President and Chief Executive Officer of Allegheny International. Mr. Travers has served as Director of the following companies: MNC Financial, Hunter-Melnor Corporation, Allegheny International, and Waverly Inc.

    HUGH A. WOLTZEN has been a Director of the Company since July 1995 and is a Managing Director of Grotech Capital Group, a venture capital firm of which he has been a partner since 1993. Prior to that, Mr. Woltzen was Executive Vice President of MNC Financial, Inc., a bank holding company. Mr. Woltzen is a director of The Americom Group, Enterprise Network Applications, Inc., The Regency Corporation, Network Construction Services, Inc., Grotech MWA, Inc. and Grotech Capital Group, Inc. and has also served as a Director of the following companies during the past five years: MNC Affiliates Group, Inc., and American Auto Funding Corporation.

    Each director holds office until his successor is duly elected and qualified, or until the earlier of his death, resignation or removal. Pursuant to the By-Laws, the directors hold office for one year and until their successors are duly elected and qualified.

    There are no family relationships among any of the executive officers or directors of the Company.

DIRECTOR COMPENSATION

    Directors have not received compensation for their service on the Board of Directors prior to this Offering. Upon completion of this Offering, the directors will be compensated for their service on the Board of Directors at the rate of $1,000 per meeting plus expenses and be eligible for options under the 1997 Plan.

BOARD COMMITTEES

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee's principal functions will include making recommendations to the Board regarding the annual selection of independent public accountants and reviewing the recommendations of the independent public accountants as a result of their audit of the Company's financial statements. The Compensation Committee's principal function will be to establish the compensation of the officers of the Company and to establish and administer the Company's compensation programs, including the grant of options under the Company's Stock Option Plans. No inside directors will be members of the Audit Committee or Executive Committee. The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Prior to 1997, the Company had no separate Compensation Committee or other committee performing equivalent functions. As a result, compensation matters were performed by the Board of Directors or senior management. None of the directors expected to serve on the Compensation Committee is an employee of the Company, and neither the Chief Executive Officer nor any other executive officers will serve on the Compensation Committee. During the fiscal year ended December 31, 1996, no executive officer of the Company served as a member of a compensation committee of another entity, one of whose executive officers participated in deliberations with the Board of Directors concerning executive officer compensation of the Company. During this same period, no executive officer of the Company served as a director of another entity, one of whose executive officers participated in deliberations with the Board of Directors concerning executive officer compensation of the Company. Also during this same period, no executive officer of the Company served as a member of a compensation committee of another entity of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table sets forth information with respect to the annual and long-term compensation earned in 1996 by the Chief Executive Officer and the three other executive officers whose annual salary and bonus exceeded $100,000 in 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        1996 ANNUAL
                                                                       COMPENSATION
                                                                   ---------------------
NAME AND PRINCIPAL POSITION (1)                                      SALARY      OTHER
- -----------------------------------------------------------------  ----------  ---------
Lawrence F. Halpert, D.D.S.......................................
  Chief Executive Officer                                          $  484,280(2) $   8,828(3)
Carl J. Sardegna.................................................
  President                                                           150,000      6,600(4)
E. James Kuhns...................................................
  Executive Vice President,                                           125,000      6,600(4)
  Acquisitions
Errol L. Reese, D.D.S............................................
  Executive Vice President,                                           125,000      6,600(4)
  Operations

- ------------------------

(1) One executive officer, Barbara J. Piatt, joined the Company on March 1, 1997, and would have appeared in the table above had she been employed by the Company in 1996.

(2) Dr. Halpert received a base salary of $262,374 from DentalCo and $221,906 from MADA in 1996.

(3) Consists of $8,828 for personal use of a Company automobile.

(4) Consists of $500 per month car allowance and $50 per month phone allowance.

EMPLOYMENT AGREEMENTS

    The Company has entered into Employment Agreements with Dr. Halpert and Mr. Sardegna. The Employment Agreements have an initial term of three years and two years, respectively, and are automatically extended thereafter for successive one year terms until terminated by either the Company or the employee. The Employment Agreements provide for annual salaries in 1997 of $474,716 and $150,000 for Dr. Halpert and Mr. Sardegna, respectively, subject to annual adjustment at the discretion of the Board of Directors, and for annual cash bonuses in amounts determined by the Board of Directors. In addition, Dr. Halpert's salary will be reduced by the gross amount of compensation received by Dr. Halpert from MADA. Pursuant to the terms of an employment agreement with MADA, Dr. Halpert will receive a salary from MADA for the provision of dental care services in the amount of 45% of his production realized by MADA. The Employment Agreements contain confidentiality provisions and two year non-compete covenants following termination or expiration of employment, other than termination by the Company without "cause" in the case of Dr. Halpert (as defined in the Employment Agreements). In the event the Company terminates the employment of Dr. Halpert or Mr. Sardegna without "cause" (as defined in the Employment Agreements), the affected employee would be entitled to three times in the case of Dr. Halpert or two times in the case of Mr. Sardegna, respectively, his base salary at the time of his termination. In the event Dr. Halpert's employment is terminated without cause after a change of control (as defined in the Employment Agreements) or after the Company's completion of an offering of capital stock meeting certain terms, Dr. Halpert will be entitled to three times his aggregate compensation for the last fiscal year prior to the date of termination.

    OPTION GRANTS. The Company did not grant any options to the Named Executive Officers during 1996 under the Stock Option Plans.

    OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning the number and value of unexercised options to purchase the Company's Common Stock held at the end of 1996 by the Named Executive Officers. The Named Executive Officers did not exercise any options during 1996.

                             YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                              OPTIONS AT 12/31/96                 AT 12/31/96(1)
                                                           --------------------------  ------------------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
- ---------------------------------------------------------  -----------  -------------  -----------------  -----------------
Lawrence F. Halpert, D.D.S...............................      --            --
Carl J. Sardegna.........................................      80,117        --
E. James Kuhns...........................................      24,177        96,709
Errol L. Reese...........................................      21,155        84,620

- ------------------------

(1) Based on an assumed initial public offering price of $         per share,
    less the option exercise price.

EMPLOYEE BENEFIT PLANS

    1995 EQUITY PARTICIPATION PLAN

    The Company's Board of Directors and stockholders approved the Company's 1995 Plan in July 1995 for all employees, officers and directors of the Company and any other corporation in which the Company has acquired a proprietary interest. A total of 302,214 shares of Common Stock are currently reserved for issuance under the 1995 Plan. The purpose of the 1995 Plan is to reward outstanding performance and to provide continuing, long-term incentives to the employees, officers and directors of the Company. The 1995 Plan authorizes grants of options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"), nonqualified stock options ("NQSOs") and stock appreciation rights ("SARs"). At the completion of this Offering, options to purchase a total of 302,214 shares will be outstanding under the 1995 Plan.

    The 1995 Plan is administered by a committee of at least two members appointed by the Board of Directors of the Company (the "Committee") which determines eligibility, the type of awards to be granted as well as the timing and size of such awards, exercise dates and such other limitations as it deems appropriate. Upon the completion of this Offering, the Committee shall be comprised of non-employee directors. An individual may not be awarded options to purchase more than 125,000 shares in the aggregate. In the event of a recapitalization, the aggregate number of shares on which options and SARs may be granted, the number of shares covered by each option and SAR, and the exercise price per share shall be proportionately adjusted. Options vest 20% per year over a five-year period.

    1997 OMNIBUS STOCK PLAN

    The Company's Board of Directors approved the 1997 Plan in August 1997. All employees, officers, and directors of the Company, or of any affiliate of the Company and any other entity designated by the Board of Directors of the Company are eligible to participate in the plan. The purpose of the 1997 Plan is to promote long-term growth and profitability of the Company by providing key employees with incentives to improve stockholder value and to contribute to the Company's growth and financial success and to enable the Company to attract, retain and reward the best-available persons for positions of substantial responsibility. The 1997 Plan permits the granting of stock options (including ISOs and NQSOs), SARs, restricted and unrestricted stock awards, phantom stock, performance awards, or any combination of such grants. A total of 1,000,000 shares of Common Stock are currently reserved for issuance under the 1997 Plan At the completion of this Offering, no options to purchase shares will be outstanding under the 1997 Plan.

    The 1997 Plan is administered by the Board of Directors of the Company, or by such committee or committees as may be appointed by the Board of Directors of the Company from time to time (the Board of Directors, committee or committees hereinafter referred to as the "Administrator"). The Administrator determines eligibility for awards, the timing of awards, the types of award to be granted, including the size of such award, the exercise price and the exercise date, modifications to existing awards and such other limitations as the Administrator deems appropriate. In the event of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator may make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Plan.

    401(K) SAVINGS PLAN

    The Company maintains the DentalCo, Inc. 401(k) and Investment Plan, a defined contribution pension plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Code, so that contributions, and income earned thereon, are not taxable to employees until withdrawn. All regular full-time Company employees over the age of 21 are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective pre-tax salary deferrals up to 15% of his or her annual compensation, subject to statutory limits. The trustee of the 401(k) Plan invests each employee's account at the direction of the employee, who may choose among several investment alternatives, which do not include shares of Common Stock.

                              CERTAIN TRANSACTIONS

    To implement its growth strategy, the Company has engaged in transactions with venture capital partners, stockholders of acquired businesses and employees.

VENTURE CAPITAL

    On July 18, 1995, the Company issued 26,769 and 13,385 shares of Class A Preferred Stock to Grotech Partners, IV, L.P. ("Grotech IV") and Merchant Partners, L.P. ("Merchant"), repectively, in exchange for aggregate proceeds of $3.0 million.

    On April 18, 1996, a limited partnership affiliated with Grotech Partners loaned to the Company the $200,000 Grotech Loan which will be repaid with the proceeds of the Offering.

    On June 27, 1996, the Company issued 717,877 and 98,161 shares of Series C Preferred Stock to Morgan Stanley Venture Capital Fund II Annex, L.P. ("Morgan II") and Morgan Stanley Venture Investors Annex, L.P. ("Morgan Annex"), respectively, in exchange for aggregate proceeds of $3.0 million. See "Risk Factors."

    On June 4, 1997, the Company issued 21,993, 3,007, 10,740, 4,268.5, 465 and
266.5 shares of each of the Series D Convertible Stock and Series D Redeemable Stock to Morgan II, Morgan Annex, Grotech IV, Grotech Partners III, L.P. ("Grotech III"), Grotech III Companion Fund, L.P. ("Grotech Companion"), and Grotech III Pennsylvania Fund, L.P. ("Grotech Pennsylvania"), respectively, for aggregate proceeds of approximately $8.0 million. On July 22, 1997, as the second tranche of the June 1997 financing, the Company issued 6,562.5 and 2,187.5 shares of each of the Series D Convertible Stock and Series D Redeemable Stock to US West Pension Trust for aggregate proceeds of $1.8 million. On July 25, 1997, as part of the same financing, the Company issued 31,110, 10,863.3, 1,183.4 and 678.3 shares of each of the Series D Convertible Stock and Series D Redeemable Stock to Grotech IV, Grotech III, Grotech Companion and Grotech Pennsylvania, respectively, for aggregate proceeds of approximately $8.8 million. Each share of Series D Convertible Stock is convertible into 25.88 shares of Common Stock, determined by dividing the $100 per share purchase price by the per share conversion price of $3.8635. Upon conversion of each share of Series D Convertible Stock, the Company must pay all dividends accrued but unpaid thereon through the date of conversion. Dividends accrue on each share of Series D Convertible Stock at the rate of 9.0% per annum, which at August 31, 1997 was $274,044. The Company is required to redeem all of the outstanding shares of Series D Redeemable Stock immediately after consummation of this Offering at a per share price of $100 plus accrued and unpaid dividends.

    The Company used a portion of the proceeds from the sale of the Series D Convertible Preferred Stock and Series D Redeemable Preferred Stock to (i) repay principal and interest on a bridge loan previously advanced by Grotech IV to the Company in the amount of $250,000, (ii) prepay (the "Prepayment") $5.0 million of indebtedness under the Credit Facility, and (iii) fund the acquisitions of Modern, BelAir and Bowman Gray. The remaining proceeds are available to fund future acquisitions and working capital. The Prepayment was required to bring the Company into compliance with a financial covenant of the Credit Facility. In addition, the Prepayment was a condition required for NationCredit's consent to the sale of the Series D Preferred Stock.

    The Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock convert automatically into Common Stock upon the closing of an initial public offering by the Company of its Common Stock pursuant to a firm commitment underwriting registered under the Securities Act of 1933, as amended, at a price to the public of not less than $8.00 per share and resulting in net proceeds to the Company of at least $10.0 million (a "Class A-C IPO"). The Class D Convertible Stock converts automatically into Common Stock and the Class D Redeemable Stock is mandatorily redeemable upon the closing of an initial public offering pursuant to a firm commitment underwriting registered under the Securities Act of 1933, as amended, at a price to the public of not less than $8.00 per share and resulting in net proceeds to the Company of at least $25.0 million (a "Class D IPO"). Grotech Partners and Morgan Stanley Venture Capital will receive a material benefit in connection with the Company's redemption and conversion of the Class D Preferred Stock. See "Risk Factors--Control by Principal Stockholders; Material Benefit to Insiders."

ACQUISITIONS

    NANSTON. Nanston, Inc., a Service Subsidiary, entered into a Services Agreement dated January 15, 1997 with Nanston Dental Group, P.C., an Affiliated Practice ("Nanston Dental"). Although Dr. Johnston, a director of the Company, owns substantially all of the stock of Nanston Dental, the Company has the right to replace Dr. Johnston as a stockholder of Nanston Dental upon the payment of nominal consideration. Nanston Dental employs or contracts with all of the dental professionals practicing at the Dental Sites in Georgia. In Georgia, Nanston, Inc. provides Nanston Dental with dental and office supplies, billing and collection services, community relations and marketing and accounting services and assistance in recruiting dentists and managed care contract negotiation. The Services Agreement is for a term of 40 years with automatic renewal thereafter and may be terminated by Nanston Dental only for cause. Nanston, Inc. receives a fee under the Services Agreement equal to 60.0% of net collections.

    INDIANA DENTAL. In connection with the acquisition of Indiana Dental, the Company issued 12,500 shares of Common Stock to certain former stockholders of Indiana Dental (the "Sellers"). Upon consummation of an initial public offering (an "IPO") of the Common Stock prior to February 13, 2001 (the "Closing Date"), if the per share price of the Common Stock sold by DentalCo in the IPO (the "IPO Price") is less than $10.00 per share plus interest at a rate of 10.0% from the Closing Date to the date of the IPO (the "Price"), a Service Subsidary will pay, in cash or in shares of Common Stock, at its option, to the Sellers the difference between the Price and the IPO Price multiplied by the number of shares each Seller owns as of the date of the Indiana Stock Agreement.

    MCELWEE. In connection with the acquisition by DentalCo Management Services of Missouri, Inc. ("DMS Missouri") of the right to provide support services to
V. Dale McElwee, D.D.S. & Associates, P.C. (the "Missouri P.A."), Dr. McElwee will receive, as partial consideration for the acquisition of the Missouri P.A., 45,000 shares of Common Stock of the Company. Upon completion of an IPO, if the IPO Price is less than $10.00 per share, the Company is obligated to issue shares of Common Stock to Dr. McElwee equal to the difference between the IPO Price and $10.00, such that the value of Dr. McElwee's Common Stock holdings will equal $450,000 upon consummation of the IPO. DMS Missouri has entered into a Management Agreement with the Missouri P.A. Although Dr. Halpert, the Company's Chairman and Chief Executive Officer, owns substantially all of the stock of the Missouri P.A., the Company has the right to replace Dr. Halpert as a stockholder of the Missouri P.A. upon the payment of nominal consideration. Pursuant to the terms of the Management Agreement, DMS Missouri provides billing and collection services, assists in implementing a marketing plan, provides accounting services and assists in recruiting dentists. The Missouri P.A. pays DMS Missouri an average monthly fee of $26,000. The agreement is for a term of 40 years, renewable automatically and terminable by the Missouri P.A. only for cause.

    MODERN. In connection with the acquisition of Modern, the Company acquired the HMK Option. The purchase price for the HMK Option is $3.3 million, subject to working capital adjustments (the "HMK Purchase Price"). The stockholders of HMK consist of Drs. Ayes, Blumenthal, Rush, and Koff, each a stockholder of Modern. The HMK Option may be exercised by the Company at any time prior to May 30, 1999. HMK is currently indebted to an institutional lender (the "HMK Lender") for approximately $3.5 million. The Company has agreed that if HMK is unable to make required monthly payments of principal and interest to the HMK Lender in the amounts of $130,000 through 1997 and $190,415 through 1998, the Company will advance such monthly payments directly to the HMK Lender on behalf of HMK. If the Company exercises the HMK Option, the aggregate amount of all advances made to the HMK Lender on behalf of HMK will be deducted from the HMK Purchase Price. If the aggregate amount of such advances exceeds the HMK Purchase Price, HMK will remit the excess to the Company in cash, or at HMK's option, in a number of shares of Common Stock, held pursuant to an escrow created under the acquisition of Modern. If the Company does not exercise the HMK Option prior to May 30, 1999, the HMK Option shall be deemed to be automatically exercised if the sum of (i) 95% of HMK's current accounts receivable on such date plus (ii) HMK's aggregate collected revenues for the 12-month period preceding such date (collectively, the "HMK Revenues"), equal or exceed $2.0 million. If the HMK Option is not exercised, then HMK is required to repay the Company the aggregate amount of advances made to the HMK Lender, either in cash or in shares of Common Stock.

    BOWMAN GRAY. In connection with the acquisition of Bowman Gray, the Company issued a $1.0 million convertible promissory note that automatically converts to Common Stock simultaneously with the closing of this Offering. The number of
shares of Common Stock to be issued is       , which is equal to the principal
amount of the promissory note divided by the IPO Price.

EMPLOYEES

    DMS Maryland, a Service Subsidiary, has entered into two Services Agreements dated July 18, 1996 and February 1, 1996 with MADA and the Virginia P.C., each of which is an Affiliated Practice owned primarily by Dr. Halpert, and which employs or contracts with all of the dental professionals practicing at the Dental Sites in Maryland and Virginia. Although Dr. Halpert, the Company's Chairman and Chief Executive Officer, owns substantially all of the stock of MADA and the Virginia P.C., the Company has the right to replace Dr. Halpert as a stockholder of each upon the payment of nominal consideration. In Maryland and Virginia, DMS Maryland provides dental and office supplies, information systems, bookkeeping, billing and collection services, community relations, marketing, accounting services, assistance in recruiting dentists, and assistance in negotiating health insurance to the Affiliated Dentists (in Virginia only) and managed care contracts. The Services Agreements are for a term of 40 years, with automatic renewal thereafter and generally may be terminated by MADA or the Virginia P.C. only for cause. DMS Maryland receives a fee under the Services Agreements equal to 80% of net collections.

    On July 31, 1997, Mr. Sardegna exercised options granted under his employment agreement to purchase 320,470 shares of Common Stock for an exercise price of $2.2639 per share, or $725,512 in the aggregate. The exercise price was paid by the issuance of a three-year promissory note, dated July 21, 1997, from Mr. Sardegna to the Company. Interest accrues at 8.0% per annum. The promissory note and accrued interest is payable in equal annual installments on July 20, 1998, 1999 and 2000. The promissory note is secured by all of Mr. Sardegna's right, title and interest in the 220,000 shares of Common Stock under a Security and Assignment Agreement, dated July 21, 1997, by and between the Company and Mr. Sardegna. The terms of this promissory note are on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

    Nanston leases approximately 28,000 square feet of space in Norcross, Georgia from a partnership owned 50% by Dr. Johnston. Nanston currently uses approximately 11,400 square feet of such space and sublets, when it can find subtenants, the remainder. Aggregate lease payments on the entire space equal approximately $11,850 per month, as adjusted annually for cost of living increases. The lease terminates on May 31, 2008. The Company believes that the lease terms are as favorable to the Company as those that can be obtained from an unaffiliated third party.

STOCKHOLDERS' AGREEMENT

    Certain of the current directors are elected to the Board of Directors pursuant to the terms of a stockholders' agreement among the Company and its stockholders (the "Stockholders' Agreement"). Effective upon consummation of this Offering, all material provisions of the Stockholders' Agreement other than those relating to registration rights will terminate and the Stockholders' Agreement will no longer control the selection of the Board of Directors. The Stockholders' Agreement provides generally that if the Company intends to register any of its securities under the Securities Act, stockholders of the Company party to the Stockholders' Agreement (the "Eligible Stockholders") shall be entitled to include their shares of Common Stock in such registration, subject to the ability of the managing underwriter of any such offering, under certain circumstances, to exclude some or all of such shares from such registration. In addition, the Eligible Stockholders are entitled, subject to certain conditions and limitations, to demand that the Company register some or all of their shares of Common Stock on Form S-3, provided that such demand may not be exercised more than twice in any twelve month period by any Eligible Stockholder who held preferred stock prior to this Offering, and more than once in any twelve month period by the other Eligible Stockholders. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. On August 31, 1997, the Eligible Stockholders held a total of 12,244,996 shares of Common Stock on a fully-diluted basis.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of the Common Stock as of August 31, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by: (i) each person who owns beneficially more than 5% of the Common Stock; (ii) each director and Named Executive Officer; and (iii) all directors and executive officers as a group. Unless otherwise indicated, each named person exercises sole voting and investment power, except to the extent such power may be shared with a spouse.

                                                                         SHARES BENEFICIALLY      SHARES BENEFICALLY
                                                                           OWNED PRIOR TO             OWNED AFTER
                                                                             OFFERING(2)              OFFERING(2)
                                                                       -----------------------  -----------------------
NAME OF BENEFICIAL OWNER(1)                                              NUMBER      PERCENT      NUMBER      PERCENT
- ---------------------------------------------------------------------  ----------  -----------  ----------  -----------
Lawrence F. Halpert, D.D.S.(3).......................................   2,208,921        18.8    2,208,921
Carl J. Sardegna(4)..................................................     500,587         4.2      500,587
E. James Kuhns(5)....................................................      48,354           *       48,354           *
Errol L. Reese, D.D.S.(6)............................................      21,155           *       21,155           *
W. Roger Drury.......................................................      --          --           --          --
M. Fazle Husain(7)...................................................      --          --           --          --
John C. Johnston, D.D.S.(8)..........................................   1,124,970         9.6    1,124,970
James E. Jordan, M.D.................................................      --          --           --          --
John S. Nord.........................................................      --          --           --          --
Oliver S. Travers....................................................      --          --           --          --
Hugh A. Woltzen(9)...................................................      --          --           --          --
Entities Affiliated with Grotech Partners(10)........................   3,492,845        30.0    3,492,845
Entities Affiliated with Morgan Stanley Venture Capital(11)..........   1,463,120        12.5    1,463,120
All directors and executive officers as a group (11 persons).........   8,859,952        75.1    8,859,952

- ------------------------

*   Percentage of shares beneficially owned is less than 1.0%.

(1) Unless otherwise indicated the address of the stockholders listed below is c/o DentalCo, Inc., 6115 Falls Road, Lake Falls Professional Building, Baltimore, Maryland 21209.

(2) Based on 11,721,009 shares of Common Stock outstanding prior to this Offering, which includes 6,109,920 shares of Common Stock issuable upon conversion of the Class A Preferred Stock, Class B Preferred Stock, Class C
    Preferred Stock and Class D Preferred Stock, and       shares of Common
    Stock outstanding immediately after this Offering. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of a convertible security are deemed outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 300,000 shares of Common Stock held by the Halpert Grantor Retained Annuity Trust, dated August 4, 1997, over which Dr. Halpert exercises sole voting and investment power. Excludes 4,080,411 shares of Common Stock prior to this Offering and 1,817,910 shares of Common Stock after this Offering that Dr. Halpert has the right to vote under proxies granted by certain of the Company's stockholders. Dr. Halpert disclaims beneficial ownership of any shares of Common Stock he has the right to vote by proxy but of which he is not the record owner.

(4) Includes options to acquire 180,117 shares of Common Stock, 100,000 of which have been granted by a stockholder of the Company, all of which are presently exercisable.

(5) Represents options to acquire 48,354 shares of Common Stock, all of which are presently exercisable.

(6) Represents options to acquire 21,155 shares of Common Stock, all of which are presently exercisable.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(7) Excludes shares of DentalCo capital stock beneficially owned by entities affiliated with Morgan Stanley Venture Capital, as to which Mr. Husain disclaims beneficial ownership. See footnote 11 below.

(8) Excludes 455,573 and 64,735 shares of Common Stock held by the Johnston Stock Trust and the Johnston Family Educational Trust, to which Dr. Johnston disclaims beneficial ownership.

(9) Excludes shares of DentalCo capital stock beneficially owned by entities affiliated with Grotech Partners, as to which Mr. Woltzen disclaims beneficial ownership. See footnote 10 below.

(10) Includes 26,769 shares of Class A Preferred Stock, 11,035 shares of Class B Preferred Stock, 41,850 shares of Class D Convertible Stock, 41,850 shares of Class D Redeemable Stock and 250,000 shares of Common Stock held by Grotech Partners IV, L.P.; 3,373 shares of Class B Preferred Stock 15,132 shares of Class D Convertible Stock, 15,132 shares of Class D Redeemable Stock and 275,699 shares of Common Stock held by Grotech Partners III, L.P.; 367 shares of Class B Preferred Stock, 1,648 shares of Class D Convertible Stock, 1,648 shares of Class D Redeemable Stock and 30,034 shares of Common Stock held by Grotech III Companion Fund L.P.; and 211 shares of Class B Preferred Stock, 945 shares of Class D Convertible Stock, 945 shares of Class D Redeemable Stock and 17,213 shares of Common Stock held by Grotech III Pennsylvania Fund L.P. Each share of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Convertible Stock will be automatically converted into Common Stock and each share of Class D Redeemable Stock will be automatically redeemed immediately prior to the consummation of this Offering. See "Description of Capital Stock."

(11) Includes 717,877 shares of Class C Preferred Stock, 21,993 shares of Class D Convertible Stock and 21,993 shares of Class D Redeemable Stock held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 98,161 shares of Class C Preferred Stock, 3,007 shares of Class D Convertible Stock and 3,007 shares of Class D Redeemable Stock held by Morgan Stanley Venture Investors Annex, L.P. Each share of Class C Preferred Stock and Class D Convertible Stock will be automatically converted into Common Stock and each of Class D Redeemable Stock will be automatically redeemed immediately prior to the consummation of this Offering. See "Description of Capital Stock."

                          DESCRIPTION OF CAPITAL STOCK

    Prior to the completion of this Offering, the authorized capital stock of the Company consisted of 14,860,686 shares of Common Stock, 40,154 shares of Class A Preferred Stock, 47,068 shares of Class B Preferred Stock, 816,038 shares of Class C Preferred Stock, 100,000 shares of Class D Convertible Stock, and 100,000 shares of Class D Redeemable Stock, (the Class D Redeemable Stock and the Class D Convertible Stock, collectively, the "Class D Preferred Stock"). Upon completion of this Offering, the authorized capital stock of the Company
will consist of       shares of Common Stock, of which       shares will be
assessed and outstanding, and       shares of undesignated Preferred Stock
issuable in one or more series by the Board of Directors, of which as shares will be issued and outstanding.

COMMON STOCK

    Prior to this Offering 5,611,088 shares of Common Stock were outstanding. After giving effect to the Charter immediately prior to the consummation of this
Offering, the Company will be authorized to issue up to       shares of Common
Stock, par value $0.0001 per share. Holders of the Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. Subject to the prior rights of any outstanding preferred stock, the shares of Common Stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of the Company upon liquidation. The stockholders have no preemptive rights to purchase any shares of the Company's Capital Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Prior to this Offering, 40,154 shares of Class A Preferred Stock, 47,068 shares of Class B Preferred Stock, 816,038 shares of Class C Preferred Stock and 186,650 shares of Class D Preferred Stock were outstanding. By the terms of the Charter, each share of Class A Preferred Stock and Class B Preferred Stock automatically converts into 33 shares of Common Stock immediately prior to the effectiveness of this Offering, with the result that all outstanding Class A Preferred Stock and Class B Preferred Stock will be converted into 2,878,326 shares of Common Stock upon the closing of a Class A-C IPO and will no longer be authorized, issued or outstanding. Each share of Class C Preferred Stock automatically converts into one share of Common Stock upon the closing of a Class A-C IPO, with the result that all outstanding Class C Preferred Stock will be converted into 816,038 shares of Common Stock and will no longer be authorized, issued or outstanding. Each share of Class D Convertible Stock automatically converts into 25.88 shares of Common Stock upon the closing of a Class D IPO, with the result that all outstanding Class D Convertible Stock will be converted into 2,415,556 shares of Common Stock and will no longer be authorized, issued or outstanding. Each share of Class D Redeemable Stock is automatically redeemable immediately following a Class D IPO at a redemption price per share of $100, subject to adjustment in certain circumstances, plus all accrued and unpaid dividends on such redeemed shares through the redemption date, with the result that all outstanding Class D Redeemable Stock will be redeemed for 9,332,500 plus accrued but unpaid dividends through the date of redemption, which as of August 31, 1997, were $274,044 and will no longer be authorized, issued or outstanding. Upon conversion of the share of Class A Preferred Stock and Class C Preferred Stock, the obligation of the Company to pay accrued but unpaid dividends thereon is extinguished. Upon conversion of the Class D Convertible Preferred Stock, the Company will pay all accrued but unpaid dividends thereon. No dividends accrue or are payable on the Class B Preferred Stock.

    Upon the consummation of this Offering, under the terms of the Charter, the
Board of Directors is authorized to classify any of the       shares of its
authorized but unissued capital stock as preferred stock in one or more series, from time to time, and with respect to each series, to determine the number of shares constituting such series, the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to any dividends payable on any other class of stock, whether the shares of each series shall be redeemable and the terms thereof, whether the shares shall be convertible into Common Stock and the terms thereof, the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, the voting rights, if any, of shares of each series and any other rights and privileges not in conflict with the Company's charter and any qualifications, limitations or restrictions thereof. Upon the consummation of this Offering, there will be no shares of preferred stock outstanding and the Board of Directors has no present intention to issue any preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals or delaying or preventing a change in control of the Company not approved by the Board of Directors.

ANTI-TAKEOVER PROVISIONS OF CHARTER AND BY-LAWS

    The Charter will provide for a staggered Board of Directors of three classes, with the initial classes having one, two and three year terms, respectively, and thereafter staggered three year terms. Under the Charter, directors may only be removed for cause upon the affirmative vote of at least 80% of the shares of capital stock entitled to vote in the election of directors. Under the By-Laws, the number of directors is currently fixed at nine, which number may be changed only upon the vote of two-thirds of the directors then in office.

    The Charter and By-Laws require that any stockholder proposal relating to the nomination of a director must be delivered to the Company's Secretary no more than 90 days nor less than 60 days prior to the Annual Meeting of Stockholders at which such nominee will be voted upon.

    The foregoing provisions of the Charter and all provisions of the By-Laws may be amended or repealed by the stockholders only upon the affirmative vote of at least 80% of the shares of capital stock entitled to vote thereon. The By-Laws also may be amended or repealed by the Board of Directors only upon the vote of at least a majority of the directors then in office.

    These provisions of the Charter and By-Laws could have the effect of discouraging takeover proposals and delaying or preventing a change in control of the Company not approved by the Board of Directors.

BUSINESS COMBINATIONS

    Under Section 3-601 ET SEQ. of the MGCL (the "Business Combination Statute"), certain "business combinations" (including mergers or similar transactions subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation subject to the Business Combination Statute and any person who beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the preceding two years, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by all holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Business Combination Statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The Business Combination Statute does not apply, however, to business combinations that are
(a) exempted in the corporation's charter prior to the time the corporation became subject to the Business Combination Statute or (b) approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. After a corporation becomes subject to the Business Combination Statute, in order to amend the corporation's charter to elect not to be subject to the foregoing requirements with respect to one or more Interested Stockholders, the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders is required.

CONTROL SHARE ACQUISITIONS

    Section 3-701 ET SEQ. of the MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

    Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the articles or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares, as determined for purposes of such appraisal rights, may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

    Following the consummation of this Offering, the Company will become subject to the provisions of the Business Combination Statute and the control share acquisition statue. The Business Combination Statute and the control share acquisition statute could have the effect of discouraging takeover proposals and delaying or preventing a change of control of the Company not approved by the Board of Directors.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock of the Company is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of shares of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock following this Offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

SALE OF RESTRICTED SHARES

    Upon completion of this Offering, the Company will have outstanding shares of Common Stock. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Company's Common Stock. Of the shares of Common Stock to be outstanding
after completion of this Offering,         shares (including the       shares
offered hereby) will be eligible for resale unless acquired by affiliates of the Company. Of the remaining shares outstanding, 4,725,820 have been held for more than one year, and, as such, are eligible for resale subject to certain volume and manner of sale restrictions under Rule 144 of the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the date on which such shares were issued or the date that they were acquired from an affiliate of the Company. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of the Common Stock
(approximately       shares following this Offering) or the average weekly
trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. Shares held by persons who are deemed to be affiliates of the Company are subject to the volume limitations and other requirements of Rule 144 regardless of how long the shares have been owned or how they were acquired. Restricted shares held by non-affiliates of the Company for more than two years can be sold without limitation under Rule 144. The Commission has proposed amendments to Rule 144 including the definition of affiliate and the holding periods under the rule. These proposals have not yet been adopted by the Commission.

OPTIONS

    As of August 31, 1997, options to purchase a total of 529,000 shares of
Common Stock were outstanding.       of these shares are subject to lockup
agreements. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to the outstanding stock options and Common Stock issuable pursuant to the Stock Option Plans. The Company expects to file these registration statements promptly following the consummation of this Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lockup agreements, to the extent applicable.

LOCK UP AGREEMENTS

    The Company and its directors, executive and certain other officers and
principal stockholders who hold in the aggregate       shares of Common Stock
(plus options to purchase an additional       shares of Common Stock) have
agreed not to, indirectly or directly, offer, sell or otherwise dispose of any shares of Common Stock, options, warrants to acquire shares of Common Stock or any securities exerciseable for or convertible into Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. However, Morgan

Stanley & Co. Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. See "Underwriters."

REGISTRATION RIGHTS

    At the closing of this Offering, the Eligible Stockholders will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 12,244,996 shares of Common Stock pursuant to the terms of the Stockholders' Agreement. See "Certain Transactions."

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, each of the Underwriters named below has severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                                    NUMBER OF
NAME                                                                                  SHARES
- ----------------------------------------------------------------------------------  ----------
Morgan Stanley & Co. Incorporated.................................................
Donaldson, Lufkin & Jenrette Securities Corporation...............................

                                                                                    ----------
        Total.....................................................................
                                                                                    ----------
                                                                                    ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than those covered by the overallotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $         per share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $         per share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, this offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company has granted to the Underwriters an option, exerciseable for 30
days from the date of this Prospectus, to purchase up to       additional shares
of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby. To the extent that such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities under the Securities Act.

    In connection with this Offering, the Company, its executive officers and directors and certain existing stockholders of the Company, who will own an
aggregate of approximately       shares of Common Stock after this Offering,
have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exerciseable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or (b) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) of the paragraph is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement, (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option sold or granted pursuant to existing benefit plans of the Company and outstanding on the date of this Prospectus, (iii) the transfer of shares of Common Stock in a bona fide charitable donation or in any estate planning disposition provided that the transferee in any such transaction agrees to be bound by the terms of the "lock-up" agreement or (iv) the transfer of shares of Common Stock due to the death or disability of a stockholder provided that such transferee agrees to be bound by the terms of the "lock-up" agreement.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    In order to facilitate this offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with this Offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in this Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities at any time.

    The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the Common Stock offered hereby for employees and directors of the Company and certain other individuals associated with the Company who have expressed an interest in purchasing such shares of Common Stock in this Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

PRICE OF THIS OFFERING

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price are the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can, however, be no assurance that the prices at which the Common Stock will sell in the public market after this Offering will not be lower than the price at which it is sold by the Underwriters.

                                 LEGAL MATTERS

    The legality of the issuance of the Common Stock offered hereby and certain other matters will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

    The consolidated financial statements of DentalCo, Inc. and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Nanston, Inc. and subsidiaries as of December 31, 1996 and for the four month periods ended December 31, 1995 and 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Nanston, Inc. and subsidiaries as of August 31, 1995 and 1996 and for each of the years in the three-year period ended August 31, 1996 have been included herein and in the registration statement in reliance upon the report of Smith & Radigan, certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of The Dental Center Inc. as of December 31, 1995 and 1996 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of Modern Dental Concepts, Inc. and affiliated practices as of December 31, 1995 and 1996 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web Site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
DENTALCO, INC.
  Report of Independent Certified Public Accountants.......................................................        F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996 and June 30, 1997 (unaudited)..................        F-3
  Consolidated Statements of Operations for each of the years in the three-year period
    ended December 31, 1996 and the six months ended June 30, 1996 and 1997 (unaudited)....................        F-4
  Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended December 31, 1996 and the six months ended June 30, 1996 and 1997
    (unaudited)............................................................................................        F-5
  Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1996 and the six months ended June 30, 1996 and 1997
    (unaudited)............................................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

NANSTON, INC.
  Reports of Independent Certified Public Accountants......................................................       F-24
  Consolidated Balance Sheets at August 31, 1994 and 1995 and December 31, 1996............................       F-25
  Consolidated Statements of Operations for each of the years in the three-year period ended August 31,
    1996 and the four months ended December 31, 1995 and 1996..............................................       F-26
  Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended
    August 31, 1996 and the four months ended December 31, 1995 and 1996...................................       F-27
  Consolidated Statements of Cash Flows for each of the years in the three-year period ended August 31,
    1996 and the four months ended December 31, 1995 and 1996..............................................       F-28
  Notes to Consolidated Financial Statements...............................................................       F-29

THE DENTAL CENTER, INC.
  Report of Independent Certified Public Accountants.......................................................       F-39
  Combined Balance Sheets at December 31, 1995 and 1996....................................................       F-40
  Combined Statements of Operations and Retained Earnings for the years ended December 31, 1995 and 1996...       F-41
  Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996.........................       F-42
  Notes to Combined Financial Statements...................................................................       F-43

MODERN DENTAL CONCEPTS, INC. AND AFFILIATED PRACTICES
  Report of Independent Certified Public Accountants.......................................................       F-48
  Combined Balance Sheets at December 31, 1995 and 1996....................................................       F-49
  Combined Statements of Operations for the years ended December 31, 1995 and 1996.........................       F-51
  Combined Statements of Owners' Deficit for the years ended December 31, 1995 and 1996....................       F-52
  Combined Statements of Cash Flows for the years ended December 31, 1995, and 1996........................       F-53
  Notes to Combined Financial Statements...................................................................       F-54

When the transactions referred to in the last paragraph of Note 14 of the notes to Consolidated Financial Statements have been consummated, we will be in a position to render the following report.

                                                           KPMG Peat Marwick LLP

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

DentalCo, Inc.:

We have audited the accompanying consolidated balance sheets of DentalCo, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DentalCo, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

Baltimore, Maryland

March 14, 1997

                        DENTALCO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                        DECEMBER 31,
                                                                                    --------------------   JUNE 30,
                                                                                      1995       1996        1997
                                                                                    ---------  ---------  -----------
                                                                                                          (UNAUDITED)
ASSETS
Cash and cash equivalents.........................................................  $   2,262      1,144       2,163
Accounts receivable, net (note 3).................................................        915      1,250       5,056
Income taxes recoverable (note 12)................................................         99         59         330
Prepaid expenses and other current assets.........................................         40        378       1,319
                                                                                    ---------  ---------  -----------
      Total current assets........................................................      3,316      2,831       8,868

Property and equipment, less accumulated depreciation (note 4)....................        657      1,815       7,768
Investment in and advances to affiliated group practice (note 5)..................     --            607       1,155
Intangible assets acquired, less accumulated amortization (note 6)................         54      1,528      32,680
Deferred costs, less accumulated amortization (note 7)............................     --            456       1,141
Other assets......................................................................        785        169       1,479
                                                                                    ---------  ---------  -----------
                                                                                    $   4,812      7,406      53,091
                                                                                    ---------  ---------  -----------
                                                                                    ---------  ---------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Lines of credit (note 8)........................................................  $     183     --           2,559
  Accounts payable and accrued expenses...........................................        558      1,240       7,461
  Current portion of long-term debt (notes 8 and 9)...............................        167        227       2,816
  Deferred income taxes (note 12).................................................        207     --          --
                                                                                    ---------  ---------  -----------
      Total current liabilities...................................................      1,115      1,467      12,836

Long-term debt, less current portion (notes 8 and 9)..............................        270        688      13,751
Deferred rent (note 10)...........................................................         45        108          74
Deferred income taxes (note 12)...................................................        105     --          --
                                                                                    ---------  ---------  -----------
      Total liabilities...........................................................      1,535      2,263      26,661
                                                                                    ---------  ---------  -----------
Class D Redeemable Stock (note 11)................................................     --         --           4,135
Stockholders' equity (note 11):
  Common stock, $.0001 par value; authorized 14,860,686 shares; issued and outstanding 2,463,120 shares in 1995, 2,448,120 shares in 1996 and 5,330,620
    shares in 1997................................................................          1          1           1
  Common stock to be issued, 41,667 shares in 1996 and 1997.......................     --            141         141
  Class A Preferred Stock, $.0001 par value; authorized, issued and
    outstanding--40,154 shares in 1995, 1996 and 1997.............................     --         --          --
  Class B Preferred Stock, $.0001 par value; authorized, issued and
    outstanding--47,068 shares in 1995, 1996 and 1997.............................     --         --          --
  Class C Preferred Stock, $.0001 par value; authorized, issued and
    outstanding--816,038 shares in 1996 and 1997..................................     --         --          --
  Class D Convertible Stock, $.0001 par value; authorized 100,000 shares; issued
    and outstanding 40,740 shares.................................................     --         --          --
  Additional paid-in capital......................................................      2,765      5,636      24,092
  Retained earnings (deficit).....................................................        511       (635)     (1,939)
                                                                                    ---------  ---------  -----------
      Total stockholders' equity..................................................      3,277      5,143      22,295
Commitments and contingent liabilities (notes 9, 13 and 14).......................
                                                                                    ---------  ---------  -----------
                                                                                    $   4,812      7,406      53,091
                                                                                    ---------  ---------  -----------
                                                                                    ---------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                        DENTALCO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           SIX MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                JUNE 30,
                                                  -----------------------------------  ------------------------
                                                     1994         1995        1996        1996         1997
                                                  -----------  ----------  ----------  -----------  -----------

                                                                                       (UNAUDITED)  (UNAUDITED)
Gross revenue:
  Patient fees of affiliated practices..........  $     7,661       8,086      10,300       4,918       16,265
  Capitation....................................        1,113       1,635       2,086         888        5,776
  Management fees...............................           --          --          70          --          914
                                                  -----------  ----------  ----------  -----------  -----------
Total gross revenue.............................        8,774       9,721      12,456       5,806       22,955
Less amounts attributed to affiliated service
  practices.....................................        3,702       3,778       4,878       2,225        7,038
                                                  -----------  ----------  ----------  -----------  -----------
Net revenue.....................................        5,072       5,943       7,578       3,581       15,917
                                                  -----------  ----------  ----------  -----------  -----------

Operating expenses:
  Personnel and site operations.................        4,048       3,926       6,106       2,496       11,730
  Corporate.....................................          620       1,440       2,796       1,484        3,929
  Depreciation and amortization.................          261         188         232          54          938
                                                  -----------  ----------  ----------  -----------  -----------
Total operating expenses........................        4,929       5,554       9,134       4,034       16,597
                                                  -----------  ----------  ----------  -----------  -----------
Operating income (loss).........................          143         389      (1,556)       (453)        (680)
                                                  -----------  ----------  ----------  -----------  -----------

Other income (expense):
  Investment income.............................           36          53         109          34          132
  Interest expense..............................          (36)        (66)        (66)        (40)      (1,013)
  Other.........................................           37          38           5          25          125
                                                  -----------  ----------  ----------  -----------  -----------
Net other income................................           37          25          48          19         (756)
                                                  -----------  ----------  ----------  -----------  -----------

Earnings (loss) before income taxes.............          180         414      (1,508)       (434)      (1,436)
Federal and state income taxes (benefit) (note
  12)...........................................          133         155        (362)        (75)        (132)
                                                  -----------  ----------  ----------  -----------  -----------
Net earnings (loss).............................           47         259      (1,146)       (359)      (1,304)
Preferred stock dividends declared..............           --          --          --          --       (1,263)
                                                  -----------  ----------  ----------  -----------  -----------
Net earnings (loss) applicable to common
  stock.........................................  $        47         259      (1,146)       (359)      (2,567)
                                                  -----------  ----------  ----------  -----------  -----------
                                                  -----------  ----------  ----------  -----------  -----------

Net earnings (loss) per common share............  $       .02         .06        (.19)       (.06)        (.26)
                                                  -----------  ----------  ----------  -----------  -----------
                                                  -----------  ----------  ----------  -----------  -----------
Weighted average number of common shares
  outstanding...................................    2,174,085   4,622,634   6,136,643   5,668,924    9,759,673
                                                  -----------  ----------  ----------  -----------  -----------
                                                  -----------  ----------  ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                        DENTALCO, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                                COMMON          CLASS A        CLASS B
                                                                 COMMON       STOCK TO BE      PREFERRED      PREFERRED
                                                                  STOCK         ISSUED           STOCK          STOCK
                                                               -----------  ---------------  -------------  -------------
Balance at December 31, 1993, representing combined equity of
  Mid-Atlantic Dental Associates, P.A. and Periodontal
  Associates, P.A............................................   $  --             --              --             --
Reorganization in October 1994 resulting in issuance of
  47,068 shares of common stock..............................           1         --              --             --
Issuance of 74,253 shares of common stock, 47,068 shares of
  Series B-1 preferred stock and 387 shares of Series B-2
  preferred stock in exchange for 47,068 shares of common
  stock and $1...............................................      --             --              --             --
Net earnings for the year....................................      --             --              --             --
                                                                    -----            ---             ---            ---
Balance at December 31, 1994.................................           1         --              --             --
Redemption and exchange of 387 shares of Series B-2 preferred stock and 47,068 shares of Series B-1 preferred stock for
  47,068 shares of Series B preferred stock and 387 shares of
  common stock...............................................      --             --              --             --
Issuance of 2,388,480 shares in 33 for 1 common stock
  split......................................................      --             --              --             --
Issuance of 40,154 shares of Class A preferred stock.........      --             --              --             --
Stock issuance costs.........................................      --             --              --             --
Net earnings for the year....................................      --             --              --             --
                                                                    -----            ---             ---            ---
Balance at December 31, 1995.................................           1         --              --             --
Issuance of 816,038 shares of
  Class C preferred stock....................................      --             --              --             --
Redemption of 60,000 shares of common stock for $3.33 per
  share......................................................      --             --              --             --
Issuance of 45,000 shares of common stock in connection with
  investment in affiliated group practice (note 5)...........      --             --              --             --
Common shares to be issued in connection with purchase of
  rights to patient records under existing services agreement
  (41,667 shares)............................................      --                141          --             --
Net loss for the year........................................      --             --              --             --
                                                                    -----            ---             ---            ---
Balance at December 31, 1996.................................           1            141          --             --
Issuance of 2,150,000 shares of common stock in connection
  with acquisition of Nanston (note 2).......................      --             --              --             --
Issuance of 12,500 shares of common stock and options to
  acquire 25,000 shares of common stock at $6 per share in
  connection with acquisition of Indiana Dental (note 2).....      --             --              --             --
Issuance of 720,000 shares of common stock in connection with
  acquisition of Modem (note 2)..............................      --             --              --             --
Issuance of 40,740 shares of Class D Convertible Stock and
  value of conversion rights granted to Class D Preferred
  stockholders of $1,202, less issuance costs of $47 (note
  11)........................................................      --             --              --             --
Class D Preferred Stock dividend (including value of
  conversion rights of $1,202)...............................      --             --              --             --
Net loss for the period (unaudited)..........................      --             --              --             --
                                                                    -----            ---             ---            ---
Balance at June 30, 1997 (unaudited).........................   $       1            141          --             --
                                                                    -----            ---             ---            ---
                                                                    -----            ---             ---            ---

                                                                  CLASS C     ADDITIONAL                    TOTAL
                                                                 PREFERRED      PAID-IN     RETAINED    STOCKHOLDERS'
                                                                   STOCK        CAPITAL     EARNINGS       EQUITY
                                                               -------------  -----------  -----------  -------------
Balance at December 31, 1993, representing combined equity of
  Mid-Atlantic Dental Associates, P.A. and Periodontal
  Associates, P.A............................................       --                31          205           236
Reorganization in October 1994 resulting in issuance of
  47,068 shares of common stock..............................       --                (1)      --            --
Issuance of 74,253 shares of common stock, 47,068 shares of
  Series B-1 preferred stock and 387 shares of Series B-2
  preferred stock in exchange for 47,068 shares of common
  stock and $1...............................................       --                (1)      --                (1)
Net earnings for the year....................................       --            --               47            47
                                                                       ---    -----------  -----------  -------------
Balance at December 31, 1994.................................       --                29          252           282
Redemption and exchange of 387 shares of Series B-2 preferred stock and 47,068 shares of Series B-1 preferred stock for
  47,068 shares of Series B preferred stock and 387 shares of
  common stock...............................................       --            --           --            --
Issuance of 2,388,480 shares in 33 for 1 common stock
  split......................................................       --            --           --            --
Issuance of 40,154 shares of Class A preferred stock.........       --             3,000       --             3,000
Stock issuance costs.........................................       --              (264)      --              (264)
Net earnings for the year....................................       --            --              259           259
                                                                       ---    -----------  -----------  -------------
Balance at December 31, 1995.................................       --             2,765          511         3,277
Issuance of 816,038 shares of
  Class C preferred stock....................................       --             2,906       --             2,906
Redemption of 60,000 shares of common stock for $3.33 per
  share......................................................       --              (200)      --              (200)
Issuance of 45,000 shares of common stock in connection with
  investment in affiliated group practice (note 5)...........       --               165       --               165
Common shares to be issued in connection with purchase of
  rights to patient records under existing services agreement
  (41,667 shares)............................................       --            --           --               141
Net loss for the year........................................       --            --           (1,146)       (1,146)
                                                                       ---    -----------  -----------  -------------
Balance at December 31, 1996.................................       --             5,636         (635)        5,143
Issuance of 2,150,000 shares of common stock in connection
  with acquisition of Nanston (note 2).......................       --            10,750       --            10,750
Issuance of 12,500 shares of common stock and options to
  acquire 25,000 shares of common stock at $6 per share in
  connection with acquisition of Indiana Dental (note 2).....       --               140       --               140
Issuance of 720,000 shares of common stock in connection with
  acquisition of Modem (note 2)..............................       --             3,600       --             3,600
Issuance of 40,740 shares of Class D Convertible Stock and
  value of conversion rights granted to Class D Preferred
  stockholders of $1,202, less issuance costs of $47 (note
  11)........................................................       --             5,229       --             5,229
Class D Preferred Stock dividend (including value of
  conversion rights of $1,202)...............................       --            (1,263)      --            (1,263)
Net loss for the period (unaudited)..........................       --            --           (1,304)       (1,304)
                                                                       ---    -----------  -----------  -------------
Balance at June 30, 1997 (unaudited).........................       --            24,092       (1,939)       22,295
                                                                       ---    -----------  -----------  -------------
                                                                       ---    -----------  -----------  -------------

          See accompanying notes to consolidated financial statements.

                        DENTALCO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                             (DOLLARS IN THOUSANDS)

                                                                                                        SIX MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                     -------------------------------  --------------------
                                                                       1994       1995       1996       1996       1997
                                                                     ---------  ---------  ---------  ---------  ---------
Cash flows from operating activities:
  Net earnings (loss)..............................................  $      47        259     (1,146)      (359)    (1,304)
  Adjustments to reconcile net earnings (loss) to net cash provided
    (used) by operating activities:
    Depreciation and amortization..................................        158        188        232         54        938
    Provision for uncollectible accounts...........................     --             86        522        141        249
    Provision for deferred rent....................................        134        (45)        63         38         34
    Deferred income taxes (benefit)................................     --            145       (312)        12        (91)
    Decrease (increase) in working capital:
      Accounts receivable..........................................       (110)      (387)      (762)      (269)    (1,572)
      Income tax receivable........................................        (99)    --             40     --           (455)
      Prepaid expenses and other current assets....................        (16)       (27)      (313)      (163)      (274)
      Accounts payable and accrued expenses........................       (149)       143        682        182        577
      Income taxes payable.........................................         18       (136)    --            (85)    --
                                                                     ---------  ---------  ---------  ---------  ---------
Net cash provided (used) by operating activities...................        (17)       226       (994)      (449)    (1,898)
                                                                     ---------  ---------  ---------  ---------  ---------

Cash flows from investing activities:
  Purchase of property and equipment...............................       (116)      (100)      (653)      (668)      (699)
  Decrease (increase) in other assets..............................        (29)      (472)       252       (168)      (347)
  Purchases of dental group practices and related contracts........     --         --         (1,393)    --        (15,930)
  Pre-acquisition costs............................................     --         --           (230)    --            223
  Investment in and advances to affiliated group practice..........     --         --           (442)    --           (270)
  Other............................................................         14        (10)    --         --         --
                                                                     ---------  ---------  ---------  ---------  ---------
Net cash used by investing activities..............................       (131)      (582)    (2,466)      (836)   (17,023)
                                                                     ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Line of credit borrowings (payments).............................        184         (1)      (183)      (110)    17,910
  Proceeds from long-term borrowings...............................        257     --            269        313     --
  Payment of long-term debt........................................     --         --           (186)    --         (5,963)
  Proceeds from issuance of capital stock, less issuance costs.....         (1)     2,735      2,906     --          7,993
  Deferred costs...................................................     --           (180)      (464)    --         --
                                                                     ---------  ---------  ---------  ---------  ---------
Net cash provided by financing activities..........................        440      2,554      2,342        203     19,940
                                                                     ---------  ---------  ---------  ---------  ---------

Net increase (decrease) in cash....................................        292      2,198     (1,118)    (1,082)     1,019
Cash and cash equivalents--beginning of period.....................       (228)        64      2,262      2,262      1,144
                                                                     ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents--end of period...........................  $      64      2,262      1,144      1,180      2,163
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                        DENTALCO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    DentalCo, Inc. (DentalCo or the Company), a Maryland corporation, was formed in July 1995, when Mid-Atlantic Dental Associates, P.A. (MADA) elected to convert from a professional services corporation to a business corporation and changed its name to DentalCo, Inc. In October, 1994 MADA had become the surviving professional services corporation of a reorganization with Periodontal Associates, P.A. (Periodontal). All of the business assets (except for the licenses to practice dentistry) of the predecessor corporations (MADA and Periodontal) are owned by DentalCo through a wholly-owned subsidiary, DentalCo Management Services of Maryland, Inc. (DMSI). DentalCo controls the business activities of the affiliated dental group practice through a long-term management contract (hereinafter referred to as "services agreement") between DMSI and Halpert and Associates, P.A., a Maryland professional service corporation which was formed in July 1995 by certain former stockholders of MADA and Periodontal who are practicing dentists. The reorganization of the predecessor entities in 1994 and the formation of DentalCo through the professional service corporation conversion in 1995 were accounted for as reorganizations of entities under common control.

    Since the Company's formation, the Company has grown primarily through acquisitions. The Company, through its wholly-owned subsidiaries, generally acquires substantially all the business assets of the dental service delivery sites (dental sites) and operates them under services agreements with affiliated dental groups that practice exclusively through such dental sites (hereinafter referred to as "affiliated service practices"). Ownership of substantially all the business assets and the services agreements provide the Company with most of the risks and rewards of ownership of the affiliated service practices, which are owned by the affiliated professional service corporations (PCs).

    The services agreements provide for DentalCo's wholly-owned subsidiaries to provide facilities, equipment, administrative support staff, management information systems, quality assurance, peer review, utilization review, practice management, marketing and other administrative services for a 40-year term. The services agreements also provide for the affiliated PC and the Company to participate in the net operating income (as defined) of the affiliated service practices. The Company's participation generally ranges from 60% to 80%. In addition, the Company is reimbursed for all dental site expenses, as defined in the agreement.

    The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. In consolidation, all significant intercompany balances and transactions have been eliminated. If allowed by state licensing regulations, the Company or its subsidiaries own the stock of the PCs and the Company consolidates the accounts of the PCs in the consolidated financial statements. The Company and its subsidiaries (which own substantially all the business assets of the affiliated service practices) do not consolidate the accounts of those PCs owned by the practicing dentists. Accordingly, in recognition of the Company's assumption of most of the risks and rewards of operating the affiliated service practices on a long-term basis, the Company's statement of operations presents the gross revenues of such affiliated service practices, less the amounts attributed to the affiliated service practices in accordance with the services agreements, to arrive at the Company's net revenue. The Company believes this display presentation of combining the revenue of the affiliated service practices with those owned by the Company is the most meaningful presentation in these circumstances.

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    At December 31, 1996, the Company owned and therefore consolidated a wholly-owned subsidiary which had acquired the practices of Offerdahl & Associates, P.C. and Donald K. Cunningham, D.D.S., P.C., professional service corporations in Colorado. At December 31, 1996, the Company had services agreements with Halpert and Associates, P.A., a Maryland professional service corporation, and Ned Greenberg, DDS & Associates, a Virginia professional service corporation. The Company also has an investment in and management contract with V. Dale McElwee, D.D.S. & Associates, P.C. (the management practice) but the Company does not own the related business assets and does not participate in the net operating income of this practice. In this situation the Company records management fee income only. The Company also owns 90% of a non-operating subsidiary formed in 1995 to develop dental office management software for eventual sale in cooperation with the University of Maryland School of Dentistry.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally 5 to 10 years for dental furniture and equipment, 9 to 10 years for office furniture and fixtures, 5 to 6 years for computer equipment and software and 5 years for vehicles. Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

    When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and the proceeds from disposition is recognized as gain or loss. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

    NET REVENUE

    Net revenue represents revenue from the dental sites less amounts attribute to the affiliated practices. The amounts attributed to the affiliated practices represent amounts incurred by the PCs as salary, benefits and other payments to employed dentists, hygienists and contracted specialists. Amounts incurred by the Company as salary, benefits and other payments to employed dentists, hygienists and contracted specialists in states where it operates and where ownership of dental practices by the Company is permitted (currently Colorado and Indiana) are reported as operating expenses. The Company's historical operating income levels would be the same as those reported even if the Company employed all of the dentists, hygienists and contracted specialists. Under the services agreements, the Company assumes responsibility for the management of all aspects of the dental group practices (including all operating expenses consisting of

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) occupancy, dental supplies, laboratory fees, advertising and other costs) and has a residual interest in most of the net operating income of the dental group practices. However, the Company does not provide dental services. The Company's net revenue is dependent upon the revenue of the affiliated practices.

    Gross revenue is recorded at established rates reduced by allowances for contractual adjustments. Contractual adjustments result from the terms of certain reimbursement contracts and represent the difference between charges at established rates and estimated recoverable amounts. Such adjustments are recognized in the period the services are rendered. Any differences between estimated recoverable amounts and actual final settlements under reimbursement contracts are reported as contractual adjustments in the period of final settlements. Capitation revenue is generated from contracts with managed care companies, and patient fee income is recognized based on established fee schedules.

    Revenue on orthodontic contracts is recognized over the term of the contract as services are performed. Based on Company and industry studies, it is estimated that approximately 20% of total contract services are performed in the month of installation, 10% of such services are performed in the final month of the contract, and the remainder is performed on a pro rata basis over the term of the contract, typically 24 months.

    INTANGIBLE ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

    The Company's acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the dental group practices. The Company allocates the purchase price to the tangible assets acquired and liabilities assumed, based on estimated fair market values. Costs in excess of the net estimated fair market value of tangible assets acquired and liabilities assumed is allocated first to identifiable intangibles and then either to the services agreements (in those transactions where the Company has effectively acquired the right to manage the dental site) or goodwill (for acquired dental practices). The services agreements represent the Company's right to manage the dental offices during the 40-year term of the agreement. The assigned value of the services agreements is amortized using the straight-line method over its term. The services agreements cannot be terminated by the affiliated PC without cause, consisting primarily of bankruptcy or material default. The value assigned to goodwill is amortized over 40 years.

    The Company reviews intangible assets and other long-lived assets for impairment whenever economic events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the projected undiscounted cash flows of the operations acquired over the estimated remaining useful life, the carrying value of the asset will be reduced to the estimated fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each dental site's relative market share and local market competitive environment, current and forecasted operating results, cash flow levels of the dental offices and the impact on the net revenue earned by the Company, and legal and regulatory factors governing the practice of dentistry.

    The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board is currently evaluating certain matters relating to the physician practice management industry, and the Company expects that the EITF will review criteria for the consolidation of professional service corporation revenues and the accounting for business combinations. The Company is unable to predict the impact, if any, that

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) this review may have on the Company's acquisition strategy, the ability to account for business combinations using the pooling-of-interests method, the allocation of purchase price related to acquisitions, and the estimated useful life assigned to intangible assets.

    DEFERRED FINANCING COSTS

    The Company defers financing costs incurred to obtain long-term debt and amortizes such costs over the term of the related obligation.

    STOCK BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB No. 25), in accounting for its stock options. Additional information required by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123), is discussed in note 11.

    EARNINGS PER SHARE

    Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options to purchase common stock, assumed to be exercised using the treasury stock method, and convertible preferred stock, which is subject to mandatory conversion to common stock immediately prior to the effectiveness of an initial public offering of common stock.

    BUSINESS AND CREDIT CONCENTRATIONS

    The Company's revenues are generated by the affiliated practices. At December 31, 1996, two dental sites in Colorado were owned and twelve dental sites located in Maryland, Virginia and Missouri were managed. Neither the Company nor the affiliated practices require collateral or other security in extending credit to patients; however, assignments of benefits receivable under health insurance programs, plans or policies of patients are routinely obtained (see note 3). In addition, management estimates that the Company derived approximately 40% of its net revenues from services provided under its long-term contracts with United Concordia Companies, a subsidiary of Blue Shield of Pennsylvania, or its various affiliates for the years ended December 31, 1995 and 1996.

    INCOME TAXES

    Deferred income taxes are recognized for the tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities . Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    INTERIM FINANCIAL STATEMENTS

    The financial statements for the six months ended June 30, 1996 and 1997 have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, INTERIM

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL REPORTING. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations for the six months ended June 30, 1996 and 1997 have been included herein. The results of operations for the six-month period are not necessarily indicative of the results for the full year.

(2) ACQUISITIONS

    1996 ACQUISITIONS

    During the year ended December 31, 1996, the Company, through wholly-owned subsidiaries, acquired certain assets and assumed certain liabilities of the following dental practices:

       Effective January 16, 1996, the Company acquired certain assets of Sanjiv Bhatia, D.D.S., a general dentistry practice in Woodbridge, Virginia, and a services agreement for $495, including a $195 promissory note payable in three equal installments on March 14, 1997, 1998 and 1999, plus interest at 8% per annum.

       Effective November 14, 1996, the Company acquired the assets of Donald K. Cunningham, D.D.S., P.C., a general dentistry practice in Littleton, Colorado, for $325.

       Effective December 2, 1996, the Company acquired the assets of Offerdahl & Associates, P.C., a general dentistry practice in Lakewood, Colorado, for $705.

    The acquisitions above have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed, including preacquisition contingencies, based on the estimated fair values at the dates of acquisition. Often the Company must await additional information for the resolution or final measurement of such contingencies during the allocation period, which usually does not exceed one year from the date of acquisition. Accordingly, the effect of the resolution or final measurement of preacquisition contingencies during the allocation period is treated as an acquisition adjustment primarily to the amount of intangible assets recorded. After the allocation period, such resolution or final measurement is recognized in the determination of net earnings. Preacquisition contingencies in connection with the Company's acquisitions primarily relate to regulatory compliance matters, income tax matters and legal proceedings. Accordingly, adjustments might be required with respect to acquisitions to the extent that

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) ACQUISITIONS (CONTINUED)
finalized amounts differ from the estimates. The estimated fair values of the assets acquired and liabilities assumed are summarized as follows:

Accounts receivable, net............................................  $      95
Other assets........................................................         25
Property and equipment..............................................        353
Intangible assets:
  Covenants not to compete..........................................        126
  Services agreements...............................................        271
  Goodwill..........................................................        655
                                                                      ---------
                                                                          1,525
Less note payable to seller.........................................       (195)
                                                                      ---------
Cash purchase price.................................................      1,330
Direct costs of acquisitions (allocated to services agreements).....         63
                                                                      ---------
  Total cost of acquisitions........................................  $   1,393
                                                                      ---------
                                                                      ---------

    The following unaudited pro forma information reflects the effect of the acquisitions on the consolidated results of operations of the Company as if the acquisitions had occurred at January 1, 1995. Future results may differ substantially from pro forma amounts, which cannot be considered indicative of future results.

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1995       1996
                                                                             ---------  ---------

                                                                                 (UNAUDITED)
Net revenue................................................................  $   7,874      9,252
Net earnings (loss)........................................................        499     (1,023)
Net earnings (loss) per common share.......................................  $    0.20      (0.42)
                                                                             ---------  ---------
                                                                             ---------  ---------

    1997 ACQUISITIONS (UNAUDITED)

    Acquisitions during the six months ended June 30, 1997 are summarized as follows (unaudited):

                                                                                 COMMON        OTHER        TOTAL
                                                                                  STOCK    CONSIDERATION    COST
                                                                                ---------  -------------  ---------
Nanston.......................................................................  $  10,750       10,000       20,750
Indiana Dental................................................................        140        3,875        4,015
Modern........................................................................      3,600        6,000        9,600
Becker........................................................................     --              650          650
Kittleman.....................................................................     --              835          835
BelAir........................................................................     --              450          450
                                                                                ---------       ------    ---------
                                                                                $  14,490       21,810       36,300
                                                                                ---------       ------    ---------
                                                                                ---------       ------    ---------

    The Company assumed liabilities of approximately $6,000 in connection with the Modern acquisition.

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) ACQUISITIONS (CONTINUED)
    The total cost of the acquisitions has been allocated as follows:

                                                                                                  ALL OTHER
                                                                        SERVICES                   ASSETS,
                                                                       AGREEMENTS      OTHER        LESS
                                                                           AND      INTANGIBLE   LIABILITIES    TOTAL
                                                                        GOODWILL      ASSETS       ASSUMED      COST
                                                                       -----------  -----------  -----------  ---------
Nanston..............................................................   $  16,835        2,971          944      20,750
Indiana Dental.......................................................       3,199          564          252       4,015
Modern...............................................................       5,357          945        3,298       9,600
Becker...............................................................         464           82          104         650
Kittleman............................................................         431           76          328         835
BelAir...............................................................         240          120           90         450
                                                                       -----------       -----        -----   ---------
                                                                        $  26,526        4,758        5,016      36,300
                                                                       -----------       -----        -----   ---------
                                                                       -----------       -----        -----   ---------

(3) ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1995 and 1996 are summarized as follows:

                                                                                1995       1996
                                                                              ---------  ---------
Patients, excluding orthodontics contracts..................................  $     589        684
Orthodontics contracts of patients..........................................        500        524
Third-party payors..........................................................        318        513
Accrued settlements under capitation contracts..............................        208        466
                                                                              ---------  ---------
                                                                                  1,615      2,187
Deferred revenue--future services on orthodontics contracts.................       (500)      (463)
                                                                              ---------  ---------
                                                                                  1,115      1,724
Allowance for doubtful accounts.............................................       (200)      (474)
                                                                              ---------  ---------
                                                                              $     915      1,250
                                                                              ---------  ---------
                                                                              ---------  ---------

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1995 and 1996 are summarized as follows:

                                                                                1995       1996
                                                                              ---------  ---------
Dental furniture and equipment..............................................  $     460        701
Office furniture and fixtures...............................................        231        275
Computer equipment and software.............................................        271        529
Leasehold improvements......................................................        213      1,040
Vehicles....................................................................         86         86
                                                                              ---------  ---------
Total property and equipment................................................      1,261      2,631
Less accumulated depreciation and amortization..............................        604        816
                                                                              ---------  ---------
Net property and equipment..................................................  $     657      1,815
                                                                              ---------  ---------
                                                                              ---------  ---------

(5) INVESTMENT IN AND ADVANCES TO AFFILIATED GROUP PRACTICE

    Loans and advances to V. Dale McElwee, D.D.S. & Associates, P.C., the owner of a dental practice managed by the Company, are summarized as follows at December 31, 1996:

Notes receivable.....................................................  $     465
Management fee receivable............................................         70
Interest receivable..................................................         18
Advances.............................................................         54
                                                                       ---------
                                                                       $     607
                                                                       ---------
                                                                       ---------

    The notes are due in five annual installments with a final maturity on October 11, 2001, and bear interest at the annual rate of 8%. Advances and management fees are noninterest bearing and are due on demand. In connection with the investment above, the Company obtained a 40 year management contract with V. Dale McElwee, D.D.S. & Associates, P.C. and issued 45,000 shares of common stock of DentalCo valued at $165. Under certain circumstances, the Company may be required to issue additional shares of Common Stock in connection with this transaction.

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(6) INTANGIBLE ASSETS

    Intangible assets acquired are summarized as follows at December 31, 1995 and 1996:

                                                                                1995       1996
                                                                              ---------  ---------
Covenants not to compete....................................................  $  --            126
Services agreements of dental group practices...............................         78        561
Goodwill of dental subsidiaries acquired....................................     --            655
Pre-acquisition costs.......................................................     --            230
                                                                              ---------  ---------
Total cost of contract rights and practices acquired........................         78      1,572
Less accumulated amortization...............................................         24         44
                                                                              ---------  ---------
Net intangible assets.......................................................  $      54      1,528
                                                                              ---------  ---------
                                                                              ---------  ---------

(7) DEFERRED COSTS

    Deferred costs at December 31, 1996 are summarized as follows:

Financing costs of new credit facility...............................  $     266
New office set-up costs, less accumulated amortization of $8.........         62
Initial public offering costs........................................        128
                                                                       ---------
                                                                       $     456
                                                                       ---------
                                                                       ---------

(8) LINES OF CREDIT

    The Company had two bank lines of credit during 1995 and 1996, which were paid in full at December 31, 1996.

    On December 31, 1996, the Company entered into a Credit Agreement (the Credit Facility) with NationsCredit Commercial Corporation (NationsCredit). The Credit Facility provides for up to $25,000 in revolving credit loans, up to $5,000 of which the Company may use for its working capital needs (subject to borrowing base availability of 85% of eligible receivables, as defined), and the balance of which may be used to finance acquisitions approved by NationsCredit so long as after giving effect to the proposed acquisition, the Company is in compliance with the financial covenants under the Credit Facility. The Credit Facility currently bears interest at 450 basis points over NationsCredit's 30-day commercial paper rate. Outstanding balances under the credit facility will convert to a term loan on December 31, 1997, and the Company is obligated to repay the outstanding principal balance of the revolving credit loans in quarterly installments of principal commencing January 1, 1998 through January 1, 2003.

    Under the terms of the Credit Facility, the Company is also obligated to pay
(i) an unused commitment fee of up to 0.5% per annum on the average daily unused portion of the revolving credit commitment during each quarter through December 31, 1997, (ii) $250 if the Company terminates or irrevocably reduces the amount of revolving credit commitment as a result of a public offering of the Company's Common Stock which results in net proceeds to the Company of at least $25,000; and (iii) a contingency fee upon the earlier of December 31, 2001 or the date on which the balance of the Credit Facility is reduced to zero. Such contingency fee represents a percentage of the amount by which (a) the Company's future EBITDA (as defined) multiplied by 7.5 exceeds (b) the amount of borrowings under the facility. There was no balance outstanding under the Credit Facility at December 31, 1996. The balance at June 30, 1997 was $12,690 (unaudited), which is classified as long-term debt and of which $1,250 is the current portion.

    The balance of the lines of credit at June 30, 1997 represents the borrowings of an acquired company (see note 2).

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(9) LONG-TERM DEBT

    Long-term debt at December 31, 1995 and 1996 consists of the following:

                                                                                   1995        1996
                                                                                 ---------     -----
Notes payable to banks, secured by equipment; interest at prime plus 1% (8.25%
  at December 31, 1996); due in monthly installments through final due dates
  ranging from May 1997 through February 1999..................................  $     163          91
Notes payable to vendors, secured by equipment:
  7.5% note due in monthly installments of $1.7 (including interest) through
    November, 1998.............................................................         52          35
  11.72% note due in monthly installments of $0.9 (including interest) through
    December, 2000.............................................................     --              30
  13.86% notes due in monthly installments of $6.1 (including interest) through
    February, 2001.............................................................     --             239
  Other........................................................................         13      --
10% notes payable to former stockholder, unsecured; due in monthly installments of $2.1 (including interest) through September, 1997; $1.3 through September,
  1999.........................................................................         61          42
6% note payable in connection with common stock redemption; principal and interest due December 31, 2000, subject to acceleration of payment under
  certain circumstances........................................................     --             200
8% note payable in annual installments of $80, $75 and $70 (including interest)
  through March, 1999..........................................................     --             195
7.25% notes payable to health maintenance organization in monthly installments
  of $3 (including interest) through April, 1999...............................        115          83

Notes payable to stockholders, unsecured:
  Non-interest bearing note due in monthly installments of $2 through December,
    1996.......................................................................         19      --
  Prime plus 1/2% note, due on demand..........................................         14      --
                                                                                 ---------         ---

Total long-term debt...........................................................        437         915
Less current portion...........................................................        167         227
                                                                                 ---------         ---

Long-term debt, less current portion...........................................  $     270         688
                                                                                 ---------         ---
                                                                                 ---------         ---

    At December 31, 1996, the aggregate maturities of long-term debt for the next five years and thereafter are as follows: 1997--$386; 1998--$190; 1999--$154; 2000--$75; 2001--$19; and thereafter
- --$91.

    Cash paid for interest expense was approximately $34 in 1994, $66 in 1995 and $59 in 1996.

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(10) LEASE AGREEMENTS

    The Company has operating leases of dental offices and administrative facilities expiring at various dates through 2006. The minimum annual rental commitments for the next five years and thereafter are as follows: 1997--$800, 1998--$765, 1999--$674, 2000--$688, 2001--$690 and thereafter--$2,368.

    Some leases include provisions whereby the Company is responsible for a share of the buildings' operating expenses and real estate taxes. In addition, the lease on one dental site provides for contingent rent based upon cash collections. This lease provides for percentage rent, initially at 6.25% of collections in 1992 and 1993, plus an additional 2.5% for deferred rent payable in 1994, 1995 and 1996; thereafter, percentage rent is 8.75% of collections. This lease was terminated in March 1996.

    Rent expense was $624 in 1994, $760 in 1995 and $766 in 1996, including contingent rent of $239, $407 and $306, respectively.

(11) CAPITAL STOCK

    CLASS A PREFERRED STOCK

    On July 18, 1995, the Company entered into a Preferred Stock Purchase Agreement (the Agreement) with the purchasers of 40,154 shares of Class A cumulative convertible Preferred Stock (Class A Preferred Stock) and a related Stockholders' Agreement with such purchasers and all other stockholders of the Company. Pursuant to the Agreement, the Company agreed, among other things, to maintain consolidated net worth of $1,000 through July 18, 1998, $2,000 for the following year and $3,000 thereafter. Also, the Company agreed that, among other things, it will not, except as provided in the agreement: (a) redeem capital stock or pay dividends, (b) acquire or dispose of assets in excess of stipulated amounts, (c) merge, consolidate or otherwise change control of the Company, (d) issue any capital stock, options or convertible debt, (e) incur any indebtedness other than for working capital or purchase money indebtedness and (f) increase the salaries of management.

    The holders of Class A Preferred Stock are entitled to receive, when and if declared out of funds legally available, dividends at the rate of $5.977 per share per annum. Upon liquidation, the holders of the shares of Class A Preferred Stock are entitled to receive, after payment of the Class C liquidation payments, and before any distribution or payment is made upon any other class of capital stock, an amount equal to $74.4124 per share (approximately $3,000), subject to certain adjustments as defined in the Agreement, plus any accumulated but unpaid dividends. Each share of Class A Preferred Stock is convertible into 33 shares of common stock.

    CLASS B PREFERRED STOCK

    On July 17, 1995 the Company entered into a Preferred Stock Purchase Agreement (the Agreement) with the purchasers of 47,068 shares of Series B Preferred Stock (Class B Preferred Stock) and a related Stockholders' Agreement with such purchasers and all other stockholders of the Company. Each share of Class B Preferred Stock is convertible into 33 shares of common stock. The holders of Class B Preferred Stock are entitled to receive dividends that they would have received if they had converted their shares to common stock.

    Upon liquidation, the holders of Class B Preferred Stock are entitled to receive, after payment of the Class A and Class C liquidation payments, an amount equal to $100.59 per share (approximately $4,735), plus an amount equal to the amount of all declared but unpaid dividends.

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) CAPITAL STOCK (CONTINUED)
    CLASS C PREFERRED STOCK

    On June 27, 1996, the Company entered into a Preferred Stock Purchase Agreement (the Agreement) with the purchasers of 816,038 shares of Class C cumulative convertible Preferred Stock (Class C Preferred Stock) and a related Stockholders' Agreement with such purchasers and all other stockholders of the Company. Pursuant to the agreement, the Company agreed, among other things, to provide the holders of Class C Preferred Stock quarterly dividends, when and if declared, at the rate per annum of $0.2941 per share; dividends shall be cumulative and accrue from the date of issuance. The dividends shall be paid in full before any dividends shall be declared and set aside for the Class A and Class B Preferred Stock and the common stock. Each share of Class C Preferred Stock is convertible into one share of common stock, subject to certain anti-dilution provisions. Upon liquidation, the holders of the shares of Class C Preferred Stock are entitled to receive, before any distribution or payment is made on the Class A and Class B Preferred Stock and the common stock, an amount equal to $3.6763 per share (approximately $3,000), plus accumulated but unpaid dividends.

    If the Company effects a firm commitment underwritten initial public offering of common stock at a price to the public of not less than $8 and resulting in proceeds to the Company of not less than $10,000 (after deduction of underwriting discounts and commissions but before deduction of other expenses of issuance), the shares of the Class A, Class B and Class C Preferred Stock shall automatically convert into the number of shares of common stock into which such shares of Preferred Stock are convertible. Accordingly, such preferred stocks are treated as common stock outstanding as if such conversion had occurred on January 1, 1996.

    At December 31, 1996, 4,422,165 shares have been reserved to cover conversions of Preferred Stock and outstanding options. All share amounts herein give effect to the 33 for 1 split of common stock which occurred on October 30, 1995.

    CLASS D PREFERRED STOCK (UNAUDITED)

    On June 4, 1997, pursuant to the terms of a Preferred Stock Purchase Agreement (the "PSA"), the Company issued 40,740 shares of each of the Series D Convertible Stock (Class D Convertible Stock) and Series D Redeemable Stock (Class D Redeemable Stock) for aggregate proceeds of $8,148. On July 22, 1997, the Company issued 8,750 shares of each of the Class D Convertible Stock and Class D Redeemable Stock for aggregate proceeds of $1,750. On July 25, 1997, the Company issued 43,835 shares of each of the Class D Convertible Stock and Class D Redeemable Stock for aggregate proceeds of $8,767. Each share of Class D Convertible Stock is convertible into 25.88 shares of common stock, based on a $100 per share purchase price and a conversion price of $3.8635. Upon conversion of each share of Class D Convertible Stock, the Company must pay all dividends accrued but unpaid thereon through the date of conversion. Dividends accrue on each share of Class D Convertible Stock and Class D Redeemable Stock at the rate of 9% per annum. The Company is required to redeem all of the outstanding shares of Class D Redeemable Stock at a per share price of $100 (approximately $9,333), plus accrued and unpaid dividends, immediately after consummation of an initial public offering of common stock.

    Each share of Class D Convertible Stock automatically converts into 25.88 shares of Common Stock upon the closing of an initial public offering of common stock, with the result that all outstanding Class D Convertible Stock will be converted into 2,415,556 shares of Common Stock and will no longer be authorized, issued or outstanding.

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) CAPITAL STOCK (CONTINUED)
    The Company has accounted for the issuance of the Class D Convertible Stock and Class D Redeemable Stock by giving recognition to the estimated value of the conversion rights granted. The estimated fair value of the common stock of $5.00 per share, based on an independent valuation of such stock, exceeded the conversion price by $1.14 per share (the "in-the-money conversion amount"). Accordingly, the Company has recorded a one-time dividend to the Class D stockholders at the time of issuance as follows:

                                                        THROUGH     SUBSEQUENT TO
                                                     JUNE 30, 1997  JUNE 30, 1997    TOTAL
                                                     -------------  -------------  ----------
Class D Convertible shares issued..................        40,740         52,585       93,325
Common stock equivalent shares.....................     1,054,351      1,361,205    2,415,556
Value of in-the-money conversion amount............   $     1,202          1,551        2,753
                                                                    -------------  ----------
                                                                    -------------  ----------
Accrued 9% dividend to June 30, 1997...............            61
                                                     -------------
                                                      $     1,263
                                                     -------------
                                                     -------------

    OPTIONS

    In 1995, the Company granted stock options under an Executive Employment Agreement and the Company's 1995 Equity Participation Plan to acquire 400,587 common shares and 196,439 common shares, respectively, at $2.26 per share. The options under the Plan vest 20% per year and expire ten years from the date of grant. Other options expire in 2000. In 1996, the Company granted stock options to acquire 105,774 common shares under the aforementioned Plan at $2.26 per share. The stock options issued by the Company have been granted with exercise prices greater than the estimated fair market value of the common stock on the date of grant. Accordingly, no compensation expense has been recorded. Stock option transactions are summarized as follows:

                                                                      1995                         1996
                                                          ----------------------------  ---------------------------
                                                                     WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                                           SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                                          ---------  -----------------  ---------  ----------------
Options outstanding at beginning of period..............     --          $  --            597,027    $       2.26
Granted.................................................    597,027           2.26        105,774            2.26
Exercised...............................................     --             --             --             --
Cancelled...............................................     --             --             --             --
                                                          ---------          -----      ---------  ----------------
Options outstanding at end of period....................    597,027      $    2.26        702,801    $       2.26
                                                          ---------          -----      ---------  ----------------
                                                          ---------          -----      ---------  ----------------
Options exercisable at end of period....................    400,587      $    2.26        461,624    $       2.26
                                                          ---------          -----      ---------  ----------------
                                                          ---------          -----      ---------  ----------------

    The Company applies APB No. 25 and related interpretations in accounting for its stock options. Had compensation expense for the Company's stock options been determined in a manner consistent with Statement of Financial Accounting Standards Statement No. 123 (SFAS No. 123), ACCOUNTING FOR STOCK-

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) CAPITAL STOCK (CONTINUED)
BASED COMPENSATION, the Company's net earnings (loss) would have been reduced to the pro forma amounts indicated below:

                                                                                   YEARS ENDED
                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------
Net earnings (loss)
As reported..................................................................  $     259     (1,146)
                                                                               ---------  ---------
Pro forma....................................................................        (17)    (1,354)
                                                                               ---------  ---------
                                                                               ---------  ---------
Pro forma earnings (loss) per common share...................................  $  --           (.22)
                                                                               ---------  ---------
                                                                               ---------  ---------

    The fair value of the options for the purpose of the above pro forma disclosure was calculated using the minimum value pricing model. The effects of applying SFAS No. 123 in the pro forma net earnings for 1996 and 1995 may not be representative of the effects on such pro forma information for future years.

(12) INCOME TAX EXPENSE

    Income tax expense (benefit) for the years ended December 31, 1994, 1995 and 1996 consists of the following:

                                                                            1994        1995        1996
                                                                          ---------     -----     ---------
Current:
  Federal...............................................................  $      32         (24)        (50)
  State.................................................................          7          34      --
                                                                          ---------         ---         ---
                                                                                 39          10         (50)

Deferred:
  Federal...............................................................         94         148        (256)
  State.................................................................     --              (3)        (56)
                                                                          ---------         ---         ---
                                                                                 94         145        (312)
                                                                          ---------         ---         ---

Total...................................................................  $     133         155        (362)
                                                                          ---------         ---         ---
                                                                          ---------         ---         ---

    Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 35% to earnings before income taxes as a result of the following:

                                                                            1994        1995        1996
                                                                          ---------     -----     ---------
Computed "expected" tax expense.........................................  $      62         141        (528)
Increase (decrease) in income taxes resulting from:
  Adjustment to valuation allowance.....................................     --          --             173
  State income taxes, net of federal income tax benefit.................          4          20         (58)
  Other.................................................................         67          (6)         51
                                                                          ---------         ---         ---
Total income tax expense................................................  $     133         155        (362)
                                                                          ---------         ---         ---
                                                                          ---------         ---         ---

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(12) INCOME TAX EXPENSE (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax liability are presented below (in thousands):

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------
Deferred tax liabilities:
  Cash basis reporting for tax purposes........................................  $     201        317
  Change in accounting for tax purposes (Section 481)..........................         45         --
  Property and equipment, principally differences in depreciation..............         64         72
  Net operating loss...........................................................         --       (582)
  Valuation allowance..........................................................         --        173
  Other........................................................................          2         20
                                                                                 ---------        ---
Total deferred tax liability...................................................  $     312         --
                                                                                 ---------        ---
                                                                                 ---------        ---

    The significant components of the deferred tax expense for 1994, 1995 and 1996 are as follows:

                                                                           1994       1995       1996
                                                                         ---------  ---------  ---------
Cash basis reporting for tax purposes..................................  $     101        190        116
Change in tax accounting...............................................     --            (14)       (45)
Book depreciation in excess of tax depreciation........................     --            (16)         8
Net operating loss.....................................................     --         --           (582)
Valuation allowance adjustment.........................................     --         --            173
Other..................................................................         (7)       (15)        18
                                                                         ---------  ---------        ---
Total deferred income tax expense......................................  $      94        145       (312)
                                                                         ---------  ---------        ---
                                                                         ---------  ---------        ---

    Cash paid for income taxes was approximately $32 in 1994, $146 in 1995 and none in 1996.

    At December 31, 1996, the Company had a net operating loss carryover of approximately $1,475 which expires in the year 2011. Such loss may be subject to restrictions on its use in the event of future change in ownership.

(13) COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary and benefits continuations.

    LITIGATION

    The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company may have liability with respect to its own employees as well as the dentists associated with the affiliated service practices and management practices. The pending legal proceedings against the Company, the affiliated dentists and the affiliated practices include claims of dental malpractice, which are generally covered by insurance. Based on the investigations conducted to date, the Company believes that the outcome of such legal actions and proceedings, individually or in the aggregate,

                        DENTALCO, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED) will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

(14) EVENTS SUBSEQUENT TO DECEMBER 31, 1996

    Effective as of January 1, 1997, the Company acquired all of the outstanding stock of Nanston, Inc. and subsidiary, a multi-disciplinary dental practice and dental management company operating in Georgia and North Carolina, for $20,750, including $10,000 in cash and 2,150,000 shares of common stock.

    Effective February 1, 1997, the Company acquired substantially all of the assets of Marvin Becker, D.D.S., a general dentistry practice, for $650 in cash.

    Effective as of January 1, 1997, the Company acquired all of the capital stock of The Dental Center, Inc. and the Dental Center Adult, Inc., a dental practice management company and a multi-disciplinary dentistry practice in South Bend, Indiana for $3,875 in cash and 12,500 shares of DentalCo common stock valued at $75. In addition, the sellers received options to purchase an additional 25,000 shares of DentalCo stock at the date of the initial public offering, at an exercise price of $6 per share.

    Effective as of January 1, 1997, the Company acquired all the stock of Willis V. Kittleman, Jr. D.D.S., a general dentistry practice in Boulder, Colorado, for $835 in cash.

    Effective June 1, 1997, the Company acquired substantially all the assets of BelAir Beltway Dental Associates, a multi-disciplinary dental practice in Baltimore, Maryland for $450 in cash.

    Effective May 30, 1997 the Company acquired substantially all of the assets of Modern Dental Concepts, Inc. a multi-disciplinary practice headquartered in Philadelphia, Pennsylvania for approximately $9,600, including approximately $6,000 in assumed liabilities and 720,000 shares of DentalCo common stock. In addition, the Company has the option to purchase the practice of Howard M. Koff D.D.S. and Associates, P.A. for $3.3 million in cash.

    Effective August 31, 1997 the Company acquired certain assets of the Department of Dentistry of the Bowman Gray School of Medicine at Wake Forest University for $1,683, including $683 in cash and a $1,000 non-interest bearing note convertible in the event of an initial public offering into common stock at the initial public offering price per share. If an initial public offering does not occur within two years from the date of closing, Bowman Gray School of Medicine may elect to be paid $600 in cash in lieu of stock.

    All business acquisitions described above will be accounted for by the purchase method.

    On August 29, 1997, the Company's Board of Directors authorized the filing of a Registration Statement on Form S-1 in connection with an initial public
offering of common stock. The Company intends to effect a       for       stock
split as of the effective date of the transaction, and the shares of the Class A Preferred, Class B Preferred, Class C Preferred and Class D Convertible Stock will convert into shares of common stock immediately prior to the closing of such offering. All share and per share information in the accompanying consolidated financial statements have been retroactively adjusted to give effect to the planned modification to the Company's capital structure.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
Nanston, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheets of Nanston, Inc. and Subsidiary as of August 31, 1996, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanston, Inc. and Subsidiary as of August 31, 1996, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Smith & Radigan

Atlanta, Georgia
October 11, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Nanston, Inc.:

    We have audited the accompanying consolidated balance sheets of Nanston, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the four month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Nanston, Inc. and subsidiary as of August 31, 1996 and 1995 and for each of the years in the three-year period ended August 31, 1996 were audited by other auditors whose report thereon dated October 11, 1996 expressed an unqualified opinion on those statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the December 31, 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nanston, Inc. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the four month periods ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                             KPMG PEAT MARWICK LLP

Baltimore, Maryland

January 24, 1997

                          NANSTON, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                 AUGUST 31, 1995 AND 1996 AND DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)

                                                                             AUGUST 31,    AUGUST 31,     DECEMBER 31,
                                                                                1995          1996            1996
                                                                             -----------  -------------  ---------------
ASSETS

Current assets:
  Cash and cash equivalents................................................   $     187            59             119
  Marketable securities....................................................         106           112             113
  Accounts receivable, less allowance for doubtful accounts (note 2).......       1,514         1,761           1,770
  Inventory................................................................         244           304             316
  Income taxes receivable..................................................          47        --                 271
  Deferred tax asset (note 10).............................................      --                39              16
  Current portion of note receivable (note 4)..............................          18            27              22
  Other current assets.....................................................          55            60              34
                                                                             -----------        -----           -----
Total current assets.......................................................       2,171         2,362           2,661
                                                                             -----------        -----           -----

Property and equipment:
  Equipment................................................................       2,496         3,888           3,975
  Leasehold improvements...................................................         839         1,386           1,296
  Furniture and fixtures...................................................         307           402             398
  Vehicle..................................................................          15            16              16
  Construction in process..................................................         365        --              --
                                                                             -----------        -----           -----
                                                                                  4,022         5,692           5,685

  Less accumulated depreciation and amortization...........................       1,722         2,347           2,512
                                                                             -----------        -----           -----
Net property and equipment.................................................       2,300         3,345           3,173
                                                                             -----------        -----           -----

Note receivable, less current portion (note 4).............................           4            46              34
Cash surrender value of life insurance.....................................         172           188             196
Other assets...............................................................          40            61              76
                                                                             -----------        -----           -----
                                                                              $   4,687         6,002           6,140
                                                                             -----------        -----           -----
                                                                             -----------        -----           -----
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit (note 3)..................................................   $     150           239             456
  Accounts payable.........................................................         565           224             316
  Accrued expenses.........................................................       1,240         1,526           1,336
  Income tax payable (note 10).............................................           5           100          --
  Current portion of notes payable.........................................         324           382             329
  Current portion of capital lease obligations.............................         202           206             212
                                                                             -----------        -----           -----
Total current liabilities..................................................       2,486         2,677           2,649
                                                                             -----------        -----           -----

Long-term debt:
  Notes payable............................................................         813         1,922           1,842
  Capital lease obligations................................................         639           639             572
                                                                             -----------        -----           -----
                                                                                  1,452         2,561           2,414

  Less current portion.....................................................         526           588             541
                                                                             -----------        -----           -----
                                                                                    926         1,973           1,873
                                                                             -----------        -----           -----

Stockholders' equity:
  Common stock, par value $.01 per share; authorized, 200,000,000 shares;
    issued and outstanding 14,986,612 shares in 1996 and 13,779,733 shares
    in 1995................................................................         138           138             150
  Additional paid-in capital...............................................         860           860           1,530
  Retained earnings........................................................         277           466              50
  Less treasury stock, 196,000 shares at cost..............................      --              (112)           (112)
                                                                             -----------        -----           -----
Net stockholders' equity...................................................       1,275         1,352           1,618
                                                                             -----------        -----           -----
Commitments and contingencies (notes 7, 8 and 9)...........................   $   4,687         6,002           6,140
                                                                             -----------        -----           -----
                                                                             -----------        -----           -----

          See accompanying notes to consolidated financial statements.

                          NANSTON, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                                      FOUR MONTHS ENDED
                                                                        YEARS ENDED AUGUST 31,           DECEMBER 31
                                                                    -------------------------------  --------------------
                                                                      1994       1995       1996       1995       1996
                                                                    ---------  ---------  ---------  ---------  ---------
Gross revenue:
  Patient fees....................................................  $  10,546     11,874     12,726      3,992      4,142
  Capitation......................................................      6,132      6,577      7,840      2,255      2,692
                                                                    ---------  ---------  ---------  ---------  ---------
Total gross revenue...............................................     16,678     18,451     20,566      6,247      6,834
                                                                    ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Salaries and other facility operating expenses..................     14,310     15,219     17,060      5,448      6,485
  Corporate administrative and general............................      1,305      2,471      2,360        839        685
  Depreciation and amortization...................................        340        361        625        155        249
                                                                    ---------  ---------  ---------  ---------  ---------
Total operating expenses..........................................     15,955     18,051     20,045      6,442      7,419
                                                                    ---------  ---------  ---------  ---------  ---------
Operating income (loss)...........................................        723        400        521       (195)      (585)
Other income (expense):
  Interest expense................................................        (49)       (55)      (196)       (23)       (71)
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes...............................        674        345        325       (218)      (656)
Provision (benefit) for income taxes (note 10)....................        247        118        137        (77)      (240)
                                                                    ---------  ---------  ---------  ---------  ---------
Net earnings (loss)...............................................  $     427        227        188       (141)      (416)
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                          NANSTON, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 YEARS ENDED AUGUST 31, 1994, 1995 AND 1996 AND FOUR MONTHS ENDED DECEMBER 31,
                                      1996

                             (DOLLARS IN THOUSANDS)

                                                                            ADDITIONAL
                                                                 COMMON       PAID-IN     RETAINED     TREASURY
                                                                  STOCK       CAPITAL     EARNINGS       STOCK       TOTAL
                                                               -----------  -----------  -----------  -----------  ---------
Balance at September 1, 1993.................................   $     127          270         (376)      --              21
Contribution to ESOP.........................................           9          491       --           --             500
Issuance of capital stock (5,000 shares).....................      --           --           --           --          --
Net earnings for 1994........................................      --           --              427       --             427
                                                                    -----        -----          ---          ---   ---------
Balance at August 31, 1994...................................         136          761           51       --             948
Issuance of capital stock....................................           2           98       --           --             100
Net earnings for 1995........................................      --           --              227       --             227
                                                                    -----        -----          ---          ---   ---------
Balance at August 31, 1995...................................         138          859          278       --           1,275
Purchase of treasury stock...................................      --           --           --             (112)       (112)
Net earnings for 1996........................................      --           --              188       --             188
                                                                    -----        -----          ---          ---   ---------
Balance at August 31, 1996...................................         138          859          466         (112)      1,351
Stock options exercised......................................          12          671       --           --             683
Net loss for the four months ended December 31, 1996.........      --           --             (416)      --            (416)
                                                                    -----        -----          ---          ---   ---------
Balance at December 31, 1996.................................   $     150        1,530           50         (112)      1,618
                                                                    -----        -----          ---          ---   ---------
                                                                    -----        -----          ---          ---   ---------

                          NANSTON, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                        FOUR MONTHS ENDED
                                                                          YEARS ENDED AUGUST 31,           DECEMBER 31,
                                                                      -------------------------------  --------------------
                                                                        1994       1995       1996       1995       1996
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from operating activities:
  Net earnings (loss)...............................................  $     427        227        188       (141)      (416)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation..................................................        340        362        625        155        249
      Loss on disposal of fixed assets..............................     --         --         --         --             20
      Provision for bad debts.......................................        438        252        504        178        218
      ESOP contribution.............................................        500     --         --         --         --
      Other.........................................................         49        138     --         --         --
  Decrease (increase) in working capital:
    Accounts receivable.............................................       (889)      (933)      (749)      (216)      (227)
    Inventory.......................................................        (40)       (21)       (60)    --            (12)
    Income tax receivable...........................................     --            (47)        47        (49)      (271)
    Other current assets............................................         54        (16)       (52)       (67)        33
    Accounts payable and accrued expenses...........................       (227)       230        (55)        68        (99)
    Income tax payable..............................................         34     --             99     --            (99)
                                                                      ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities.................        686        192        547        (72)      (604)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of property and equipment.............................       (394)    (1,093)    (1,670)      (446)       (97)
  Net collections (advances) on notes receivable....................          3        (19)       (51)         2         17
  Increase in cash surrender value of life insurance................        (17)       (18)       (16)        (6)        (9)
  Purchase of marketable securities.................................     --         --            (50)    --         --
  Proceeds from sale of marketable securities.......................         32         24         48     --         --
  Increase in deposits..............................................     --            (59)       (22)    --         --
                                                                      ---------  ---------  ---------  ---------  ---------
Net cash used by investing activities...............................       (376)    (1,165)    (1,761)      (450)       (89)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Advances on line of credit........................................       (100)       150         89        234        217
  Principal payments of long-term debt..............................       (222)      (552)      (588)      (147)      (325)
  Proceeds received from long-term debt.............................        293      1,280      1,697        225        245
  Increase (decrease) in capital lease obligation...................     --         --         --             97        (67)
  Proceeds received from issuance of common stock...................     --         --         --         --            683
  Purchase of treasury stock........................................     --         --           (112)    --         --
                                                                      ---------  ---------  ---------  ---------  ---------
Net cash provided used by financing activities......................        (29)       878      1,086        409        753
                                                                      ---------  ---------  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents....................        281        (95)      (128)      (113)        60
Cash and cash equivalents at beginning of period....................          1        282        187        187         59
                                                                      ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period..........................  $     282        187         59         74        119
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

                          NANSTON, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The financial statements present the consolidated accounts of Nanston, Inc., (the Company) and Nanston-North Carolina, Inc., its wholly-owned subsidiary. Nanston-North Carolina, Inc. began operations during the fiscal year ended August 31, 1994. All material intercompany balances and transactions have been eliminated in consolidation.

    Effective January 15, 1997, DentalCo, Inc., a Maryland corporation, acquired all of the outstanding capital stock of Nanston, Inc. for $20,000, including $10,000 in cash and 2,000,000 shares of non-voting common stock of DentalCo, Inc.

    OPERATIONS

    Nanston, Inc. is a Georgia corporation which owns and operates dental offices and laboratories in the State of Georgia. Nanston-North Carolina, Inc. is a North Carolina corporation which receives a management fee from a North Carolina dental group for providing management and operating services to the group. Nanston-North Carolina, Inc. also leases equipment and facilities to the North Carolina dental group and receives fees for this service.

    MARKETABLE SECURITIES

    The Company holds a bond and certificate of deposit at December 31, 1996 valued at $113. These investments are classified as "held to maturity securities" and are reported at amortized cost as the Company has the positive intent and ability to hold these securities to maturity.

    RECEIVABLES

    Receivables are stated at their estimated net realizable value. The Company uses the allowance method to provide for uncollectible accounts receivable.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using accelerated and straight-line methods over the respective useful lives of the assets as follows:

                                                                                     USEFUL
                                                                                      LIVES
                                                                                   -----------
Equipment........................................................................  5-7 years
Leasehold improvements...........................................................  3-39 years
Furniture and fixtures...........................................................  5-7 years
Vehicle..........................................................................  5 years

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Repairs and maintenance are expensed as incurred and additions or betterments are capitalized.

    REVENUE RECOGNITION

    The Company has long-term contracts for orthodontic treatments which span a twenty-four month period. The receivable balance on these contracts at December 31, 1996 was $2,444. Revenue is recognized on these contracts as follows:

                                                                                      PERCENTAGE OF REVENUE
TREATMENT PHASE                                                    PERIOD                  RECOGNITION
- -------------------------------------------------------------  ---------------  ---------------------------------
Communication and appliance placement........................  Initial month    30 percent
Active treatment.............................................  24 months        60 percent (2.5% per month)
Appliance removal and retention..............................  Final month      10 percent

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company estimates that the aggregate fair value of all financial instruments at December 31, 1996 does not differ materially from the aggregate carrying values of its financial instruments recorded in the balance sheet. The estimated fair value amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair value due to their short-term nature. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and all highly liquid investments with an original maturity of three months or less.

    INCOME TAXES

    The Company accounts for income taxes under Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) includes the enactment date. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

(2) ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1996 and 1995 are summarized as follows:

                                                                 AUGUST 31,       DECEMBER 31,
                                                            --------------------  ------------
                                                              1995       1996         1996
                                                            ---------  ---------  ------------
Patients and third-party payors excluding orthodontics
  contracts...............................................  $     778      1,146        1,178
Orthodontics contracts of patients, current...............      1,870      1,844        1,629
Orthodontics contracts of patients, noncurrent............        801        791          815
                                                            ---------  ---------  ------------
                                                                3,449      3,781        3,622
Deferred revenue--future services on orthodontics
  contracts...............................................     (1,785)    (1,753)      (1,576)
                                                            ---------  ---------  ------------
                                                                1,664      2,028        2,046
Allowance for doubtful accounts...........................       (150)      (267)        (276)
                                                            ---------  ---------  ------------
                                                            $   1,514      1,761        1,770
                                                            ---------  ---------  ------------
                                                            ---------  ---------  ------------

(3) LINE OF CREDIT

    The Company has a bank line of credit that provides a credit commitment of $500 available for working capital in the ordinary course of business. The Company's borrowings against this commitment were $239 at August 31, 1996 and $456 at December 31, 1996. Amounts borrowed under the line of credit are limited to eighty percent of eligible accounts receivable and are secured by trade receivables. The line of credit provides for interest on the outstanding balance at the prime rate plus .25%, which was 8.75% at August 31, 1996 and 8.5% at December 31, 1996.

    The Company has also obtained a credit facility from a bank that provides a credit commitment of $200 for the replacement of dental equipment. Loans from this facility are due in sixty monthly installments including interest. Interest is charged at a rate equal to the bank's five year cost of funds index plus 150 basis points. This facility expires on January 31, 1997. No funds were drawn on this facility at August 31, 1995 and 1996 and December 31, 1996.

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(4) NOTE RECEIVABLE

    Notes receivable are summarized as follows:

                                                                                     AUGUST 31,                 DECEMBER 31,
                                                                        ------------------------------------  -----------------
                                                                              1995               1996               1996
                                                                        -----------------  -----------------  -----------------
8% note receivable from a dental group in North Carolina that is managed by Nanston-North Carolina, Inc. The note is due in monthly
  installments of $2 from January 1, 1996 through May 1, 1999.........      $      --                 62                 50
Notes receivable from employees, due in monthly installments with a
  nominal interest rate...............................................             22                 11                  6
                                                                                  ---                ---                ---
                                                                            $      22                 73                 56
                                                                                  ---                ---                ---
                                                                                  ---                ---                ---

    Interest received for the year ended August 31, 1996 was $4 and the four months ended December, 1996 was $2.

    Future maturities of notes receivable are as follows:

Year ending December 31,
  1997.............................................................     $      22
  1998.............................................................            24
  1999.............................................................             8
  2000.............................................................             2
                                                                              ---
                                                                        $      56
                                                                              ---
                                                                              ---

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(5) NOTES PAYABLE

    Notes payable are summarized as follows:

                                                                    AUGUST 31,       DECEMBER 31,
                                                               --------------------  -------------
                                                                 1995       1996         1996
                                                               ---------  ---------  -------------

6.5% promissory note payable to insurance provider in monthly installments between $3 and $6 depending on revenues
  produced; secured by equipment.............................  $     267        212          193

12% note payable to related party, due in March 2000.........         64         64           64

8.5% note payable to bank in monthly installments of $8,
  including interest, through November 1999; secured by
  equipment..................................................     --         --              224

Notes payable to bank; interest at prime plus 1.5%; secured
  by receivables and equipment...............................        168         87       --

9% Note payable to bank in monthly installments of $4,
  including interest, through December 2000..................     --            157       --

8%-13.13% notes payable to related parties in combined
  monthly installments of $8, including interest, through
  July 1998; collateralized by equipment and key man life
  insurance..................................................        141        196          180

Note payable to insurance provider, due in monthly
  installments of $22 including interest at prime plus
  2 1/2%, through January 2005. The note is secured by stock in Nanston-North Carolina, Inc., accounts receivable,
  equipment and assignments of leases........................         25      1,204        1,159

Other........................................................        148          2           22
                                                               ---------  ---------       ------

Total notes payable                                            $     813      1,922        1,842
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------

    The notes payable to the bank at August 31, 1996 contain certain financial covenants, including minimum net worth and cash flow requirements and the maintenance of a specified ratio of debt to tangible net worth. The Company was not in compliance with certain of these ratios at August 31, 1996. The bank issued waivers to the Company for 1996 and 1995.

    Interest expense incurred on obligations to related parties was $26 in 1994, $21 in 1995 $21 in 1996 and $5 each for the four months ended December 31, 1995 and 1996.

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(5) NOTES PAYABLE (CONTINUED)
    Future maturities of notes payable are as follows:

Year ending December 31,
  1997.................................................        $     329
  1998.................................................              356
  1999.................................................              356
  2000.................................................              232
  2001.................................................              238
  Beyond...............................................              331
                                                                  ------
                                                               $   1,842
                                                                  ------
                                                                  ------

(6) CAPITAL LEASE OBLIGATIONS

    Capital lease obligations are summarized as follows:

                                                                       AUGUST 31,        DECEMBER 31,
                                                                  --------------------  ---------------
                                                                    1995       1996          1996
                                                                  ---------  ---------  ---------------

Lease of dental equipment and computer equipment, payable in monthly installments of $6, including interest imputed at
  9.54% to 15.98%, through March 1999...........................  $     168        117            98

Lease of computer equipment, payable in monthly installments of
  $12, including interest imputed at 8.6%, through February 25,
  1999..........................................................        351        423           383

Lease of dental equipment payable in monthly installments of $3,
  including interest imputed at 14.76%, through April 2000......        113         94            87

Lease of dental equipment payable to related party in monthly installments of $1, including interest imputed at 7.33%,
  though October 1998...........................................          7          5             4
                                                                  ---------  ---------         -----

                                                                  $     639        639           572
                                                                  ---------  ---------         -----
                                                                  ---------  ---------         -----

    Interest expense on capital lease obligations to related parties was less than $1 for each of the three years and for each of the four month periods ended December 31, 1995 and 1996.

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(6) CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Future maturities of capital lease obligations are as follows:

Year ending December 31,
  1997...............................................................   $     212
  1998...............................................................         195
  1999...............................................................         157
  2000...............................................................           8
                                                                            -----
                                                                        $     572
                                                                            -----
                                                                            -----

    Property and equipment includes equipment under capital leases of $351 and $978 at August 31, 1995 and 1996, respectively, and $978 at December 31, 1996, less accumulated amortization at such dates of $200, $475 and $392, respectively.

(7) OPERATING LEASE COMMITMENTS

    The Company leases dental offices and equipment under operating leases expiring through 2001. Rental expense on these leases was $878 in 1994, $1,158 in 1995, $1,476 in 1996, and $411 and $535, respectively, for the four months ended December 31, 1995 and 1996.

    Future minimum lease payments are as follows:

YEARS ENDING DECEMBER 31,                                                    EQUIPMENT      OFFICES
- -------------------------------------------------------------------------  -------------  -----------
1997.....................................................................    $      19         1,330
1998.....................................................................            2         1,344
1999.....................................................................       --             1,191
2000.....................................................................       --             1,049
2001.....................................................................       --               377
Beyond...................................................................       --             1,116

    The operating leases include a fifteen-year lease for the Company's home office building with Oakbrook JB, which is fifty percent owned by the Company's majority stockholder. Lease payments on this facility were $149 in 1994, $150 in 1995, $152 in 1996, and $51 and 46, respectively, for the four month periods ended December 31, 1995 and 1996. The lease payment will increase two percent annually.

(8) EMPLOYEE BENEFIT PLANS

    The Company's profit sharing 401(k) plan covers all full-time employees over age 21 who have completed one year of continuous service. The Company has agreed to match fifty percent of employee contributions (other than dentists). However, the Company's matching contribution will not exceed one percent of total compensation. The Company's contributions to the plan were $10 in 1994, $28 in 1995, $34 in 1996, and $13 and $12, respectively, for the four month periods ended December 31, 1995 and 1996.

    The Company has an Employee Stock Ownership Plan (ESOP). Participants include all employees over age twenty-one who have completed one year of continuous service. Participants become fully vested over a six-year period. Allocation of stock contribution among plan participants is determined based on

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(8) EMPLOYEE BENEFIT PLANS (CONTINUED)
pro-rata compensation for the measured period. The Company accrues for this contribution of stock. The Company contributed 877,192 shares of common stock valued at $500 in 1994. No contribution of stock was made in 1995 and 1996 and for the four month periods ended December 31, 1995 and 1996. The Company makes cash contributions to the Plan to fund stock redemptions. These contributions were $27 in 1995, $13 in 1996, and $3 for the four month period ended December 31, 1996. The approximate redemption cost, in the event of termination of employment of all employees and assuming full vesting, is approximately $859 (1,507,295 shares). This obligation would be paid in annual installments beginning after a one-year break in service unless the individual balance is greater than $4 in which case it would be paid in sixty monthly installments after a five year break in service.

    The Company had stock repurchase agreements with certain key employees. The agreements provide that the stock will be redeemed at current fair value in the event of the employee's death or termination of employment. The Company holds life insurance policies on all but one of these employees. The approximate redemption cost, in the event of death, of this employee's stock is $109. The approximate redemption cost, in the event of termination of employment of all these key employees, is approximately $787. This obligation would be paid in sixty monthly installments.

    The Company had stock option and repurchase agreements with other key employees. These agreements provide that the stock can be purchased at par value (.01 per share) and redeemed at current fair value in the event of termination or the employee's death. At September 1, 1993, 196,000 options were outstanding. During 1994, 5,000 options were exercised and 197,857 options were issued. During 1995, no options were issued or exercised. During 1996, 250,878 options were issued, 192,857 options expired and 4,000 options were exercised. During the four month period ended December 31, 1996, 760,000 options were issued and 1,202,878 options were exercised. The approximate redemption cost, assuming the subsequent termination of employment of these employees, is approximately $686. This obligation would be paid in sixty monthly installments.

    The Company applies APB No. 25 and related interpretations in accounting for its stock options. Accordingly, the Company has recognized $674 in compensation expense in connection with its stock options for 1996. Had compensation expense for the Company's stock options been determined in a manner consistent with Statement of Financial Accounting Standards ACCOUNTING FOR STOCK-BASED COMPENSATION, Statement No. 123 (SFAS No. 123), the Company's net earnings would not have changed. The minimal exercise price, when using the minimum value pricing model to determine fair value of the options, results in no additional value of the options.

    The effects of applying SFAS No. 123 in the pro forma net income for 1996 may not be representative of the effects on such pro forma information for future years.

(9) COMMITMENTS AND CONTINGENCIES

    Premiums received from five health maintenance organizations accounted for approximately thirty-five percent of the Company's service fees for the year ended August 31, 1996 and the four months ended December 31, 1996. In addition to the insurance premiums, some patients referred by these organizations make supplemental co-payments with treatments.

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    There are two classes of common stock. One class of common stock is authorized for the employee stock ownership plan (ESOP) and the second class of common stock is authorized for the other stockholders. Each of the two classes of common stock have 100,000,000 shares authorized with identical terms, except that obligations to the ESOP common stock shall be met before satisfying the obligations to the other common stock.

    The Company is from time to time subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

    Each affiliated dental practice has entered into a Dentist Employment Agreement with each full time dentist, orthodontist and other dental specialist employed by it. Although the form of contract varies somewhat among practices and among dentists with different specialties, the typical contract provides for a defined compensation agreement, including performance-based compensation and a covenant not to compete. Each full-time dentist is required to maintain professional liability insurance, and mandated coverage limits are generally at least $1,000 per claim and $3,000 in aggregate.

    In addition, many affiliated dental practices employ intern dentists. All the intern dentists have fixed compensation agreements for a fixed period of time so that performance may be measured before permanent contracts are offered. All interns are required to carry professional liability insurance in specified amounts.

(10) INCOME TAX EXPENSE

    The provision for income tax expense (benefit) consists of the following:

                                                                                      FOUR MONTHS ENDED
                                                        YEARS ENDED AUGUST 31,           DECEMBER 31,
                                                    -------------------------------  --------------------
                                                      1994       1995       1996       1995       1996
                                                    ---------  ---------  ---------  ---------  ---------
Current:
  Federal.........................................  $     221         52        150        (41)      (221)
  State...........................................         30         21         31         (8)       (42)
                                                    ---------  ---------  ---------  ---------  ---------
                                                          251         73        181        (49)      (263)
                                                    ---------  ---------  ---------  ---------  ---------

Deferred:
  Federal.........................................         (4)        42        (41)       (24)        19
  State...........................................     --              3         (3)        (4)         4
                                                    ---------  ---------  ---------  ---------  ---------
                                                           (4)        45        (44)       (28)        23
                                                    ---------  ---------  ---------  ---------  ---------
Total.............................................  $     247        118        137        (77)      (240)
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

                          NANSTON, INC. AND SUBSIDIARY

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(10) INCOME TAX EXPENSE (CONTINUED)
    Total income tax is reconciled to the amount computed by applying the U.S. Federal Income tax rate of 34% to earnings before income taxes as follows:

                                                                                      FOUR MONTHS ENDED
                                                        YEARS ENDED AUGUST 31,           DECEMBER 31,
                                                    -------------------------------  --------------------
                                                      1994       1995       1996       1995       1996
                                                    ---------  ---------  ---------  ---------  ---------
Computed expected tax expense (benefit)...........  $     229        117        111        (74)      (223)
Increase (decrease) in income taxes resulting
  from:
  State taxes.....................................         27         14         13         (9)       (22)
  Other...........................................         (9)       (13)        13          6          5
                                                    ---------  ---------  ---------  ---------  ---------
Total income tax expense (benefit)................  $     247        118        137        (77)      (240)
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax asset (liability) are presented below:

                                                                                      AUGUST 31,         DECEMBER 31,
                                                                                 --------------------  -----------------
                                                                                   1995       1996           1996
                                                                                 ---------  ---------  -----------------
Deferred tax assets (liabilities):
  Property and equipment.......................................................  $     (64)       (78)          (108)
  Allowance for doubtful accounts..............................................         59        104            108
  Accrued expenses.............................................................     --             13             16
                                                                                 ---------  ---------          -----
Net deferred tax assets (liabilities)..........................................  $      (5)        39             16
                                                                                 ---------  ---------          -----
                                                                                 ---------  ---------          -----

    The significant components of the deferred tax expense are as follows:

                                                                                           FOUR MONTHS ENDED
                                                             YEARS ENDED AUGUST 31,           DECEMBER 31,
                                                         -------------------------------  --------------------
                                                           1994       1995       1996       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------
Tax depreciation in excess of book.....................  $      (4)        39         15         30         18
Allowance for doubtful accounts........................     --              6        (46)        (4)       (46)
Accrued expenses.......................................     --         --            (13)        (4)    --
                                                         ---------        ---        ---        ---        ---
Total deferred income tax expense (benefit)............  $      (4)        45        (44)        22        (28)
                                                         ---------        ---        ---        ---        ---
                                                         ---------        ---        ---        ---        ---

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
The Dental Center, Inc.:

    We have audited the accompanying combined balance sheets of The Dental Center, Inc. (the Company) as of December 31, 1996 and 1995 and the related combined statements of earnings and retained earnings, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Dental Center, Inc. as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP
Baltimore, Maryland
February 7, 1997

                            THE DENTAL CENTER, INC.

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                                               1996        1995
                                                                                            -----------  ---------
ASSETS

Current Assets:
  Accounts receivable, net (note 2).......................................................  $   320,480    490,579
  Prepaid expenses and other current assets...............................................       17,028     11,133
                                                                                            -----------  ---------
Total current assets......................................................................      337,508    501,712
Property and equipment, net (note 3)......................................................      266,729    301,931
                                                                                            -----------  ---------
                                                                                            $   604,237    803,643
                                                                                            -----------  ---------
                                                                                            -----------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft..........................................................................  $   117,901     77,599
  Line of credit (note 4).................................................................       30,000     55,499
  Accounts payable and accrued expenses...................................................      182,616    276,531
  Income taxes payable....................................................................        1,710      2,000
  Current portion of long-term debt (note 5)..............................................      102,500     91,500
                                                                                            -----------  ---------
Total current liabilities.................................................................      434,727    503,129
Long-term debt, less current portion (note 5).............................................      120,424    190,272
Deferred income taxes (note 7)............................................................       19,500     23,400
                                                                                            -----------  ---------
Total liabilities.........................................................................      574,651    716,801

Stockholders' equity:
  Common stock, no par value; authorized 1,000 shares; issued and outstanding 100 shares
    at December 31, 1996 and 1995.........................................................       14,446     14,446
  Additional paid-in capital..............................................................        6,055      6,055
  Retained earnings.......................................................................        9,085     66,341
                                                                                            -----------  ---------
Total stockholders' equity................................................................       29,586     86,842
Commitments and contingencies (notes 6, 8 and 9)..........................................
                                                                                            -----------  ---------
                                                                                            $   604,237    803,643
                                                                                            -----------  ---------
                                                                                            -----------  ---------

          See accompanying notes to consolidated financial statements.

                            THE DENTAL CENTER, INC.

            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                             1996         1995
                                                                                         ------------  ----------
Gross revenue:
  Patient fees.........................................................................  $  3,438,342   3,435,077
  Capitation...........................................................................       799,947     736,509
                                                                                         ------------  ----------
Total gross revenue....................................................................     4,238,289   4,171,586
                                                                                         ------------  ----------

Operating expenses:
  Salaries and other facility operating expenses.......................................     3,204,581   3,172,580
  Corporate administrative and general.................................................       983,302     999,438
  Depreciation and amortization........................................................        85,744     125,148
                                                                                         ------------  ----------
Total operating expenses...............................................................     4,273,627   4,297,166
                                                                                         ------------  ----------

Operating income (loss)................................................................       (35,338)   (125,580)
                                                                                         ------------  ----------

Other income (expense):
  Interest expense.....................................................................       (25,861)    (36,364)
  Investment income....................................................................            43          53
                                                                                         ------------  ----------
Net other income (expense).............................................................       (25,818)    (36,311)
                                                                                         ------------  ----------
Loss before income taxes...............................................................       (61,156)   (161,891)
Provision for income taxes (benefit) (note 7)..........................................        (3,900)     (6,000)
                                                                                         ------------  ----------
Net loss...............................................................................       (57,256)   (155,891)
Retained earnings at beginning of year.................................................        66,341     222,232
                                                                                         ------------  ----------
Retained earnings at end of year.......................................................  $      9,085      66,341
                                                                                         ------------  ----------
                                                                                         ------------  ----------

          See accompanying notes to consolidated financial statements.

                            THE DENTAL CENTER, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                              1996         1995
                                                                                           -----------  ----------
Cash flows from operating activities:
  Net loss...............................................................................  $   (57,256)   (155,891)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization........................................................       85,744     125,148
    Decrease (increase) in working capital:
      Accounts receivable................................................................      170,099     (96,804)
      Prepaid expenses...................................................................       (5,895)     10,160
      Accounts payable and accrued expenses..............................................      (93,915)    221,170
      Income taxes payable...............................................................         (290)      2,000
      Deferred income taxes..............................................................       (3,900)     (6,000)
                                                                                           -----------  ----------
Net cash provided by operating activities................................................       94,587      99,783
                                                                                           -----------  ----------
Cash flows from investing activities--purchase of property and equipment.................      (50,542)    (32,927)
                                                                                           -----------  ----------
Cash flows form financing activities:
  Net payments of lines of credit........................................................      (25,499)    (10,001)
  Principal payments on long-term borrowings.............................................      (99,857)   (296,370)
  Proceeds from issuance of debt.........................................................       41,009     221,294
                                                                                           -----------  ----------
Net cash provided by financing activities................................................      (84,347)    (85,077)
                                                                                           -----------  ----------
Net decrease in cash.....................................................................      (40,302)    (18,221)
Cash (overdraft)--beginning of year......................................................      (77,599)    (59,378)
                                                                                           -----------  ----------
Cash (overdraft)--end of year............................................................  $  (117,901)    (77,599)
                                                                                           -----------  ----------
                                                                                           -----------  ----------

          See accompanying notes to consolidated financial statements.

                            THE DENTAL CENTER, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    The Dental Center, Inc. (the Company) is an Indiana professional corporation. The Company and its affiliate, The Dental Center Adult, Inc. (the Adult Center) were formed to provide dental services in Indiana. The Adult Center is an S corporation.

    The combined financial statements include the accounts of The Dental Center, Inc. and its affiliated entity, the Adult Center. All significant intercompany accounts and transactions have been eliminated.

    On February 12, 1997 the stockholders of the Company and the Adult Center sold all of the Company's outstanding stock to DentalCo, Inc. for an aggregate purchase price of $4 million.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ACCOUNTS RECEIVABLE

    Accounts receivable principally represent receivables from patients and third-party payors for dental services provided. Such amounts are recorded net of contractual allowances. Orthodontic service revenues are recognized as the services are provided over the term of the related contracts which generally corresponds with the receipt of cash.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

    When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and the proceeds from disposition is recognized as gain or loss. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

    INCOME TAXES

    The Company is a corporation subject to Federal and state income taxes and has adopted the provisions of the Financial Accounting Standards Board Statement No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                            THE DENTAL CENTER, INC.

                           DECEMBER 31, 1996 AND 1995

(2) REVENUE AND ACCOUNTS RECEIVABLE

    Accounts receivable at December 31 are summarized as follows:

                                                                           1996        1995
                                                                        ----------  ----------
Patients..............................................................  $  259,273     281,350
Third-party payors....................................................     143,288     314,550
                                                                        ----------  ----------
                                                                           402,561     595,900
Allowance for doubtful accounts.......................................     (82,081)   (105,321)
                                                                        ----------  ----------
                                                                        $  320,480     490,579
                                                                        ----------  ----------
                                                                        ----------  ----------

    Revenue for all dental services is recorded at established rates reduced by allowances for contractual adjustments. Contractual adjustments result from the terms of certain reimbursement contracts and represent the difference between charges at established rates and estimated recoverable amounts. Such adjustments are recognized in the period the services are rendered. Any differences between estimated recoverable amounts and actual final settlements under reimbursement contracts are reported as contractual adjustments in the year final settlements are made. Managed care contract revenue is generated from long-term capitation contracts with managed care companies, and patient fee income is recognized based on established fee schedules.

(3) PROPERTY AND EQUIPMENT

    Property and equipment at December 31 are summarized as follows:

                                                                           1996        1995
                                                                       ------------  ---------
Dental furniture and equipment.......................................  $    481,743    477,246
Office furniture and fixtures........................................       101,247     99,260
Computer equipment and software......................................       201,420    157,361
Leasehold improvements...............................................       134,442    134,442
Vehicles.............................................................        84,987     84,988
                                                                       ------------  ---------
Total property and equipment.........................................     1,003,839    953,297
Less accumulated depreciation and amortization.......................       737,110    651,366
                                                                       ------------  ---------
Net property and equipment...........................................  $    266,729    301,931
                                                                       ------------  ---------
                                                                       ------------  ---------

(4) LINE OF CREDIT

    The Company has a bank line of credit with a combined maximum limit of $70,000, of which $30,000 and $55,499 were outstanding at December 31, 1996 and 1995, respectively. Interest on amounts drawn under these lines of credit is payable monthly at the bank's prime rate plus 0.25% (8.8% at December 31, 1996), with principal payable on demand.

                            THE DENTAL CENTER, INC.

                           DECEMBER 31, 1996 AND 1995

(5) LONG-TERM DEBT

    Long-term debt at December 31 consists of the following:

                                                                            1996       1995
                                                                         ----------  ---------

Notes payable secured by leasehold improvements, vehicles and equipment:

Prime plus 1/4% note due in monthly installments of $3,371 plus
  interest through March, 2000.........................................  $  131,478    171,933

8.8% note due in monthly installments of $3,361 (including interest)
  through January, 1998................................................      41,540     76,554

7.5% note due in monthly installments of $587 (including interest)
  through March, 1996..................................................      --          2,882

8.9% note due in monthly installments of $708 (including interest)
  through April, 1998..................................................      10,667     17,879

12.0% note due in monthly installments of $529 (including interest)
  through January, 1998................................................       6,424     12,524

10.9% note due in monthly installments of $1,048 (including interest)
  through January, 2000................................................      32,815     --
                                                                         ----------  ---------

Total notes payable....................................................     222,924    281,772

Less current portion...................................................     102,500     91,500
                                                                         ----------  ---------

Long-term debt, less current portion...................................  $  120,424    190,272
                                                                         ----------  ---------
                                                                         ----------  ---------

    Cash paid for interest expense was approximately $26,000 in 1996 and $36,000 in 1995.

(6) LEASE AGREEMENTS

    The Company has operating leases of dental offices at six Indiana locations; South Bend, Granger, Niles, LaPorte, Warsaw and Plymouth, with lease terms expiring at various dates through 1998. The minimum annual rental commitments are as follows:

1997...............................................................  $  17,484
1998...............................................................     10,199
                                                                     ---------
                                                                     $  27,683
                                                                     ---------
                                                                     ---------

    Three of the locations (LaPorte, Warsaw and Plymouth) are satellite locations that lease space and equipment from the owners on an as used basis. There are no formal lease agreements for these locations.

    The South Bend lease agreement commenced as a one year lease in 1995 with the South Bend Dental Partnership. After the first year, the lease became a month-to-month lease.

                            THE DENTAL CENTER, INC.

                           DECEMBER 31, 1996 AND 1995

(7) INCOME TAX EXPENSE

    Income tax expense (benefit) for the years ended December 31, 1996 and 1995 consists of a deferred Federal income tax benefit.

    Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes as a result of the following:

                                                                             1996       1995
                                                                          ----------  ---------
Computed "expected" tax expense (benefit)...............................  $  (15,400)   (54,400)
Increase (decrease) in income taxes resulting from:
  Benefit attributable to S Corporation loss............................       6,800     44,200
  State income taxes, net of federal income tax benefit.................      --         --
  Non-deductible expenses...............................................       5,200      4,700
  Other.................................................................        (500)      (500)
                                                                          ----------  ---------
Total income tax expense (benefit)......................................  $   (3,900)    (6,000)
                                                                          ----------  ---------
                                                                          ----------  ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) as of December 31 are presented below:

                                                                           1996        1995
                                                                        ----------  ----------
Cash basis reporting for tax purposes.................................  $  (23,400)   (105,900)
Net operating loss and contribution carryforwards.....................       3,900      82,500
                                                                        ----------  ----------
Net deferred tax asset (liability)....................................  $  (19,500)    (23,400)
                                                                        ----------  ----------
                                                                        ----------  ----------

(8) COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary and benefits continuations.

    LITIGATION

    The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on the Company's financial position or results of operations.

    The Company is insured with respect to medical malpractice risks on a claims-made basis. Management is not aware of any claims against it or its affiliated dental provider group which might have a material impact on the Company's financial position or results of operations.

                            THE DENTAL CENTER, INC.

                           DECEMBER 31, 1996 AND 1995

(9) RELATED PARTY TRANSACTIONS

    The Company has entered into an operating lease agreement with the South Bend Dental Partnership, a related party. Total rent payments paid to the Partnership totaled approximately $220,637 and $190,360 for the years ended December 31, 1996 and 1995, respectively.

    The South Bend Dental Partnership's cash accounts have been commingled with the Company's cash accounts to avoid bank charges. The Company changed this practice in November, 1996, and the Partnership account is no longer commingled with the Company's cash accounts.

(10) PENSION AND OTHER FRINGE BENEFITS

    The Dental Center, Inc. has a defined contribution pension plan for the benefit of substantially all of its employees who have completed twelve months of employment and attained the age of twenty-one years. Contributions to the plan are discretionary and were $3,099 and $174,659 for the years ended December 31, 1996 and 1995, respectively.

    Cash paid for pension expense was approximately $51,180 and $224,435 for the years ended December 31, 1996 and 1995, respectively.

                          MODERN DENTAL CONCEPTS, INC
                            AND AFFILIATED PRACTICES

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                        ASSETS                                               1995         1996
- ---------------------------------------------------------------------------------------  ------------  ----------
Current assets:
  Cash.................................................................................  $     51,332      76,205
  Accounts receivable, net of allowance for doubtful accounts of
    $228,947 in 1995 and $247,242 in 1996..............................................     1,317,828   1,404,711
  Other receivables....................................................................        20,366      84,715
  Due from related parties.............................................................       796,806     876,504
  Inventory--supplies and other........................................................       282,307     304,371
  Prepaid expenses.....................................................................        75,690      --
  Deferred income taxes, net...........................................................        64,360       1,260
                                                                                         ------------  ----------
Total current assets...................................................................     2,608,689   2,747,766
Property and equipment, net............................................................     1,491,238   1,314,141
Due from related parties...............................................................       926,872   1,899,414
Security deposits......................................................................        47,033      42,533
Deferred financing costs...............................................................       --          228,100
Goodwill and other intangibles, net....................................................     1,435,056   1,145,735
Restricted cash........................................................................       --          487,757
Deferred income taxes..................................................................        47,392      40,256
                                                                                         ------------  ----------
Total assets...........................................................................  $  6,556,280   7,905,702
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                          MODERN DENTAL CONCEPTS, INC
                            AND AFFILIATED PRACTICES

                       COMBINED BALANCE SHEETS, CONTINUED

                           DECEMBER 31, 1995 AND 1996

                                                                                             1995         1996
                                                                                         ------------  ----------
                                         LIABILITIES AND OWNERS' DEFICIT
Current liabilities:
  Cash overdrafts......................................................................  $    484,824     216,508
  Current portion--long-term debt......................................................     1,176,782     969,263
  Credit lines payable.................................................................       472,000   1,876,119
  Accounts payable.....................................................................       884,198   1,348,325
  Accrued expenses.....................................................................       368,962     407,436
  Accrued payroll......................................................................       192,394     237,195
  Payroll taxes payable................................................................       655,378     470,811
  Income taxes payable.................................................................       138,050     207,072
  Security deposits payable............................................................        10,353      10,353
  Deferred rent........................................................................        45,500      43,866
  Due to related parties...............................................................     1,313,737   1,434,507
                                                                                         ------------  ----------
Total current liabilities..............................................................     5,742,178   7,221,455
                                                                                         ------------  ----------
Long-term liabilities:
  Long-term debt.......................................................................       733,113     221,754
  Loans payable........................................................................       758,539     820,697
  Deferred rent........................................................................        81,705      73,770
                                                                                         ------------  ----------
Total long-term liabilities............................................................     1,573,357   1,116,221
                                                                                         ------------  ----------
Owners' deficit:
  Capital stock........................................................................           142         142
  Additional paid-in capital...........................................................        46,563      46,563
  Accumulated deficit..................................................................      (805,960)   (478,679)
                                                                                         ------------  ----------
Total owners' deficit..................................................................      (759,255)   (431,974)
                                                                                         ------------  ----------
Total liabilities and owners' deficit..................................................  $  6,556,280   7,905,702
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                          MODERN DENTAL CONCEPTS, INC
                            AND AFFILIATED PRACTICES

                       COMBINED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                           1995           1996
                                                                                       -------------  ------------
REVENUE
  Net patient revenue................................................................  $  14,684,317    14,522,732
  Management fees....................................................................        225,365        62,356
  Investment income..................................................................       --               4,257
  Rental income......................................................................        170,286       172,084
                                                                                       -------------  ------------
Total net revenue....................................................................     15,079,968    14,761,429
                                                                                       -------------  ------------

EXPENSES:
  Salaries, wages, and benefits......................................................      9,822,509     9,043,731
  Materials and supplies.............................................................        684,542       534,871
  Laboratory operations..............................................................        318,098       261,204
  Other operating expenses...........................................................        157,360       132,640
  Selling, general, and administrative...............................................      1,248,793     1,620,294
  Professional fees..................................................................        146,849       577,678
  Bad debt expense...................................................................        588,820       586,899
  Lease expense......................................................................        952,403       911,858
  Depreciation and amortization......................................................        509,788       405,782
  Interest expense...................................................................        231,428       219,933
                                                                                       -------------  ------------
Total expenses.......................................................................     14,660,590    14,294,890
                                                                                       -------------  ------------
Income before income taxes...........................................................        419,378       466,539
Income taxes.........................................................................        117,920       139,258
                                                                                       -------------  ------------
Net income...........................................................................  $     301,458       327,281
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                          MODERN DENTAL CONCEPTS, INC
                            AND AFFILIATED PRACTICES

                     COMBINED STATEMENTS OF OWNERS' DEFICIT

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                              ADDITIONAL                    TOTAL
                                                                   COMMON       PAID-IN    ACCUMULATED     OWNERS'
                                                                    STOCK       CAPITAL      DEFICIT       DEFICIT
                                                                 -----------  -----------  ------------  -----------
Balance at December 31, 1994...................................   $     142       46,563    (1,107,418)   (1,060,713)
Net Income.....................................................      --           --           301,458       301,458
                                                                      -----   -----------  ------------  -----------
Balance at December 31, 1995...................................         142       46,563      (805,960)     (759,255)
Net Income.....................................................      --           --           327,281       327,281
                                                                      -----   -----------  ------------  -----------
Balance at December 31, 1996...................................   $     142       46,563      (478,679)     (431,974)
                                                                      -----   -----------  ------------  -----------
                                                                      -----   -----------  ------------  -----------

                          MODERN DENTAL CONCEPTS, INC
                            AND AFFILIATED PRACTICES

                       COMBINED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                    1995        1996
                                                                                  ---------  -----------
Cash flows from operating activities:
  Net income....................................................................  $ 301,458      327,281
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation................................................................    348,907      320,254
    Amortization................................................................    160,881       85,528
    Deferred rent...............................................................    (48,711)      (9,569)
    Provision for deferred income taxes.........................................     56,144       70,236
    Decrease (increase) in assets:
      Accounts receivable.......................................................   (400,137)     (86,883)
      Other receivables.........................................................      3,227      (64,349)
      Due from officers.........................................................     --         (114,807)
      Inventory.................................................................    100,024      (22,064)
      Prepaid expenses..........................................................    (66,676)      75,690
      Security deposits.........................................................    (13,731)       4,500
    Increase (decrease) in liabilities:
      Accounts payable..........................................................    226,588      464,127
      Accrued expenses..........................................................     53,810       38,474
      Accrued payroll...........................................................     (7,263)      44,801
      Payroll taxes payable.....................................................   (131,829)    (184,567)
      Income taxes payable......................................................     61,776       69,022
                                                                                  ---------  -----------
Net cash provided by operating activities.......................................    644,468    1,017,674
                                                                                  ---------  -----------
Cash flows from investing activities:
  Purchase of appeals bond, restricted cash.....................................     --         (487,757)
  Change in due from related parties............................................   (563,059)    (937,433)
  Purchase of fixed assets......................................................   (382,669)    (143,157)
                                                                                  ---------  -----------
Net cash used in investing activities...........................................   (945,728)  (1,568,347)
                                                                                  ---------  -----------
Cash flows from financing activities:
  Change in net cash overdrafts.................................................    (11,834)    (268,316)
  Change in due to related parties..............................................     96,452      120,770
  Deferred financing costs......................................................     --         (228,100)
  Net proceeds from lines of credit.............................................    404,076    1,404,119
  Proceeds from long-term debt..................................................    144,346      --
  Repayments of long-term debt..................................................   (655,348)    (515,085)
  Net proceeds (repayments) of loans payable....................................       (199)      62,158
                                                                                  ---------  -----------
Net cash provided by (used in) financing activities.............................    (22,507)     575,546
                                                                                  ---------  -----------
Net increase (decrease) in cash.................................................   (323,767)      24,873
Cash--beginning of year.........................................................    375,099       51,332
                                                                                  ---------  -----------
Cash--end of year...............................................................  $  51,332       76,205
                                                                                  ---------  -----------
                                                                                  ---------  -----------
Additional disclosures:
  Interest paid.................................................................  $ 163,260      249,451
  Taxes paid....................................................................      7,776      --
  Purchase price adjustment.....................................................     --          203,793
                                                                                  ---------  -----------
                                                                                  ---------  -----------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of this Offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, NASD and Nasdaq.

Securities and Exchange Commission Filing Fee.................  $  15,151.52

NASD Filing Fee...............................................      5,500.00

Nasdaq Listing Fee............................................     50,000.00

Printing Fees and Expenses....................................    175,000.00

Legal Fees and Expenses.......................................    420,000.00

Accounting Fees and Expenses..................................    565,000.00

Blue Sky Fees and Expenses....................................     15,000.00

Miscellaneous.................................................      4,348.48
                                                                ------------

    TOTAL.....................................................  $1,250,000.00
                                                                ------------
                                                                ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the MGCL, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The MGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and By-laws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the MGCL and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

    The Charter and By-laws provides that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company's Charter provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Charter or By-laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

    The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which the Underwriters agree to indemnify the Registrant and each officer, director and controlling person of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act of 1933. The following numbers give effect to the 33 for 1 stock split of the Company's Common Stock effected on October 30, 1995. Further included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act of 1933 under which exemption from registration was claimed.

    (a) ISSUANCES OF CAPITAL STOCK

    On September 30, 1994, the Company entered into an Agreement and Plan of Reorganization with Periodontal whereby the Company delivered 47,068 shares of Common Stock in exchange for all of the assets of Periodontal to the following:
Dr. Halpert, the Company's Chief Executive Officer, received 25,537 shares of Common Stock, Dr. Sheldon Wollman, a stockholder of the Company received 14,986 shares of Common Stock; Dr. Neil Goodrich, a stockholder of the Company received 5,840 shares of Common Stock, Dr. Herbert Livingston, a stockholder of the Company received 637 shares of Common Stock and Dr. Martin Narun, a stockholder of the Company received 68 shares of Common Stock.

    On October 1, 1994, the Company issued 74,253 shares of Common Stock, 47,068 shares of Series B-1 Preferred Stock ("Series B-1 Preferred Stock") and 387 shares of Series B-2 Preferred Stock ("Series B-2 Preferred Stock") in exchange for 47,068 shares of Common Stock and $746 pursuant to a Plan of Recapitalization and Sale of Capital Stock by Mid-Atlantic Dental Associates, P.A. as follows: Dr. Halpert, the Company's Chief Executive Officer, received 25,537 shares of Series B-1 Preferred Stock and 41,400 shares of Common Stock in exchange for 25,537 shares of Common Stock of the Company and $414; Dr. Sheldon Wollman, a stockholder of the Company, received 14,986 shares of Series B-1 Preferred Stock and 28,340 shares of Common Stock in exchange for 14,986 shares of Common Stock and $283; Dr. Neil Goodrich, a stockholder of the Company received 5,840 shares of Series B-1 Preferred Stock in exchange for 5,840 shares of Common Stock; Dr. Herbert Livingston, a stockholder of the Company received 637 shares of Series B-1 Preferred Stock, 218 shares of Series B-2 Preferred Stock and 3,552 shares of Common Stock in exchange for 637 shares of Common Stock and $38; and Dr. Martin Narun received 68 shares of Series B-1 Preferred Stock, 169 shares of Series B-2 Preferred Stock and 981 shares of Common Stock in exchange for 68 shares of Common Stock and $11.

    On July 17, 1995, the Company redeemed and canceled 387 shares of Series B-2 Preferred Stock, all of the issued and outstanding Series B-2 Preferred Stock of the Company, and exchanged and canceled 47,068 shares of the Company's issued and outstanding Series B-1 Preferred Stock held by the individuals listed in the foregoing paragraph for 47,068 shares of the Company's Series B Preferred Stock.

    On July 18, 1995, the Company issued 26,769 and 13,385 shares of Class A Preferred Stock to Grotech Partners, IV, L.P. ("Grotech IV") and Merchant Partners, L.P. ("Merchant") in exchange for an aggregate of $3 million pursuant to a Preferred Stock Purchase Agreement between the Company and Grotech IV and Merchant.

    On October 30, 1995, the Company effected a 33 for 1 stock split of its Common Stock pursuant to a Plan of Recapitalization for the Company.

    On June 27, 1996, the Company issued 717,877 and 98,161 shares of Series C Preferred Stock to Morgan Stanley Venture Capital Fund II Annex, L.P. ("Morgan II") and Morgan Stanley Venture Investors Annex, L.P. ("Morgan Annex"), respectively, in exchange for $3 million pursuant to a Preferred Stock Purchase Agreement between the Company and Morgan II and Morgan Annex.

    In September 1996, the Company obtained a Management Agreement with McElwee and issued 45,000 shares of Common Stock to a stockholder of McElwee in connection therewith.

    In connection with the Nanston Merger, the Company issued 2,150,000 shares of Class A Common Stock to former stockholders of Nanston GA for $12 million of the purchase price in that transaction. On

April 2, 1997 all of the issued and outstanding shares of Class A Common Stock were converted into 2,000,000 share of common stock.

    In connection the acquisition of Indiana Dental, the Company issued 5,000, 5,000 and 2,500 shares of Common Stock to Robert Austgen, a stockholder of the Company, Charles Rosenbaum, a stockholder of the Company and Douglas Barton, a stockholder of the Company, respectively, for $75,000 of the purchase price in that transaction.

    Effective May 30, 1997, the Company issued 720,000 shares of Common Stock to Modern in connection with the acquisition by the Company of Modern.

    On June 4, 1997, the Company issued 21,993, 3,007, 10,740, 4,268.5, 465, and
266.5 shares of each of the Series D Convertible and Series D Redeemable to Morgan II, Morgan Annex, Grotech IV, Grotech Partners III, Grotech Companion and Grotech Pennsylvania, respectively, or 81,480 shares of Class D Preferred Stock in the aggregate, in exchange for approximately $8.0 million. The Company used a portion of the proceeds to repay principal and interest on a bridge loan previously advanced by Grotech IV to the Company in the amount of $250,000. On July 22, 1997, as the second tranche of the June 1997 Financing, the Company issued 6,562.5 and 2,187.5 shares of each of the Series D Convertible and Series D Redeemable to US West Pension Trust, or 17,500 shares of Class D Preferred Stock in the aggregate, in exchange for approximately $1.8 million. On July 25, 1997, as part of the same financing, the Company issued 31,110, 10,863.335, 1,183.4, and 678.3 shares of each of the Series D Convertible and Series D Redeemable to Grotech IV, Grotech III, Grotech Companion and Grotech Pennsylvania, respectively, or 87,670 shares of Class D Preferred Stock in the aggregate in exchange for approximately $8.8 million.

    (b) CERTAIN GRANTS OF STOCK OPTIONS

    The Company's 1995 Plan was adopted by the Board of Directors and the stockholders of the Company in July 1995. As of June 30, 1997, options to purchase all 302,214 shares of Common Stock reserved for issuance under the 1995 Plan had been granted, but none of such options had been exercised. The Company's 1997 Plan was adopted by the Board of Directors in August 1997. As of August 31, 1997, no options to purchase the 1,000,000 shares of Common Stock reserved for issuance under the 1997 Plan were granted.

    In connection with the acquisition of Indiana Dental, the Company issued options to acquire 6,250 shares of Common Stock to each of Robert Austgen, Charles Rosenbaum, Douglas Barton and Gary Pippengel.

    Mr. Sardegna, the Company's President, was granted options to purchase 400,000 shares of Common Stock, 400,687 shares as adjusted pursuant to certain anti-dilution provisions, in connection with his employment agreement. As of August 31, 1997, Mr. Sardegna exercised options to acquire 320,468 shares of Common Stock.

    Ms. Piatt, the Company's Chief Financial Officer, was granted options on April 1, 1997 to purchase 30,000 shares of Common Stock, none of which were exercised as of August 31, 1997.

    No underwriters were engaged in connection with any of the foregoing sales of securities. The shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
- -----------  --------------------------------------------------------------------------------------------------------
       1.1*  Underwriting agreement among DentalCo, Inc. and the underwriters.
       3.1   Amended and Restated Articles of Incorporation of DentalCo, Inc.
       3.2   Form of Amended and Restated Articles of Incorporation (to be filed upon the closing of the offering referred to in the Registration Statement).
       3.3   Amended and Restated By-Laws.
       3.4   Form of Amended and Restated By-Laws (to be effective upon the closing of the offering referred to in the Registration Statement).
       4.1   Specimen certificate for shares of Common Stock, $.0001 par value, of the Registrant.
       4.2   Amended and Restated Stockholders' Agreement dated as of June 5, 1997, by and among DentalCo, Inc. and its stockholders.
       4.3   Agreement and Irrevocable Proxy dated as of July 21, 1995 by and among Lawrence F. Halpert and certain stockholders of DentalCo, Inc.
       5.1*  Opinion of Piper & Marbury L.L.P. as to the validity of the Common Stock being offered.
      10.1   Plan of Recapitalization of and Sale of Capital Stock by Mid-Atlantic Dental Associates, P.A., dated
             October 1, 1994.
      10.2   Preferred Stock Purchase Agreement dated as of July 18, 1995 by and between DentalCo, Inc., Grotech
             Partners IV, L.P., and Merchant Partners, L.P.
      10.3   Preferred Stock Purchase Agreement dated June 27, 1996 by and among DentalCo, Inc., Morgan Stanley
             Venture Capital Fund II Annex, L.P., and Morgan Stanley Venture Investors Annex, L.P.
      10.4   Preferred Stock Purchase Agreement dated June 2, 1997 by and among DentalCo, Inc., Morgan Stanley
             Venture Capital Fund II Annex, L.P., Morgan Stanley Venture Investors Annex, L.P., Grotech Partners IV,
             L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and Grotech III Pennsylvania Fund,
             L.P.
      10.5   Agreement and Plan of Merger and Reorganization dated December 27, 1996 by and among DentalCo, Inc.,
             DentalCo/Southeast, Inc., Nanston, Inc. and the shareholders of Nanston, Inc.
      10.6   Asset Purchase Agreement dated May 30, 1997 among DentalCo Modern Acquisition Corp., Modern Dental
             Concepts, Inc., Modern Dental Concepts-PA, Inc., Modern Dental Concepts-NJ, Inc., Marc V. Ayes, Michael
             S. Ayes, D.D.S., Mitchel Blumenthal, D.D.S., Howard M. Koff, D.D.S., and Richard L. Rush, D.D.S.
      10.7   Stock Purchase Agreement dated as of November 26, 1996 by and among DentalCo Management Services of
             Maryland, Inc., Charles Rosenbaum, D.D.S., Douglas Barton, D.D.S., Gary Pippenger, D.D.S., Robert
             Augsten, D.D.S. and The Dental Center, Inc. and The Dental Center Adult, Inc., as amended by Assignment and Assumption and Amendment No. 1 to Stock Purchase Agreement dated as of February 12, 1997 and effective as of January 1, 1997.
      10.8   Asset Purchase Agreement dated March 18, 1997 by and among Wake Forest University, DentalCo of North
             Carolina, Inc., and DentalCo, Inc., as amended by Amendment No. 1 dated August 31, 1997.
      10.9   DentalCo, Inc. 1995 Equity Participation Plan.
      10.10  DentalCo, Inc. 1997 Omnibus Stock Plan.
      10.11  Loan Agreement dated August 24, 1995 between CIGNA Dental Health Inc. and Nanston-North Carolina, Inc.
      10.12  Loan Agreement dated August 25, 1995 between CIGNA Dental Health Inc. and Nathan Bell D.D.S., P.A.
      10.13  Loan Agreement dated January 15, 1997 by and between Nanston, Inc. and DentalCo, Inc.
      10.14  Credit Agreement dated as of December 31, 1996 among DentalCo, Inc. and NationsCredit Commercial
             Corporation, as amended by First Amendment to Credit Agreement dated as of January 15, 1997.

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
- -----------  --------------------------------------------------------------------------------------------------------
      10.15  Management Services Agreement dated February 1, 1996 by and between DentalCo Management Services of
             Maryland, Inc. and Ned Greenberg, D.D.S. & Associates, P.C. (formerly Halpert, Bhatia and Yigit, P.C.).
      10.16  Administrative Services Agreement dated July 18, 1996 by and between DentalCo Management Services of
             Maryland, Inc. and Mid-Atlantic Dental Associates, P.A.
      10.17  Administrative Services Agreement dated January 15, 1997 between Nanston, Inc. and Nanston Dental Group,
             P.C.
      10.18  Administrative Services Agreement dated February 12, 1997 by and between The Dental Center, Inc. and
             Charles H. Rosenbaum, D.D.S. & Associates, P.C.
      10.19  Administrative Services Agreement dated August 31, 1997 between DentalCo of North Carolina, Inc. and
             Raymond Garrison, D.D.S., P.A.
      10.20  Administrative Services Agreement dated May 30, 1997 between DentalCo Management Services of
             Pennsylvania, Inc. and Ayes & Rush Dental Associates of Pennsylvania, P.C.
      10.21* Administrative Services Agreement dated March 14, 1997 by and between Modern Dental Concepts-NJ, Inc.
             and Ayes & Rush Dental Associates of New Jersey, P.A.
      10.22* Office Services Agreement dated January 15, 1997 between Nathan Bell, D.D.S., P.A. and Nanston-North
             Carolina, Inc.
      10.23* Support Services Agreement dated August 1, 1997 by and between V. Dale McElwee, D.D.S. & Associates,
             P.C. and DentalCo Management Services of Missouri, Inc.
      10.24* Management Agreement dated April 19, 1989 by and between Modern Dental Concepts, Inc. and Howard M.
             Koff, D.D.S. and Associates, P.C.
      10.25  Option Agreement dated May 30, 1997 by and among DentalCo Modern Acquisition Corp., Howard M. Koff,
             D.D.S. and Associates, P.C., Howard M. Koff, D.D.S. and Associates of New Jersey, P.A., Michael S. Ayes,
             D.D.S., Mitchel Blumenthal, D.D.S., Howard M. Koff, D.D.S., and Richard L. Rush, D.D.S.
      10.26  Executive Employment Agreement dated July 18, 1995 between Lawrence F. Halpert, D.D.S. and DentalCo,
             Inc., as amended by First Amendment to Employment Agreement dated April 1, 1997.
      10.27  Executive Employment Agreement dated July 18, 1995 between Carl J. Sardegna and DentalCo, Inc.
      11.1*  Computation of Earnings Per Share.
      21.1   Subsidiaries of the Registrant.
      23.1*  Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1 hereto).
      23.2   Consent of KPMG Peat Marwick LLP.
      24.1   Powers of Attorney (included on page II-   ).
      27.1*  Financial Data Schedule.

- ------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules:

  SCHEDULE                                                                                                           PAGE
   NUMBER                                                 DESCRIPTION                                                 NO.
- -------------  -------------------------------------------------------------------------------------------------     -----
         II    Valuation and Qualifying Accounts                                                                         S-1

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland on this 10th day of September, 1997.

                                DENTALCO, INC.

                                By:  /s/CARL J. SARDEGNA
                                     Carl J. Sardegna, PRESIDENT AND DIRECTOR

    Know all men by these presents, that each person whose signature appears below constitutes and appoints Lawrence F. Halpert, D.D.S., Carl J. Sardegna and Barbara J. Piatt (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
- ------------------------------  --------------------------  -------------------

   /s/ LAWRENCE F. HALPERT      Chairman of the Board,
- ------------------------------    Chief Executive Officer   September 10, 1997
 Lawrence F. Halpert, D.D.S.      and Director

     /s/ CARL J. SARDEGNA
- ------------------------------  President and Director      September 10, 1997
       Carl J. Sardegna

      /s/ W. ROGER DRURY
- ------------------------------  Director                    September 10, 1997
        W. Roger Drury

     /s/ M. FAZLE HUSAIN
- ------------------------------  Director                    September 10, 1997
       M. Fazle Husain

          SIGNATURE                       TITLE                    DATE
- ------------------------------  --------------------------  -------------------

     /s/ JOHN C. JOHNSTON
- ------------------------------  Director                    September 10, 1997
       John C. Johnston

     /s/ JAMES E. JORDAN
- ------------------------------  Director                    September 10, 1997
       James E. Jordan

       /s/ JOHN S. NORD
- ------------------------------  Director                    September 10, 1997
         John S. Nord

    /s/ OLIVER S. TRAVERS
- ------------------------------  Director                    September 10, 1997
      Oliver S. Travers

     /s/ HUGH A. WOLTZEN
- ------------------------------  Director                    September 10, 1997
       Hugh A. Woltzen

     /s/ BARBARA J. PIATT
- ------------------------------  Senior Vice President and   September 10, 1997
       Barbara J. Piatt           Chief Financial Officer

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                        DESCRIPTION OF EXHIBIT                                         PAGE
- ---------  ----------------------------------------------------------------------------------------------  -----------
    1.1*   Underwriting agreement among DentalCo, Inc. and the underwriters.
    3.1    Amended and Restated Articles of Incorporation of DentalCo, Inc.
    3.2    Form of Amended and Restated Articles of Incorporation (to be filed upon the closing of the offering referred to in the Registration Statement).
    3.3    Amended and Restated By-Laws.
    3.4    Form of Amended and Restated By-Laws (to be effective upon the closing of the offering referred to in the Registration Statement).
    4.1    Specimen certificate for shares of Common Stock, $.0001 par value, of the Registrant.
    4.2    Amended and Restated Stockholders' Agreement dated as of June 5, 1997, by and among DentalCo,
           Inc. and its stockholders.
    4.3    Agreement and Irrevocable Proxy dated as of July 21, 1995 by and among Lawrence F. Halpert and certain stockholders of DentalCo, Inc.
    5.1*   Opinion of Piper & Marbury L.L.P. as to the validity of the Common Stock being offered.
   10.1    Plan of Recapitalization of and Sale of Capital Stock by Mid-Atlantic Dental Associates, P.A.,
           dated October 1, 1994.
   10.2    Preferred Stock Purchase Agreement dated as of July 18, 1995 by and between DentalCo, Inc.,
           Grotech Partners IV, L.P., and Merchant Partners, L.P.
   10.3    Preferred Stock Purchase Agreement dated June 27, 1996 by and among DentalCo, Inc., Morgan
           Stanley Venture Capital Fund II Annex, L.P., and Morgan Stanley Venture Investors Annex, L.P.
   10.4    Preferred Stock Purchase Agreement dated June 2, 1997 by and among DentalCo, Inc., Morgan
           Stanley Venture Capital Fund II Annex, L.P., Morgan Stanley Venture Investors Annex, L.P.,
           Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III Companion Fund, L.P. and
           Grotech III Pennsylvania Fund, L.P.
   10.5    Agreement and Plan of Merger and Reorganization dated December 27, 1996 by and among DentalCo,
           Inc., DentalCo/Southeast, Inc., Nanston, Inc. and the shareholders of Nanston, Inc.
   10.6    Asset Purchase Agreement dated May 30, 1997 among DentalCo Modern Acquisition Corp., Modern
           Dental Concepts, Inc., Modern Dental Concepts-PA, Inc., Modern Dental Concepts-NJ, Inc., Marc
           V. Ayes, Michael S. Ayes, D.D.S., Mitchel Blumenthal, D.D.S., Howard M. Koff, D.D.S., and
           Richard L. Rush, D.D.S.
   10.7    Stock Purchase Agreement dated as of November 26, 1996 by and among DentalCo Management
           Services of Maryland, Inc., Charles Rosenbaum, D.D.S., Douglas Barton, D.D.S., Gary Pippenger,
           D.D.S., Robert Augsten, D.D.S. and The Dental Center, Inc. and The Dental Center Adult, Inc.,
           as amended by Assignment and Assumption and Amendment No. 1 to Stock Purchase Agreement dated as of February 12, 1997 and effective as of January 1, 1997.
   10.8    Asset Purchase Agreement dated March 18, 1997 by and among Wake Forest University, DentalCo of
           North Carolina, Inc., and DentalCo, Inc., as amended by Amendment No. 1 dated August 31, 1997.
   10.9    DentalCo, Inc. 1995 Equity Participation Plan.
   10.10   DentalCo, Inc. 1997 Omnibus Stock Plan.
   10.11   Loan Agreement dated August 24, 1995 between CIGNA Dental Health Inc. and Nanston-North
           Carolina, Inc.

 EXHIBIT
 NUMBER                                        DESCRIPTION OF EXHIBIT                                         PAGE
- ---------  ----------------------------------------------------------------------------------------------  -----------
   10.12   Loan Agreement dated August 25, 1995 between CIGNA Dental Health Inc. and Nathan Bell D.D.S.,
           P.A.
   10.13   Loan Agreement dated January 15, 1997 by and between Nanston, Inc. and DentalCo, Inc.
   10.14   Credit Agreement dated as of December 31, 1996 among DentalCo, Inc. and NationsCredit
           Commercial Corporation, as amended by First Amendment to Credit Agreement dated as of January
           15, 1997.
   10.15   Management Services Agreement dated February 1, 1996 by and between DentalCo Management
           Services of Maryland, Inc. and Ned Greenberg, D.D.S. & Associates, P.C. (formerly Halpert,
           Bhatia and Yigit, P.C.).
   10.16   Administrative Services Agreement dated July 18, 1996 by and between DentalCo Management
           Services of Maryland, Inc. and Mid-Atlantic Dental Associates, P.A.
   10.17   Administrative Services Agreement dated January 15, 1997 between Nanston, Inc. and Nanston
           Dental Group, P.C.
   10.18   Administrative Services Agreement dated February 12, 1997 by and between The Dental Center,
           Inc. and Charles H. Rosenbaum, D.D.S. & Associates, P.C.
   10.19   Administrative Services Agreement dated August 31, 1997 between DentalCo of North Carolina,
           Inc. and Raymond Garrison, D.D.S., P.A.
   10.20   Administrative Services Agreement dated May 30, 1997 between DentalCo Management Services of
           Pennsylvania, Inc. and Ayes & Rush Dental Associates of Pennsylvania, P.C.
   10.21*  Administrative Services Agreement dated March 14, 1997 by and between Modern Dental
           Concepts-NJ, Inc. and Ayes & Rush Dental Associates of New Jersey, P.A.
   10.22*  Office Services Agreement dated January 15, 1997 between Nathan Bell, D.D.S., P.A. and
           Nanston-North Carolina, Inc.
   10.23*  Support Services Agreement dated August 1, 1997 by and between V. Dale McElwee, D.D.S. &
           Associates, P.C. and DentalCo Mangement Services of Missouri, Inc.
   10.24*  Management Agreement dated April 19, 1989 by and between Modern Dental Concepts, Inc. and
           Howard M. Koff, D.D.S. and Associates, P.C.
   10.25   Option Agreement dated May 30, 1997 by and among DentalCo Modern Acquisition Corp., Howard M.
           Koff, D.D.S. and Associates, P.C., Howard M. Koff, D.D.S. and Associates of New Jersey, P.A.,
           Michael S. Ayes, D.D.S., Mitchel Blumenthal, D.D.S., Howard M. Koff, D.D.S., and Richard L.
           Rush, D.D.S.
   10.26   Executive Employment Agreement dated July 18, 1995 between Lawrence F. Halpert, D.D.S. and
           DentalCo, Inc., as amended by First Amendment to Employment Agreement dated April 1, 1997.
   10.27   Executive Employment Agreement dated July 18, 1995 between Carl J. Sardegna and DentalCo, Inc.
   11.1*   Computation of Earnings Per Share.
   21.1    Subsidiaries of the Registrant.
   23.1*   Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1 hereto).
   23.2    Consent of KPMG Peat Marwick LLP.
   23.3    Consent of Smith & Radigan, P.C.
   24.1    Powers of Attorney (included on page II-  ).
   27.1*   Financial Data Schedule.

- ------------------------

*   To be filed by amendment.

(b) Financial Statement Schedules: